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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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DUKE ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Welcome to the Duke Energy

Annual Meeting
of Shareholders

March [    •    ], 2017

Dear Fellow Shareholders:

I am pleased to invite you to our Annual Meeting of Shareholders ("Annual Meeting") to be held on Thursday, May 4, 2017, at 12:30 p.m. Eastern Time. We look forward to updating you on the progress we have made and our plans for the future of Duke Energy.

This year we are excited to hold the Annual Meeting exclusively online for the first time via live webcast. This format enables us to use technology to open our Annual Meeting to shareholders from all over the world and improve our communications with them. We want to make sure that all of our shareholders have the opportunity to participate in the governance of the Corporation, and the live webcast will help accomplish this. An audio broadcast of the Annual Meeting will also be available by telephone toll-free at 1.888.256.9124, conference number 4228233. Details regarding how to participate in the Annual Meeting via webcast and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting on page 10 and Frequently Asked Questions and Answers About the Annual Meeting on page 75 of this proxy statement.

The online format will also allow us to communicate with you in advance of the Annual Meeting via a pre-meeting forum that you can enter by visiting www.proxyvote.com. Through the use of our pre-meeting forum, you can submit questions in writing in advance of the Annual Meeting. As a result, we will be able to answer more questions than we were able to answer at previous meetings by posting written answers online to any questions that we do not have time to answer during the Annual Meeting.

This proxy statement contains details about Duke Energy's strong corporate governance practices. The Corporation has made numerous positive changes to our corporate governance practices in recent years. These steps are in addition to the many strategic business developments that occurred in 2016, which are detailed in the 2016 Annual Report that accompanies this proxy statement.

Your participation as a shareholder is important to us. Please review this proxy statement prior to exercising your vote as it contains important information relating to the business of the Annual Meeting. Page 3 contains instructions on how you can vote your shares online, by telephone or by mail. At Duke Energy's 2016 Annual Meeting, approximately 84% of the Corporation's outstanding shares were represented in person or by proxy. It is important that all Duke Energy shareholders, regardless of the number of shares owned, participate in the affairs of the Corporation.

Thank you for your continued investment in Duke Energy.

Sincerely,

Lynn J. Good
Chairman, President and Chief Executive Officer

Letter from the Independent Lead Director

Dear Fellow Shareholders:

Duke Energy Corporation's Board of Directors (the "Board") is committed to sound corporate governance policies and practices to ensure the Corporation operates responsibly, efficiently, and in the best interests of its shareholders. This proxy statement highlights the governance practices of the Corporation and our Board, as well as the governance developments at Duke Energy in 2016.

In January 2016, the Board appointed me as the Corporation's Independent Lead Director. As Independent Lead Director, I work with our Chief Executive Officer on the issues to be discussed with the Board at each Board and Committee meeting. In addition, I take the lead on the implementation of the Board and Committee assessment process, as well as Chief Executive Officer and Board succession review. I also lead the executive sessions held by our independent directors.

As Independent Lead Director, I also have the privilege to work with the Corporation's other engaged and experienced directors. The diversity of experience, background and skills among our directors allows for active oversight by the Board of the many issues facing the Corporation and utility industry at this time, as well as thoughtful advice as the Corporation navigates its strategic initiatives. As this proxy statement details, the Board continues to recruit new directors to bring fresh perspectives and new ideas to our Board. Since the 2016 Annual Meeting, we have added three new directors: William E. Webster, Jr., retired Executive Vice President at the Institute for Nuclear Power Operations, Thomas E. Skains, retired Chairman, President and Chief Executive Officer at Piedmont Natural Gas Company, Inc., and Theodore F. Craver, Jr., retired Chairman and Chief Executive Officer at Edison International.

The Board continues to value the feedback from its shareholders and welcomes our ongoing dialogue with shareholders. In recent years, our engagement with you has resulted in a number of enhancements to our corporate governance practices, including the adoption of majority voting for the election of directors, proxy access, and the ability for shareholders to call special shareholder meetings and act by written consent. On behalf of the entire Board, thank you for your continued support.

Sincerely,

Michael G. Browning
Independent Lead Director

From left to right: Ann Maynard Gray (Retiring), James B. Hyler, Jr., John H. Forsgren, Daniel R. DiMicco, Carlos A. Saladrigas, Thomas E. Skains, Lynn J. Good, John T. Herron, E. Marie McKee, William E. Kennard, Michael G. Browning, William E. Webster, Jr., Michael J. Angelakis and Charles W. Moorman IV. Not pictured, Theodore F. Craver, Jr.

    DUKE ENERGY – 2017 Proxy Statement

PARTICIPATE IN THE FUTURE OF DUKE ENERGY; CAST YOUR VOTE NOW		3

PROXY SUMMARY		4

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS		10

PROPOSAL 1:	ELECTION OF DIRECTORS	11

INFORMATION ON THE BOARD OF DIRECTORS		20

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE		29

DIRECTOR COMPENSATION		32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		34

PROPOSAL 2:	RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017	36

REPORT OF THE AUDIT COMMITTEE		37

PROPOSAL 3:	ADVISORY VOTE TO APPROVE DUKE ENERGY CORPORATION'S NAMED EXECUTIVE OFFICER COMPENSATION	38

REPORT OF THE COMPENSATION COMMITTEE		39

COMPENSATION DISCUSSION AND ANALYSIS		39

EXECUTIVE COMPENSATION		55

PROPOSAL 4:	ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION	67

PROPOSAL 5:	AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DUKE ENERGY CORPORATION TO ELIMINATE SUPERMAJORITY REQUIREMENTS	68

SHAREHOLDER PROPOSALS		69

PROPOSAL 6:	SHAREHOLDER PROPOSAL REGARDING PROVIDING AN ANNUAL REPORT ON DUKE ENERGY'S LOBBYING EXPENSES	69

PROPOSAL 7:	SHAREHOLDER PROPOSAL REGARDING PREPARING AN ASSESSMENT OF THE IMPACTS ON DUKE ENERGY'S PORTFOLIO OF CLIMATE CHANGE CONSISTENT WITH A TWO DEGREE SCENARIO	71

PROPOSAL 8:	SHAREHOLDER PROPOSAL REGARDING PROVIDING A REPORT ON THE PUBLIC HEALTH RISK OF DUKE ENERGY'S COAL USE	73

DUKE ENERGY – 2017 Proxy Statement

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING OF SHAREHOLDERS		75

OTHER INFORMATION		78

APPENDIX A	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DUKE ENERGY CORPORATION	80

APPENDIX B	TOWERS WATSON ENERGY SERVICES EXECUTIVE COMPENSATION DATABASE	85

APPENDIC C	TOWERS WATSON GENERAL INDUSTRY EXECUTIVE COMPENSATION DATABASE	86

Forward-Looking Information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions and can often be identified by terms and phrases that include "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook" or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and available at the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    DUKE ENERGY – 2017 Proxy Statement

PARTICIPATE IN THE FUTURE OF DUKE ENERGY; CAST YOUR VOTE NOW

It is very important that you vote to participate in the future of Duke Energy Corporation ("Duke Energy" or the "Corporation"). New York Stock Exchange ("NYSE") rules state that if your shares are held through a broker, bank or other nominee, they cannot vote without your instruction on nondiscretionary matters.

Eligibility to Vote

You can vote if you were a shareholder of record at the close of business on March 6, 2017.

Vote Now

Even if you plan to participate in this year's Annual Meeting, it is a good idea to vote your shares before the Annual Meeting in the event your plans change. Whether you vote online, by telephone or by mail, please have your proxy card or voting instruction form in hand and follow the instructions.

By internet	By telephone	By mailing your proxy card

Visit 24/7 www.proxyvote.com	Call toll-free 24/7 1.800.690.6903 or by calling the number provided by your broker, bank or other nominee if your shares are not registered in your name	Cast your vote, sign your proxy card and send free of postage

Participate in the Annual Meeting

This year's Annual Meeting will be held exclusively online via a live webcast, enabling shareholders from around the world to participate, submit questions in writing and vote. Shareholders of record as of the close of business on March 6, 2017, are entitled to participate in and vote at the Annual Meeting by visiting duke-energy.onlineshareholdermeeting.com. To participate in the online Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the Proxy Materials (the "Notice"), on your proxy card and on the instructions that accompanied your Notice, proxy statement and 2016 Annual Report (the "proxy materials"). The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time. Online check-in will begin at 12:00 p.m. Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by telephone toll-free at 1.888.256.9124, conference number 4228233.

DUKE ENERGY – 2017 Proxy Statement    3

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. Page references ("XX") are supplied to help you find further information in this proxy statement.

Voting Matters (page 10)

		More information	Board recommendation	Broker non-votes	Abstentions	Votes required for approval

PROPOSAL 1	Election of directors	Page 11	FOR each nominee	Do not count	Do not count	Majority of votes cast, with a resignation policy

PROPOSAL 2	Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2017	Page 36	FOR	Vote for	Vote against	Majority of shares represented

PROPOSAL 3	Advisory vote to approve Duke Energy Corporation's named executive officer compensation	Page 38	FOR	Do not count	Vote against	Majority of shares represented

PROPOSAL 4	Advisory vote on the frequency of the vote on executive compensation	Page 67	FOR AN ADVISORY VOTE EVERY YEAR	Do not count	Do not count	The frequency receiving the greatest number of votes will be approved

PROPOSAL 5	Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority requirements	Page 68	FOR	Vote against	Vote against	80% of the outstanding shares

PROPOSAL 6	Shareholder proposal regarding providing an annual report on Duke Energy's lobbying expenses	Page 69	AGAINST	Do not count	Vote against	Majority of shares represented

PROPOSAL 7	Shareholder proposal regarding preparing an assessment of the impacts on Duke Energy's portfolio of climate change consistent with a two degree scenario	Page 71	AGAINST	Do not count	Vote against	Majority of shares represented

PROPOSAL 8	Shareholder proposal regarding providing a report on the public health risks of Duke Energy's coal use	Page 73	AGAINST	Do not count	Vote against	Majority of shares represented

4    DUKE ENERGY – 2017 Proxy Statement

2016 Business Highlights

2016 was a pivotal year for Duke Energy. We completed a multiyear transformation of our business portfolio, maintained strong earnings growth in our core businesses and continued to increase our dividend for the benefit of our shareholders. With our transition complete, our strategy for the next decade is clear. We see great opportunities ahead and remain focused on investing in infrastructure our customers value and delivering sustainable growth for our investors. We will do this while building on our foundation of customer satisfaction and stakeholder engagement, all while remaining focused on safety, operational excellence and the environment.

•
Safety remains our top priority. We improved on our industry-leading performance from 2015, reducing our total incident case rate and OSHA-reportable employee safety incidents. And in 2016, we had no work-related fatalities.

•
We also reduced reportable environmental events by 17% from last year and continued to advance our efforts to permanently close our coal ash basins in ways that protect people and the environment.

•
We have completed our multi-year transition to a more stable business mix by focusing on our core regulated and highly-contracted businesses. We expanded our natural gas platform and capabilities by acquiring Piedmont Natural Gas Company, Inc. We also completed the sale of our Latin American generation business, whose earnings introduced volatility to our consolidated results. Today's Duke Energy, with scale and a portfolio of complementary businesses, is well-positioned to deliver predictable, stable earnings and cash flows to our investors.

•
We are making significant investments to strengthen and modernize our energy grid, generate cleaner energy through natural gas and renewables, and by building natural gas infrastructure to support the growing need of this important resource. Reducing our carbon footprint is important to many in our communities, and we remain focused on being a leader with environmental stewardship at the forefront of our plans.

•
Our total shareholder return ("TSR") was 13.5% in 2016, compared to negative 10.8% in 2015. The total shareholder return of the Philadelphia Utility Index ("UTY") was 17.4% in 2016, compared to negative 6.3% in 2015.

•
During 2016, we increased the dividend payment to our shareholders by approximately four percent, reflecting our confidence in the strength of our core businesses. This is the tenth consecutive year of annual dividend growth. It also marked the 90th consecutive year that Duke Energy has paid a quarterly cash dividend on its common stock, a record we expect to continue for shareholders, who rely on a steady and growing dividend.

Board Representation

*
Board representation statistics as of March 6, 2017.

DUKE ENERGY – 2017 Proxy Statement    5

Board Nominees (page 11)

				Independent (Yes/No)
		Director since					Other Public Company Boards
Name	Age		Occupation	Yes	No	Committee Memberships

Michael J. Angelakis	52	2015	Chairman and Chief Executive Officer, Atairos Management, L.P.	✓		• Audit • Finance and Risk Management	• Hewlett Packard Enterprise • Groupon, Inc.

Michael G. Browning Independent Lead Director	70	2006	Chairman, Browning Consolidated, LLC	✓		• Compensation • Corporate Governance • Finance and Risk Management	• None

Theodore F. Craver, Jr.	65	2017	Retired Chairman, President and Chief Executive Officer, Edison International	✓		• Finance and Risk Management • Regulatory Policy and Operations	• None

Daniel R. DiMicco	66	2007	Chairman Emeritus, Retired President and Chief Executive Officer, Nucor Corporation	✓		• Corporate Governance • Nuclear Oversight	• None

John H. Forsgren	70	2009	Retired Vice Chairman, Executive Vice President and Chief Financial Officer, Northeast Utilities	✓		• Audit • Finance and Risk Management	• None

Lynn J. Good Chairman	57	2013	Chairman, President and Chief Executive Officer, Duke Energy Corporation			• None	• The Boeing Company

John T. Herron	63	2013	Retired President, Chief Executive Officer and Chief Nuclear Officer, Entergy Nuclear	✓		• Nuclear Oversight • Regulatory Policy and Operations	• None

James B. Hyler, Jr.	69	2012	Retired Vice Chairman and Chief Operating Officer First Citizens BancShares, Inc.	✓		• Audit • Regulatory Policy and Operations	• None

William E. Kennard	60	2014	Non-Executive Chairman, Velocitas Partners, LLC	✓		• Corporate Governance • Finance and Risk Management • Regulatory Policy and Operations	• AT&T Inc. • Ford Motor Company • MetLife, Inc.

E. Marie McKee	66	2012	Retired Senior Vice President, Corning Incorporated	✓		• Audit • Compensation	• None

Charles W. Moorman IV	65	2016	President and Chief Executive Officer, Amtrak	✓		• Compensation • Nuclear Oversight	• Chevron Corporation

Carlos A. Saladrigas	68	2012	Chairman, Regis HR Group	✓		• Audit • Compensation	• None

Thomas E. Skains	60	2016	Retired Chairman, President and Chief Executive Officer, Piedmont Natural Gas Company, Inc.	✓		• Nuclear Oversight • Regulatory Policy and Operations	• BB&T Corporation • National Fuel Gas Company

William E. Webster, Jr.	63	2016	Retired Executive Vice President, Industry Strategy for the Institute of Nuclear Power Operations	✓		• Nuclear Oversight • Regulatory Policy and Operations	• None

6    DUKE ENERGY – 2017 Proxy Statement

Corporate Governance Highlights (page 29)

✓	Ability for shareholders to nominate directors through proxy access

✓	Independent Lead Director with clearly defined role and responsibilities

✓	Majority voting for directors with mandatory resignation policy and plurality carve-out for contested elections

✓	Robust shareholder engagement program

✓	Annual Board, committee and director assessments

✓	Ability for shareholders to take action by less than unanimous written consent

✓	Ability for shareholders to call a special shareholder meeting

✓	Annual election of directors

✓	Independent Board committees

✓	No hedging or pledging of Duke Energy securities

Shareholder Engagement (page 23)

As part of Duke Energy's commitment to corporate governance, we have instituted an engagement program to discuss and obtain feedback from our shareholders on our corporate governance and executive compensation practices. During the fall of 2016, the Corporation reached out to holders of approximately 33% of our outstanding shares and met with the holders of approximately 20% of our outstanding shares to discuss a variety of topics including executive compensation, sustainability, social and governance issues such as coal ash management, Board structure, Board succession planning and director onboarding. We also discussed the shareholder proposals that were voted on at the 2016 Annual Meeting, including a majority supported shareholder proposal to eliminate supermajority requirements in our Amended and Restated Certificate of Incorporation. As a result of the Corporation's engagement on this shareholder proposal, the Board is recommending to shareholders at this Annual Meeting that they approve an amendment to the Corporation's Amended and Restated Certificate of Incorporation to eliminate supermajority requirements. A more complete discussion of our corporate governance engagement program is included on page 23.

DUKE ENERGY – 2017 Proxy Statement    7

Executive Compensation Highlights (page 39)

Principles and Objectives

Our executive compensation program is designed to:

•
Link pay to performance

•
Attract and retain talented executive officers and key employees

•
Emphasize performance-based compensation to motivate executives and key employees

•
Reward individual performance

•
Encourage long-term commitment to Duke Energy and align the interests of executives with shareholders

We meet these objectives through the appropriate mix of compensation, including:

•
Base salary

•
Short-term incentives

•
Long-term incentives

8    DUKE ENERGY – 2017 Proxy Statement

Key Executive Compensation Features (page 44)

✓	Significant stock ownership requirements (6x base salary for the Chief Executive Officer)

✓	Stock holding policy

✓	Incentive compensation tied to a clawback policy

✓	Consistent level of severance protection

✓	Shareholder approval policy for severance agreements

✓	Equity award granting policy

✓	Independent compensation consultant

✓	Annual tally sheets for executive officers

✓	Review and consideration of prior year's "say-on-pay" vote

✓	No tax gross-ups

✓	No "single trigger" severance upon a change in control

✓	No employment agreements except for our Chief Executive Officer

✓	Do not encourage excessive or inappropriate risk-taking

✓	No excessive perquisites

DUKE ENERGY – 2017 Proxy Statement    9

Notice of Annual Meeting of Shareholders

May 4, 2017

12:30 p.m. Eastern Time
Online at duke-energy.onlineshareholdermeeting.com

We will convene the Annual Meeting of Shareholders of Duke Energy Corporation ("Annual Meeting") on Thursday, May 4, 2017, at 12:30 p.m. Eastern Time online via live webcast at duke-energy.onlineshareholdermeeting.com.

The purpose of the Annual Meeting is to consider and take action on the following:

1.
Election of directors;
2.
Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2017;
3.
Advisory vote to approve Duke Energy Corporation's named executive officer compensation;
4.
Advisory vote on the frequency of the vote on executive compensation;
5.
Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority requirements;
6.
A shareholder proposal regarding providing an annual report on Duke Energy's lobbying expenses;
7.
A shareholder proposal regarding preparing an assessment of the impacts on Duke Energy's portfolio of climate change consistent with a two degree scenario;
8.
A shareholder proposal regarding providing a report on the public health risks of Duke Energy's coal use; and
9.
Any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

Shareholders of record as of the close of business on March 6, 2017, are entitled to vote at the Annual Meeting by visiting duke-energy.onlineshareholdermeeting.com. To participate in the online Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time. Online check-in will begin at 12:00 p.m. Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by telephone toll-free at 1.888.256.9124, conference number 4228233.

The online format for the Annual Meeting also allows us to communicate more effectively with more of our shareholders via a pre-meeting forum that you can enter by visiting www.proxyvote.com. On our pre-meeting forum, you can submit questions in writing in advance of the Annual Meeting, vote and also access copies of proxy materials.

This year we are again providing our proxy materials to our shareholders via the internet. By doing so, most of our shareholders will only receive the Notice containing instructions on how to access the proxy materials via the internet and vote online, by telephone or by mail. If you would like to request paper copies of the proxy materials, you may follow the instructions on the Notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials via the internet in the future by following the instructions contained in this proxy statement. By delivering proxy materials via the internet, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

Please take time to vote now. If you choose to vote by mail, you may do so by marking, dating and signing the proxy card and returning it to us. Please follow the voting instructions that are included on your proxy card. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

Dated: March [•], 2017	By order of the Board of Directors, Julia S. Janson Executive Vice President, Chief Legal Officer and Corporate Secretary

10    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 1:     ELECTION OF DIRECTORS

The Board of Directors

The Board of Directors of Duke Energy has nominated the following 14 candidates to serve on the Board. We have a declassified Board of Directors, which means all of the directors are voted on every year at the Annual Meeting.

If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve. The Corporate Governance Committee, comprised of only independent directors, has recommended the following current directors as nominees for director and the Board of Directors has approved their nomination for election. One of our directors, Ms. Gray, will be retiring at our Annual Meeting in accordance with our Principles for Corporate Governance. Therefore, she is not nominated for re-election.

DUKE ENERGY – 2017 Proxy Statement    11

PROPOSAL 1:    ELECTION OF DIRECTORS

Board Biographical Information, Skills and Qualifications

DIRECTOR SKILLS

	Michael J. Angelakis	Michael G. Browning	Theodore F. Craver, Jr.	Daniel R. DiMicco	John H. Forsgren	Lynn J. Good	John T. Herron	James B. Hyler, Jr.	William E. Kennard	E. Marie McKee	Charles W. Moorman IV	Carlos A. Saladrigas	Thomas E. Skains	William E. Webster, Jr.
Leadership experience is important in overseeing the leadership of the Corporation's senior management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance experience is important in overseeing the financial position of the Corporation	✓	✓	✓	✓	✓	✓		✓	✓		✓	✓	✓	
Regulatory/ Government experience is important in understanding the regulated nature of the industry	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Legal experience is important in understanding the Corporation's legal risks and obligations									✓				✓	
Industry experience is important in understanding the technical nature of the Corporation's business			✓		✓	✓	✓						✓	✓
Environmental experience is important to assess the Corporation's environmental compliance obligations and operations			✓	✓		✓	✓			✓	✓		✓	✓
Risk Management experience is important to oversee the risks of the Corporation	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Customer Service experience is important as the Corporation focuses on meeting customer expectations and transforming the customer experience	✓	✓	✓	✓		✓				✓	✓	✓	✓

12    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 1:    ELECTION OF DIRECTORS

Michael J. Angelakis

Independent Director Nominee
Age: 52 Director of Duke Energy since 2015 Chairman and Chief Executive Officer, Atairos Management, L.P.	Skills and Qualifications:

•

Mr. Angelakis' qualifications for election include his management and financial expertise as well as his risk management experience obtained as a senior executive at a large company.

Committees: • Audit Committee • Finance and Risk Management Committee Other current public directorships: • Hewlett Packard Enterprise Co. • Groupon, Inc.

Mr. Angelakis serves as Chairman and Chief Executive Officer of Atairos Management, L.P., a private investment firm. Prior to that he served as Vice Chairman and Chief Financial Officer at Comcast Corporation from March 28, 2007, until July 31, 2015.
Michael G. Browning

Independent Director Nominee Independent Lead Director
Age: 70 Director of Duke Energy since 2006 Chairman, Browning Consolidated, LLC	Skills and Qualifications:

•

Mr. Browning's qualifications for election include his management experience and his knowledge and understanding of Duke Energy's Midwest service territory. Mr. Browning's financial and investment expertise adds a valuable perspective to the Board and its committees.

Committees: • Compensation Committee • Corporate Governance Committee • Finance and Risk Management Committee Other current public directorships: • None

Mr. Browning has been Chairman of Browning Consolidated, LLC (and its predecessor), a real estate development firm, since 1981 and served as President from 1981 until 2013. He also serves as owner, general partner or managing member of various real estate entities. Mr. Browning is a former director of Standard Management Corporation, Conseco, Inc. and Indiana Financial Corporation. Mr. Browning has served as Independent Lead Director since January 1, 2016.

DUKE ENERGY – 2017 Proxy Statement    13

PROPOSAL 1:    ELECTION OF DIRECTORS

Theodore F. Craver, Jr.

Independent Director Nominee
Age: 65 Director of Duke Energy since 2017 Retired Chairman, President and Chief Executive Officer, Edison International	Skills and Qualifications:

•

Mr. Craver's qualifications for election include his experience as Chief Executive Officer of Edison International which gives him in-depth knowledge of the utility industry and its regulations, including environmental regulations, as well as his financial experience as a senior finance executive prior to becoming Chief Executive Officer. In addition, Mr. Craver's experience with grid cybersecurity as a member of the Steering Committee of the Electric Subsector Coordinator Council ("ESCC") gives him insight into this crucial area for the Corporation.

Committees: • Finance and Risk Management Committee • Regulatory Policy and Operations Committee Other current public directorships: • None

Mr. Craver was Chairman, President and Chief Executive Officer of Edison International, the parent company of a large California utility and various competitive electric businesses, from 2008 until his retirement in 2016. From 2005 to 2007, Mr. Craver served as Chief Executive Officer of Edison Mission Energy, a subsidiary of Edison International. Prior to his appointment as Chief Executive Officer of Edison Mission Energy, Mr. Craver served as Chief Financial Officer of Edison International from 2000 to 2004. He started at Edison International in 1996 after leaving First Interstate Bancorp where he was Executive Vice President and Corporate Treasurer. Mr. Craver is a former member of the ESCC, the organization which is the principal liaison between the federal government and the electric power sector responsible for coordinating efforts to prepare for, and respond to, national-level disasters or threats to critical infrastructure. Mr. Craver currently serves as a member of the Economic Advisory Council of the Federal Reserve Bank of San Francisco.
Daniel R. DiMicco

Independent Director Nominee
Age: 66 Director of Duke Energy since 2007 Chairman Emeritus, Retired President and Chief Executive Officer, Nucor Corporation	Skills and Qualifications:

•

Mr. DiMicco's qualifications for election include his management experience, including his experience as Chief Executive Officer of a Fortune 500 company and successfully operating a company serving many constituencies. In addition, Mr. DiMicco's experience as Chief Executive Officer of a large industrial corporation provides a valuable perspective on Duke Energy's industrial customer class as well as extensive knowledge of the environmental regulations in Duke Energy's Carolinas and Midwest territories.

Committees: • Corporate Governance Committee • Nuclear Oversight Committee Other current public directorships: • None

Mr. DiMicco has served as Chairman Emeritus of Nucor Corporation, a steel company, since December 2013. Mr. DiMicco served as Executive Chairman of Nucor Corporation from January 2013 until December 2013, and as Chairman from May 2006 until December 2012. He served as Chief Executive Officer from September 2000 until December 2012 and President from September 2000 until December 2010. Mr. DiMicco was a member of the Nucor board of directors from 2000 until 2013. Mr. DiMicco is a former chair of the American Iron and Steel Institute.

14    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 1:    ELECTION OF DIRECTORS

John H. Forsgren

Independent Director Nominee
Age: 70 Director of Duke Energy since 2009 Retired Vice Chairman, Executive Vice President and Chief Financial Officer, Northeast Utilities	Skills and Qualifications:

•

As a Vice Chairman and Chief Financial Officer of a large utility company prior to his retirement, Mr. Forsgren's qualifications for election include financial and risk management expertise as well as extensive knowledge of the energy industry, the regulatory environment within the industry and insight on renewable energy.

Committees: • Audit Committee • Finance and Risk Management Committee Other current public directorships: • None

Mr. Forsgren was Vice Chairman, Executive Vice President and Chief Financial Officer of Northeast Utilities from 1996 until his retirement in 2004. He is a former director of The Phoenix Companies, Inc., CuraGen Corporation and Neon Communications Group, Inc.
Lynn J. Good

Non-Independent Director Nominee Chairman
Age: 57 Director of Duke Energy since 2013 Chairman, President and Chief Executive Officer, Duke Energy Corporation	Skills and Qualifications:

•

Ms. Good is our Chief Executive Officer and was previously our Chief Financial Officer. Her knowledge of the affairs of Duke Energy and its business and her experience in the energy industry provide valuable resources for the Board.

Committees: • None Other current public directorships: • The Boeing Company

Ms. Good has served as Chairman, President and Chief Executive Officer of Duke Energy since January 1, 2016, and was Vice Chairman, President and Chief Executive Officer of Duke Energy from July 2013 through December 2015. She served as Executive Vice President and Chief Financial Officer of Duke Energy from July 2009 until June 2013. She is a former director of Hubbell Incorporated.

DUKE ENERGY – 2017 Proxy Statement    15

PROPOSAL 1:    ELECTION OF DIRECTORS

John T. Herron

Independent Director Nominee
Age: 63 Director of Duke Energy since 2013 Retired President, Chief Executive Officer and Chief Nuclear Officer, Entergy Nuclear	Skills and Qualifications:

•

Mr. Herron's qualifications for election include his knowledge and extensive insight gained as a senior executive in the utility industry, including his three decades of experience in nuclear energy. During Mr. Herron's career, he has gained significant regulatory and risk management expertise, which is an asset to the Board and its committees.

Committees: • Nuclear Oversight Committee • Regulatory Policy and Operations Committee Other current public directorships: • None

Mr. Herron was President, Chief Executive Officer and Chief Nuclear Officer of Entergy Nuclear from 2009 until his retirement in 2013. Mr. Herron joined Entergy Nuclear in 2001 and held a variety of positions. He began his career in nuclear operations in 1979 and has held positions at a number of nuclear stations across the country. Mr. Herron is a director of Ontario Power Generation and also has served on the Institute of Nuclear Power Operations' board of directors.
James B. Hyler, Jr.

Independent Director Nominee
Age: 69 Director of Duke Energy since 2012 Retired Vice Chairman and Chief Operating Officer, First Citizens BancShares, Inc.	Skills and Qualifications:

•

Mr. Hyler's qualifications for election include his understanding of Duke Energy's North Carolina service territory and his knowledge and expertise in financial services, corporate finance and risk management.

Committees: • Audit Committee • Regulatory Policy and Operations Committee Other current public directorships: • None

Mr. Hyler was Vice Chairman and Chief Operating Officer of First Citizens BancShares, a company involved in commercial banking, from 1994 until 2008, President from 1988 until 1994, and Chief Financial Officer from 1980 until 1988. Prior to joining First Citizens BancShares, Mr. Hyler was an auditor with Ernst & Young for 10 years. Mr. Hyler served as a director of First Citizens BancShares from 1988 until 2008, and as Managing Director of Morehead Capital Management, LLC from December 2011 until December 2015.

16    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 1:    ELECTION OF DIRECTORS

William E. Kennard

Independent Director Nominee
Age: 60 Director of Duke Energy since 2014 Non-Executive Chairman, Velocitas Partners, LLC	Skills and Qualifications:

•

Mr. Kennard's qualifications for election include his considerable experience and knowledge of the regulatory arena, as well as his financial knowledge, legal knowledge and international perspective. As former Chairman of the Federal Communications Commission, Mr. Kennard also has a great deal of expertise in technology, which is extremely valuable to the Board and its committees.

Committees:

•

Corporate Governance Committee

•

Finance and Risk Management Committee

•

Regulatory Policy and Operations Committee

Other current public directorships:

•

AT&T Inc.

•

Ford Motor Company

•

MetLife, Inc.

Mr. Kennard is Non-Executive Chairman of Velocitas Partners, LLC, an asset management and advisory firm, since November 2014, as well as a member of the Operating Executive Committee of Staple Street Capital, a private equity firm. Prior to joining Velocitas Partners, LLC, Mr. Kennard served as Senior Advisor at Grain Management from October 2013 until November 2014; U.S. Ambassador to the European Union from 2009 until August 2013; Managing Director of The Carlyle Group from 2001 until 2009; and Chairman of the Federal Communications Commission from 1997 until 2001.
E. Marie McKee

Independent Director Nominee
Age: 66 Director of Duke Energy since 2012 Retired Senior Vice President, Corning Incorporated	Skills and Qualifications:

•

Ms. McKee's qualifications for election include her experience in human resources, which provides her with a thorough knowledge of employment and compensation practices. Her prior experience as a senior executive of Corning Incorporated has also given her excellent operating skills and an understanding of financial matters.

Committees: • Audit Committee • Compensation Committee Other current public directorships: • None

Ms. McKee is a retired Senior Vice President of Corning Incorporated, a manufacturer of components for high-technology systems for consumer electronics, mobile emissions controls, telecommunications and life sciences. Ms. McKee has over 35 years of experience obtained at Corning, where she held a variety of management positions with increasing levels of responsibility, including Senior Vice President of Human Resources from 1996 until 2010; President of Steuben Glass from 1998 until 2008; and President of The Corning Museum of Glass and The Corning Foundation from 1998 until 2014.

DUKE ENERGY – 2017 Proxy Statement    17

PROPOSAL 1:    ELECTION OF DIRECTORS

Charles W. Moorman IV

Independent Director Nominee
Age: 65 Director of Duke Energy since 2016 President and Chief Executive Officer, Amtrak	Skills and Qualifications:

•

Mr. Moorman's qualifications for election include experience in business, finance, technology, strategy, risk management and safety and environmental issues as a result of his career at a large public company in the freight and transportation industry.

Committees: • Compensation Committee • Nuclear Oversight Committee Other current public directorships: • Chevron Corporation

Mr. Moorman is the President and Chief Executive Officer of Amtrak, the nation's passenger railroad. He has served in this position since August 19, 2016. Previously, Mr. Moorman served as Chairman and Chief Executive Officer of Norfolk Southern Corporation and was Special Advisor to the Chief Executive Officer of Norfolk Southern from October 1, 2015, until December 31, 2015. Prior to his retirement, he served as Chairman of the Board at Norfolk Southern from 2006 until 2015 and as Chief Executive Officer from 2005 until 2015.
Carlos A. Saladrigas

Independent Director Nominee
Age: 68 Director of Duke Energy since 2012 Chairman, Regis HR Group	Skills and Qualifications:

•

Mr. Saladrigas' qualifications for election include his extensive expertise in health care, human resources, financial services and accounting arenas, as well as his understanding of Duke Energy's Florida service territory.

Committees: • Audit Committee • Compensation Committee Other current public directorships: • None

Mr. Saladrigas is Chairman of Regis HR Group, which offers a full suite of outsourced human resources services to small and mid-sized businesses. He has served in this position since July 2008. Mr. Saladrigas served as Chairman of Concordia Healthcare Holdings, LLC, which specializes in managed behavioral health, from 2011 until 2017. Prior to joining Regis HR Group and Concordia Healthcare Holdings, LLC, he served as Vice Chairman, from 2007 until 2008, and Chairman, from 2002 until 2007, of Premier American Bank. Mr. Saladrigas served as Chief Officer of ADP Total Source (previously the Vincam Group, Inc.) from 1984 until 2002.

18    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 1:    ELECTION OF DIRECTORS

Thomas E. Skains

Independent Director Nominee
Age: 60 Director of Duke Energy since 2016 Retired Chairman, President and Chief Executive Officer, Piedmont Natural Gas Company, Inc.	Skills and Qualifications:

•

Mr. Skains' qualifications for election include his extensive knowledge of the natural gas industry and public company governance and strategy, and his experience as a corporate energy attorney allows insight on legal and regulatory compliance matters.

Committees: • Nuclear Oversight Committee • Regulatory Policy and Operations Committee Other current public directorships: • BB&T Corporation • National Fuel Gas Company

Mr. Skains was Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. ("Piedmont Natural Gas"), a national natural gas distributor, until his retirement in 2016. He served as Chairman of Piedmont Natural Gas from December 2003 until October 2016, Chief Executive Officer from February 2003 until October 2016, and as President from February 2002 until October 2016. Previously, he served as Chief Operating Officer of Piedmont Natural Gas from February 2002 until February 2003. From 1995 until 2002, he served as Senior Vice President, Marketing and Supply Services and directed Piedmont Natural Gas' commercial natural gas activities.
William E. Webster, Jr.

Age: 63 Director of Duke Energy since 2016 Retired Executive Vice President, Institute of Nuclear Power Operations	Skills and Qualifications:

•

Mr. Webster's qualifications for election include his extensive knowledge gained during his 34 years in the nuclear industry which has given him regulatory expertise as well as unique insight into best practices in engineering and risk management which is an asset to the Board and its committees.

Committees: • Nuclear Oversight Committee • Regulatory Policy and Operations Committee Other current public directorships: • None

Mr. Webster was Executive Vice President of Industry Strategy for the Institute of Nuclear Power Operations ("INPO"), a nonprofit organization that promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants, until his retirement in June 2016. Mr. Webster has 34 years of experience obtained at INPO where he held a variety of management positions in the Industry Evaluations, Plant Support, Engineering Support and Plant Analysis and Emergency Preparedness divisions prior to his retirement.

Majority Voting for the Election of Directors

Under the Corporation's By-Laws, in an uncontested election at which a quorum is present, a director-nominee will be elected if the number of votes cast "FOR" the nominee's election exceeds the number of votes cast as "WITHHOLD" from that nominee's election. Abstentions and broker non-votes do not count. In addition, the Corporation has a resignation policy in its Principles for Corporate Governance which requires an incumbent Director who has more votes cast as "WITHHOLD" from that nominee's re-election than votes cast "FOR" his or her re-election to tender his or her letter of resignation for consideration by the Corporate Governance Committee of the Corporation's Board of Directors.

In contested elections, Directors will be elected by plurality vote. For purposes of the By-Laws, a "contested election" is an election in which the number of nominees for director is greater than the number of directors to be elected.

The Board of Directors Recommends a Vote "FOR" Each Nominee.

DUKE ENERGY – 2017 Proxy Statement    19

INFORMATION ON THE BOARD OF DIRECTORS

Our Board Leadership Structure

Lynn J. Good serves as the Corporation's Chairman, President and Chief Executive Officer. Our Board of Directors believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and execution of corporate strategy.

The Board regularly evaluates the leadership structure of the Corporation and may consider alternative approaches, as appropriate, over time. Though the Board is currently structured with a combined Chairman and Chief Executive Officer, the Board believes that the Corporation and its shareholders are best served by the Board retaining discretion to determine the appropriate leadership structure based on what it believes is best for the Corporation at a particular point in time, including whether the same individual should serve as both Chairman and Chief Executive Officer, or whether the roles should be separate.

Michael G. Browning serves as the Corporation's Independent Lead Director and has served in that role since January 2016. Mr. Browning's responsibilities, which meet the latest corporate governance standards set by the National Association of Corporate Directors, include, among other things:

•
leading, in conjunction with the Corporate Governance Committee, the process for the review of the Chief Executive Officer and the Board;

•
presiding at the executive sessions of the independent members of the Board;

•
assisting the Chairman and the Chief Executive Officer in setting, reviewing and approving agendas and schedules of Board meetings;

•
calling meetings of the independent members of the Board when necessary and appropriate;

•
developing topics for discussion during executive sessions of the Board;

•
consulting with the Corporate Governance Committee on the Board's annual self-assessment;

•
assisting the Chairman and the Chief Executive Officer to promote the efficient and effective performance and functioning of the Board; and

•
being available for consultation and direct communication with the Corporation's major shareholders.

A complete list of the responsibilities of our Independent Lead Director is included in our Principles for Corporate Governance, a copy of which is posted on our website at www.duke-energy.com/our-company/investors/corporate-governance/principles-corp-governance.

Independence of Directors

The Board of Directors has determined that none of the directors, other than Ms. Good, has a material relationship with Duke Energy or its subsidiaries, and all are, therefore, independent under the listing standards of the NYSE and the rules and regulations of the SEC.

In making the determination regarding each director's independence, the Board of Directors considered all transactions and the materiality of any relationship with Duke Energy and its subsidiaries in light of all facts and circumstances.

The Board of Directors may determine a director to be independent if the Board of Directors has affirmatively determined that the director has no material relationship with Duke Energy or its subsidiaries (references in this proxy statement to Duke Energy's subsidiaries shall mean its consolidated subsidiaries), either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Duke Energy or its subsidiaries. Independence determinations are generally made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the proxy statement and, if a director joins the Board of Directors in the interim, at such time.

The Board of Directors also considers its Standards for Assessing Director Independence, which set forth certain relationships between Duke Energy and directors and their immediate family members, or affiliated entities, that the Board of Directors, in its judgment, has deemed to be immaterial for purposes of assessing a director's independence. Duke Energy's Standards for Assessing Director Independence are linked on our website at www.duke-energy.com/our-company/investors/corporate-governance/board. In the event a director has a relationship with Duke Energy that is not addressed in the Standards for Assessing Director Independence, the Corporate Governance Committee, which is composed entirely of independent members of the Board, reviews the relationship and makes a recommendation to the independent members of the Board who determine whether such relationship is material.

For Mr. Webster, the Board considered a relationship between the Corporation and PriceWaterhouseCoopers ("PwC"), a firm that provides professional tax and other services from time to time to the Corporation and at which Mr. Webster's brother-in-law is a partner. See Related Person Transactions on page 78 for further information. The Board determined this relationship does not impair Mr. Webster's independence.

20    DUKE ENERGY – 2017 Proxy Statement

INFORMATION ON THE BOARD OF DIRECTORS

Director Attendance

The Board of Directors of Duke Energy met seven times during 2016 and has met once so far in 2017. The overall attendance percentage for our directors was approximately 98% in 2016, and no director attended less than 86% of the total of the Board of Directors' meetings and the meetings of the committees upon which he or she served in 2016. Directors are encouraged to attend the Annual Meeting. Fifteen of the 16 directors who were directors at the time of last year's Annual Meeting on May 5, 2016, attended the 2016 Annual Meeting.

Board and Committee Assessments

Each year the Board, with the assistance of the Corporate Governance Committee, conducts an assessment of the Board of Directors, each of its committees and the directors. The assessment process is facilitated by an independent advisor, which allows directors to provide anonymous feedback and promotes candidness among the directors. The results of the feedback are presented to the Board and committees and discussed. This annual review and discussion provides continuous improvement in the overall effectiveness of the directors, committees and Board.

Board Role in Management Succession

The independent directors of the Board are actively involved in the Corporation's management succession planning process. Among the Corporate Governance Committee's responsibilities described in its Charter is to oversee continuity and succession planning. At least annually, the Corporate Governance Committee reviews the Chief Executive Officer succession plan and makes recommendations to the Board for the successor to the Chief Executive Officer. The Corporate Governance Committee also reports to the Board any concerns or issues that might indicate that organizational strengths are not equal to the requirements of long-range goals, and oversees the evaluation of the Chief Executive Officer.

DUKE ENERGY – 2017 Proxy Statement    21

INFORMATION ON THE BOARD OF DIRECTORS

Board Oversight of Risk

The Corporation faces a myriad of risks, including operational, financial, strategic and reputational risks that affect every segment of its business. The Board of Directors is actively involved in the oversight of these risks in several ways. This oversight is conducted primarily through the Finance and Risk Management Committee of the Board but also through the other committees of the Board, as appropriate. The Finance and Risk Management Committee reviews the Corporation's enterprise risk program with management, including the Chief Risk Officer. The enterprise risk program includes the identification of a broad range of risks that affect the Corporation, their probabilities and severity and incorporates a review of the Corporation's approach to managing and prioritizing those risks, based on input from the officers responsible for the management of those risks.

Each committee of the Board is responsible for the oversight of certain areas of risk that pertain to that committee's area of focus. Throughout the year, each committee chair reports to the full Board regarding the committee's considerations and actions relating to the risks within its area of focus.

22    DUKE ENERGY – 2017 Proxy Statement

INFORMATION ON THE BOARD OF DIRECTORS

Shareholder Engagement

We conduct extensive governance reviews and investor outreach so that management and the Board understand and consider the issues that matter most to our shareholders and address them effectively. In 2016, we reached out to holders of approximately 33% of Duke Energy's outstanding shares and met with holders of approximately 20% of Duke Energy's outstanding shares. We engaged with every shareholder who accepted our offer to meet.

The Corporation engaged with shareholders on numerous topics during the year, including executive compensation matters, sustainability, and social and governance issues such as the execution of the Corporation's coal ash management plans and the Board's oversight of coal ash management and other environmental concerns. We also discussed the combination of our Chairman and Chief Executive Officer roles, the strong role our Lead Independent Director plays in our Board structure and Board succession planning and director onboarding.

At the Corporation's 2016 Annual Meeting, a shareholder proposal was voted on that requested the elimination of supermajority requirements in the Corporation's Amended and Restated Certificate of Incorporation. The supermajority voting proposal received the vote of a majority of the shares represented at the 2016 Annual Meeting. We discussed the outcome of this proposal with our shareholders during the fall engagement program. After considering the feedback it received from shareholders on the supermajority proposal, the Board of Directors decided to recommend to shareholders at the 2017 Annual Meeting that they approve an amendment to the Corporation's Amended and Restated Certificate of Incorporation that would eliminate the supermajority requirements contained in it.

In addition to our discussions with shareholders about supermajority requirements in our Amended and Restated Certificate of Incorporation during the 2016 corporate governance engagement program, the Corporation also discussed with shareholders the possibility of holding our Annual Meeting online via live webcast to get their feedback on best practices and their interest in participating via webcast. As a result of the positive feedback we received, the Board of Directors decided to hold the 2017 Annual Meeting exclusively online via live webcast so that more of its shareholders could participate in the Annual Meeting.

Our Year-Round Approach to Shareholder Engagement

SUMMER

The Corporate Governance Committee reviews shareholder votes at our most recent Annual Meeting as well as the results at other annual meetings across the nation in order to stay in touch with current governance practices.

FALL

The Corporation meets with shareholders to discuss our corporate governance practices and to listen to the concerns and priorities of our shareholders relating to the Corporation's corporate governance and executive compensation practices.

WINTER

The Corporate Governance Committee reviews the feedback from the fall shareholder meetings and discusses the Corporation's corporate governance practices in light of those discussions.

SPRING

The Corporation meets again with its shareholders to discuss the matters being voted on at the upcoming Annual Meeting.

DUKE ENERGY – 2017 Proxy Statement    23

INFORMATION ON THE BOARD OF DIRECTORS

Board of Directors Committees

The Board of Directors has the six standing, permanent committees described below:

Audit Committee

Nine meetings held in 2016

Committee Members
Michael J. Angelakis, Chairperson, Financial Expert John H. Forsgren James B. Hyler, Jr. E. Marie McKee Carlos A. Saladrigas, Financial Expert

Michael J. Angelakis

•
The Audit Committee considers risks and matters related to financial reporting, internal controls, compliance and legal matters. As part of those responsibilities, the Audit Committee selects and retains an independent registered public accounting firm to conduct audits of the accounts of Duke Energy and its subsidiaries. It also reviews with the independent registered public accounting firm the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Duke Energy and its subsidiaries, and makes reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Duke Energy by its independent registered public accounting firm. Pursuant to this responsibility, the Audit Committee adopted the policy on Engaging the Independent Auditor for Services, which provides that the Audit Committee will establish detailed services and related fee levels that may be provided by the independent registered public accounting firm and will review such policy annually. See page 36 for additional information on the Audit Committee's preapproval policy.

•
The Board of Directors has determined that Mr. Angelakis and Mr. Saladrigas are "audit committee financial experts" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. See pages 13 and 18 for a description of Mr. Angelakis' and Mr. Saladrigas' business experience.

•
Each of the members has been determined to be "independent" within the meaning of the NYSE's listing standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Corporation's Standards for Assessing Director Independence. In addition, each of the members meets the financial literacy requirements for audit committee membership under the NYSE's rules and the rules and regulations of the SEC.

24    DUKE ENERGY – 2017 Proxy Statement

INFORMATION ON THE BOARD OF DIRECTORS

Compensation Committee

Seven meetings held in 2016

Committee Members
E. Marie McKee, Chairperson Michael G. Browning Charles W. Moorman IV Carlos A. Saladrigas

E. Marie McKee

•
The Compensation Committee establishes and reviews the overall compensation philosophy of the Corporation, confirms that our policies and philosophy do not encourage excessive or inappropriate risk-taking by our employees, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Duke Energy, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, compensation programs. The Compensation Committee also makes recommendations to the Board of Directors on compensation for independent directors.

•
Management's role in the compensation-setting process is to recommend compensation programs and assemble information as required by the committee. When establishing the compensation program for our named executive officers, the committee considers input and recommendations from management, including Ms. Good, who attends the Compensation Committee meetings.

•
The Compensation Committee has engaged FW Cook as its independent compensation consultant. The compensation consultant generally attends each committee meeting and provides advice to the committee at the meetings, including reviewing and commenting on market compensation data used to establish the compensation of the executive officers and directors. The consultant has been instructed that it shall provide completely independent advice to the Compensation Committee and is not permitted to provide any services to Duke Energy other than at the direction of the Compensation Committee.

•
Each of the members of the Compensation Committee has been determined to be "independent" within the meaning of the NYSE's listing standards, Rule 10C-1(b) of the Exchange Act, and the Corporation's Standards for Assessing Director Independence; to be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and, to be "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act.

DUKE ENERGY – 2017 Proxy Statement    25

INFORMATION ON THE BOARD OF DIRECTORS

Corporate Governance Committee

Six meetings held in 2016

Committee Members
Michael G. Browning, Chairperson Daniel R. DiMicco Ann Maynard Gray William E. Kennard

Michael G. Browning

•
The Corporate Governance Committee considers risks and matters related to corporate governance, and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors and its committees and recommends potential successors to the Chief Executive Officer. The Corporate Governance Committee also recommends to the Board of Directors the slate of nominees, including any nominees recommended by shareholders, for director for each year's Annual Meeting and, when vacancies occur, names of individuals who would make suitable directors of Duke Energy. This committee may engage an external search firm or a third party to identify or evaluate or to assist in identifying or evaluating a potential nominee. The Corporate Governance Committee performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board of Directors. The Corporate Governance Committee assists the Board in its annual determination of director independence and review of any related person transactions as well as the Board's annual assessment of the Board of Directors and each of its committees. The Corporate Governance Committee is also responsible for the oversight of the Corporation's policies and practices with respect to its political activities and community affairs.

•
Each of the members of the Corporate Governance Committee has been determined to be "independent" within the meaning of the NYSE's listing standards and the Corporation's Standards for Assessing Director Independence.

Finance and Risk Management Committee

Six meetings held in 2016

Committee Members
John H. Forsgren, Chairperson Michael J. Angelakis Theodore F. Craver, Jr. Michael G. Browning Ann Maynard Gray William E. Kennard

John H. Forsgren

•
The Finance and Risk Management Committee is primarily responsible for the oversight of financial risk and enterprise risk at the Corporation. This oversight function includes reviews of Duke Energy's financial and fiscal affairs and recommendations to the Board of Directors regarding dividends, financing and fiscal policies, and significant transactions. It reviews the financial exposure of Duke Energy, as well as mitigation strategies, reviews Duke Energy's enterprise risk exposures and provides oversight for the process to assess and manage enterprise risk, and reviews the financial impacts of major projects as well as capital expenditures.

26    DUKE ENERGY – 2017 Proxy Statement

INFORMATION ON THE BOARD OF DIRECTORS

Nuclear Oversight Committee

Six meetings held in 2016

Committee Members
John T. Herron, Chairperson Daniel R. DiMicco Charles W. Moorman IV Thomas E. Skains William E. Webster, Jr.

John T. Herron

•
The Nuclear Oversight Committee provides oversight of the nuclear safety, operational and financial performance as well as operational risks, long-term plans and strategies of Duke Energy's nuclear power program. The oversight role is one of review, observation and comment and in no way alters management's authority, responsibility or accountability. The Nuclear Oversight Committee visits each of Duke Energy's operating nuclear power stations over a two-year period and reviews the station's nuclear safety, operational and financial performance.

Regulatory Policy and Operations Committee

Five meetings held in 2016

Committee Members
James B. Hyler, Jr., Chairperson Theodore F. Craver, Jr. John T. Herron William E. Kennard Thomas E. Skains William E. Webster, Jr.

James B. Hyler, Jr.

•
The Regulatory Policy and Operations Committee provides oversight of Duke Energy's regulatory and legislative strategy impacting utility operations in each jurisdiction. The Committee also has oversight over environmental, health and safety matters and the risks related to such matters, including our ash management strategy, as well as the public policies and practices of Duke Energy. This includes reviewing Duke Energy's regulatory approach to strategic initiatives, the operational performance of Duke Energy's utilities with regard to energy supply, delivery, fuel procurement and transportation and making visits to Duke Energy's generation facilities. The Regulatory Policy and Operations Committee is also responsible for the oversight of Duke Energy's environmental, health and safety goals and policies.

Each committee operates under a written charter adopted by the Board of Directors. The charters are posted on our website at www.duke-energy.com/our-company/investors/corporate-governance/board-committee-charters.

DUKE ENERGY – 2017 Proxy Statement    27

INFORMATION ON THE BOARD OF DIRECTORS

BOARD OF DIRECTORS COMMITTEE MEMBERSHIP ROSTER

Name	Audit	Compensation	Corporate Governance	Finance and Risk Management	Nuclear Oversight	Regulatory Policy and Operations

Michael J. Angelakis	C			✔
Michael G. Browning		✔	C	✔
Theodore F. Craver, Jr.				✔		✔
Daniel R. DiMicco			✔		✔
John H. Forsgren	✔			C
Lynn J. Good
Ann Maynard Gray(1)			✔	✔
John T. Herron					C	✔
James B. Hyler, Jr.	✔					C
William E. Kennard			✔	✔		✔
E. Marie McKee	✔	C
Charles W. Moorman IV		✔			✔
Carlos A. Saladrigas	✔	✔
Thomas E. Skains					✔	✔
William E. Webster, Jr.					✔	✔

C
Committee Chair

(1)
Retiring at the Annual Meeting.

28    DUKE ENERGY – 2017 Proxy Statement

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

We believe that sound corporate governance has three components: (i) Board of Directors' independence, (ii) processes and practices that foster solid decision-making by both management and the Board of Directors, and (iii) balancing the interests of all of our stakeholders – our investors, customers, employees, the communities we serve and the environment. The Corporate Governance Committee's charter is available on our website at www.duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/corporate-governance and is summarized below. Additional information about the Corporate Governance Committee and its members is detailed on page 26 of the proxy statement.

Membership. The committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

Responsibilities. The committee's responsibilities include, among other things, (i) implementing policies regarding corporate governance matters, (ii) assessing the Board of Directors' membership needs and recommending nominees, (iii) recommending to the Board of Directors those directors to be selected for membership on, or removal from, the various Board of Directors' committees and those directors to be designated as chairs of Board of Directors' committees, (iv) sponsoring and overseeing annual performance evaluations for the various Board of Directors' committees, including the Corporate Governance Committee, the Board of Directors and the Chief Executive Officer, (v) overseeing the Corporation's political expenditures and activities pursuant to the Political Activity Policy, and (vi) reviewing the Corporation's charitable contributions and community service policies and practices. The committee may also conduct or authorize investigations into or studies of matters within the scope of the committee's duties and responsibilities, and may retain, at the Corporation's expense, and in the committee's sole discretion, consultants to assist in such work as the committee deems necessary.

Governance Policies

All of our Board committee charters, as well as our Principles for Corporate Governance, Code of Business Ethics for Employees and Code of Business Conduct & Ethics for Directors, are available on our website at www.duke-energy.com/our-company/investors/corporate-governance. Any amendments to or waivers from our Code of Business Ethics for Employees with respect to executive officers or Code of Business Conduct & Ethics for Directors must be approved by the Board and will be posted on our website. During 2016, our Board of Directors held four executive sessions with independent directors only.

Board Composition

Director Qualifications. We look for the following characteristics in any candidate for nomination to our Board of Directors:

•
fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

•
a genuine interest in Duke Energy and a recognition that, as a member of the Board of Directors, one is accountable to the shareholders of Duke Energy, not to any particular interest group;

•
a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

•
diversity among the existing Board members, including racial and ethnic background, gender, experiences, skills and qualifications;

•
present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

•
no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Duke Energy and its shareholders;

•
the ability and willingness to spend the time required to function effectively as a director;

DUKE ENERGY – 2017 Proxy Statement    29

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

•
compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Duke Energy as a director;

•
independent opinions and willingness to state them in a constructive manner; and

•
willingness to become a shareholder of Duke Energy (within a reasonable time of election to the Board of Directors).

Director Candidate Recommendations. The committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board of Directors standing for re-election. The committee will provide the third party, based on the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee's experiences and skills. In addition, the committee considers the shareholder-nominee's independence with respect to both the Corporation and the recommending shareholder. All of the nominees on the proxy card are current members of our Board of Directors and were recommended by the committee.

Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to the Corporate Governance Committee, c/o Ms. Julia S. Janson, Executive Vice President, Chief Legal Officer and Corporate Secretary, Duke Energy Corporation, DEC 48H, P.O. Box 1414, Charlotte, NC 28201-1414. The written notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

•
the name and address of the recommending shareholder(s), and the class and number of shares of capital stock of Duke Energy that are beneficially owned by the recommending shareholder(s);

•
a representation that the recommending shareholder(s) is a holder of record of capital stock of Duke Energy entitled to vote at the Annual Meeting and intends to attend the Annual Meeting remotely or by proxy to nominate the person(s) specified in the written notice;

•
the name, age, business address and principal occupation and employment of the recommended nominee;

•
any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Corporate Governance Committee;

•
any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules and SEC rules and regulations;

•
a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by the recommending shareholder(s);

•
a statement, signed by the recommended nominee, (i) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (ii) affirming the recommended nominee's willingness to be a director, and (iii) consenting to serve as a director if so elected;

•
if the recommending shareholder(s) has beneficially owned more than five percent of Duke Energy's capital stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

•
if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

•
all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act, including, without limitation, information regarding (i) the recommended nominee's business experience, (ii) the class and number of shares of capital stock of Duke Energy, if any, that are beneficially owned by the recommended nominee, and (iii) material relationships or transactions, if any, between the recommended nominee and Duke Energy's management.

Director Candidate Nominations through Proxy Access. In order to nominate a director pursuant to the Corporation's proxy access provision, shareholders who meet the eligibility and other requirements set forth in Section 3.04 of the Corporation's By-Laws must send a written notice to the Corporate Governance Committee, c/o Ms. Julia S. Janson, Executive Vice President, Chief Legal Officer and Corporate Secretary, Duke Energy Corporation, DEC 48H, P.O. Box 1414, Charlotte, NC 28201-1414. The written notice must provide the information set forth above, as well as the other detailed requirements set forth in Section 3.04 of the Corporation's By-Laws, which can be located on our website at www.duke-energy.com/our-company/investors/corporate-governance.

30    DUKE ENERGY – 2017 Proxy Statement

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

New Directors Since the 2016 Annual Meeting

Following the 2016 Annual Meeting at which four of the Corporation's directors retired, the Corporate Governance Committee sought to recruit additional Board members whose qualifications align with the needs of the Board in light of the major risks and issues facing the Corporation as well as its long-term strategy. After working with an independent search firm, the Corporate Governance Committee recommended in August 2016 that Mr. William E. Webster, Jr. be appointed to the Board effective September 1, 2016. Mr. Webster brings extensive knowledge gained during his 34 years in the nuclear industry which has given him regulatory expertise as well as a unique insight into best practices in engineering and risk management. The committee also recommended, in connection with the acquisition by the Corporation of Piedmont Natural Gas, that Mr. Thomas E. Skains, the Chairman, President and Chief Executive Officer of Piedmont Natural Gas prior to the closing of the acquisition, join the Corporation's Board, effective upon the closing of the acquisition on October 3, 2016. Among other things, Mr. Skains, who retired from Piedmont Natural Gas upon the closing of the acquisition, brings his significant knowledge of the natural gas business to the Corporation's Board which is extremely valuable to the Board following the Corporation's expansion of its natural gas business through the Piedmont Natural Gas acquisition. In February of 2017, the Corporate Governance Committee recommended the appointment of Mr. Theodore F. Craver, Jr. effective March 1, 2017. Mr. Craver has 20 years of experience at Edison International, the parent company of a large utility and various competitive electric businesses, at which he was Chairman, President and Chief Executive Officer from 2008 until his retirement in 2016.

Director Onboarding. With the addition of a number of new directors to our Board over the past several years, the director onboarding process has become increasingly more important to educating our new directors about Duke Energy. Immediately following their appointment, each new director meets individually with the senior executives responsible for our major lines of business and operations so that they may better understand the issues involved in all aspects of the Corporation's business. In addition to discussing the Corporation's businesses and operations, the new directors learn about our corporate governance practices and policies; the financial and technical aspects of the Corporation's electric utility, natural gas and commercial renewables businesses; the enterprise's significant risks; the Corporation's long-term strategy; and Duke Energy's long-standing mission to provide clean, reliable and affordable energy for our customers.

Communications with Directors

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary
Ms. Julia S. Janson
Executive Vice President, Chief Legal Officer and Corporate Secretary
Duke Energy Corporation
DEC 48H
P.O. Box 1414
Charlotte, NC 28201-1414

Interested parties can communicate with our Independent Lead Director by writing to the following address:

Independent Lead Director
c/o Ms. Julia S. Janson
Executive Vice President, Chief Legal Officer and Corporate Secretary
Duke Energy Corporation
DEC 48H
P.O. Box 1414
Charlotte, NC 28201-1414

Our Corporate Secretary will distribute communications to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Duke Energy Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee
Michael G. Browning, Chairperson
Daniel R. DiMicco
Ann Maynard Gray
William E. Kennard

DUKE ENERGY – 2017 Proxy Statement    31

DIRECTOR COMPENSATION

Annual Retainer and Fees. During 2016, the retainer and meeting fees paid to our independent directors consisted of:

		Meeting Fees
Type of Fee	Fee (Other Than for Meetings) ($)	In-Person Attendance at Meetings Held in Conjunction With a Regular Board of Directors Meeting ($)	In-Person Meetings Not Held in Conjunction With a Regular Board of Directors Meeting ($)	Telephonic Participation in Meetings ($)

Annual Board of Directors Retainer (Cash)	90,000
Annual Board of Directors Retainer (Stock)	125,000
Board of Directors Meeting Fees		2,000	2,500	2,000
Annual Board Chair Retainer (if applicable)	100,000
Annual Lead Director Retainer (if applicable)	40,000
Annual Audit Committee Chair Retainer	25,000
Annual Chair Retainer (Other committees)	15,000
Audit Committee and Finance and Risk Management Committee Meeting Fees		3,000	2,500	2,000
Nuclear Oversight Committee Meeting Fees		4,000	2,500	2,000
Regulatory Policy and Operations Committee Meeting Fees		3,500	2,500	2,000
Other Committee Meeting Fees		2,000	2,500	2,000

Annual Stock Retainer for 2016. In 2016, each eligible director received the portion of his or her annual retainer that was payable in stock in the form of fully-vested shares.

Deferral Plan and Stock Purchases. Directors may elect to receive all or a portion of their annual compensation, consisting of retainers and attendance fees, on a current basis, or defer such compensation under the Duke Energy Corporation Directors' Savings Plan (the "Directors' Savings Plan"). Deferred amounts are credited to an unfunded account, the balance of which is adjusted for the performance of phantom investment options, including the Duke Energy common stock fund, as elected by the director, and generally are paid when the director terminates his or her service from the Board of Directors.

Charitable Giving Program. The Duke Energy Foundation, independent of Duke Energy, maintains the Duke Energy Foundation Matching Gifts Program under which directors are eligible to request matching contributions of up to $5,000 per director per calendar year to qualifying institutions. Duke Energy also maintains a Directors' Charitable Giving Program. Eligibility for this program has been frozen and Ms. Gray is the only current director who is eligible. Under this program, Duke Energy will make a donation of up to $1 million upon the director's death, or the actuarial present value of that amount during the director's lifetime, to a charitable organization selected by the director. At Ms. Gray's request, a donation was made under this program during 2016. No additional contributions will be made under this legacy program on behalf of our current directors. In addition, Duke Energy made a $2,500 donation to designated charities on behalf of the independent directors who retired in May 2016 as well as a $1,000 donation to the American Red Cross in November 2016 on behalf of each of the independent directors who were actively serving at that time.

Expense Reimbursement and Insurance. Duke Energy provides travel insurance to directors and reimburses directors for expenses reasonably incurred in connection with attendance and participation at Board of Directors and committee meetings and special functions.

Stock Ownership Guidelines. Outside directors are subject to stock ownership guidelines, which establish a target level of ownership of Duke Energy common stock (or common stock equivalents). Currently, each independent director is required to own shares with a value equal to at least five times the annual Board of Directors cash retainer (i.e., an ownership level of $450,000) or retain 50% of his or her vested annual equity retainer. All independent directors were in compliance with the guidelines as of December 31, 2016.

32    DUKE ENERGY – 2017 Proxy Statement

DIRECTOR COMPENSATION

The following table describes the compensation earned during 2016 by each individual who served as an independent director during 2016. Because Mr. Craver joined the Board of Directors on March 1, 2017, he did not receive any compensation in 2016 and is not listed below.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)

Michael J. Angelakis	155,346	125,000	1,270		281,616
Michael G. Browning	215,308	125,000	6,270		346,578
Harris E. DeLoach, Jr.(1)	52,654	0	3,493		56,147
Daniel R. DiMicco	132,000	125,000	1,270		258,270
John H. Forsgren	164,808	125,000	6,270		296,078
Ann Maynard Gray	153,192	125,000	488,988	(5)	767,180
James H. Hance, Jr.(1)	67,846	0	7,749		75,595
John T. Herron	159,808	125,000	6,270		291,078
James B. Hyler, Jr.	165,500	125,000	1,270		291,770
William E. Kennard	157,783	125,000	6,270		289,053
E. Marie McKee	178,500	125,000	6,270		309,770
Richard A. Meserve(1)	50,154	0	7,749		57,903
Charles W. Moorman IV(1)	110,165	147,321	6,226		263,712
James T. Rhodes(1)	57,346	0	7,749		65,095
Carlos A. Saladrigas	156,654	125,000	6,270		287,924
Thomas E. Skains(1)	43,011	73,146	6,066		122,223
William E. Webster, Jr.(1)	50,837	84,135	2,915		137,887

(1)
Effective May 5, 2016, Mr. DeLoach, Mr. Hance, Dr. Meserve and Dr. Rhodes retired from the Board of Directors of Duke Energy. Mr. Moorman, Mr. Webster and Mr. Skains were appointed to the Board of Directors of Duke Energy on March 1, 2016, September 1, 2016, and October 3, 2016, respectively.

(2)
Mr. Angelakis, Mr. Browning, Mr. DeLoach, Mr. DiMicco, Mr. Hyler, Dr. Meserve, Mr. Moorman, Dr. Rhodes, Mr. Saladrigas and Mr. Webster elected to defer $77,673; $215,308; $52,654; $132,000; $82,750; $25,077; $110,165; $28,673; $156,654 and $25,419, respectively, of their 2016 cash compensation under the Directors' Savings Plan.

(3)
This column reflects the grant date fair value of the stock awards granted to each eligible director during 2016. The grant date fair value was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016, ("Form 10-K") for an explanation of the assumptions made in valuing these awards. In March 2016, Mr. Moorman received a prorated portion of the 2015-16 annual stock retainer, amounting to 304 shares of Duke Energy common stock. In May 2016, each sitting director on the Duke Energy Board received their annual stock retainer in the form of 1,559 shares of Duke Energy common stock. Mr. Angelakis, Mr. Browning, Mr. DiMicco, Mr. Forsgren, Mr. Hyler, Mr. Kennard, Mr. Moorman, Mr. Saladrigas and Ms. Gray elected to defer their 2016-17 stock retainer of Duke Energy shares under the Directors' Savings Plan. In addition, Mr. Webster and Mr. Skains received a prorated portion of the 2016-17 annual stock retainer, amounting to 1,061 and 925 shares of Duke Energy common stock, respectively, upon joining the Board of Directors during 2016.

(4)
As described in the following table, All Other Compensation for 2016 includes cost associated with personal use of company aircraft, a business travel accident insurance premium that was prorated among the directors based on their service on the Board of Directors during 2016, contributions made in the director's name to charitable organizations and a gift for the directors who retired in 2016.

Name	Personal Use of Airplane ($)	Business Travel Accident Insurance ($)	Charitable Contributions ($)		Retirement Gift ($)	Total ($)

Michael J. Angelakis	0	270	1,000		0	1,270
Michael G. Browning	0	270	6,000		0	6,270
Harris E. DeLoach, Jr.	744	93	2,500		156	3,493
Daniel R. DiMicco	0	270	1,000		0	1,270
John H. Forsgren	0	270	6,000		0	6,270
Ann Maynard Gray	0	270	488,718	(5)	0	488,988
James H. Hance, Jr.	0	93	7,500		156	7,749
John T. Herron	0	270	6,000		0	6,270
James B. Hyler, Jr.	0	270	1,000		0	1,270
William E. Kennard	0	270	6,000		0	6,270
E. Marie McKee	0	270	6,000		0	6,270
Richard A. Meserve	0	93	7,500		156	7,749
Charles W. Moorman IV	0	226	6,000		0	6,226
James T. Rhodes	0	93	7,500		156	7,749
Carlos A. Saladrigas	0	270	6,000		0	6,270
Thomas E. Skains	0	66	6,000		0	6,066
William E. Webster, Jr.	0	90	2,825		0	2,915

(5)
In 2016, upon Ms. Gray's request, a donation was made under the Charitable Giving Program in an amount equal to the actuarial present value of her benefit under the program, resulting in a donation on her behalf of $482,718. As indicated on page 32, no additional contributions will be made under this legacy program on behalf of our current directors.

DUKE ENERGY – 2017 Proxy Statement    33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the amount of Duke Energy common stock beneficially owned by the current directors, the executive officers listed in the Summary Compensation Table under Executive Compensation (referred to as the named executive officers), and all directors and executive officers as a group as of February 26, 2017. There were 699,611,196 shares of Duke Energy common stock outstanding as of February 26, 2017. Because Mr. Craver, Jr. did not join the Board until March 1, 2017, he is not included in the following tables. On March 1, 2017, Mr. Craver received 268 shares of Duke Energy common stock as a prorated portion of the 2016-2017 annual stock retainer.

Name or Identity of Group	Total Shares Beneficially Owned(1)	Percent of Class

Michael J. Angelakis	11,482	*
Michael G. Browning	71,899	*
Daniel R. DiMicco	41,771	*
John H. Forsgren	20,006	*
Lynn J. Good	100,112	*
Ann Maynard Gray	25,799	*
John T. Herron	13,726	*
James B. Hyler, Jr.	14,831	*
Dhiaa M. Jamil	18,664	*
Julia S. Janson	15,981	*
William E. Kennard	5,932	*
E. Marie McKee	137	*
Charles W. Moorman IV	3,307	*
Carlos A. Saladrigas	4,092	*
Thomas E. Skains	28,615	*
William E. Webster, Jr.	1,061	*
Lloyd M. Yates	41,650	*
Steven K. Young	42,741	*
Directors and executive officers as a group (22)	534,426	*

*
Represents less than 1%.

(1)
Includes the following number of shares with respect to which directors and executive officers have the right to acquire beneficial ownership within 60 days of February 26, 2017: Mr. Angelakis – 1,609; Mr. Browning – 21,494 ; Mr. DiMicco – 17,156; Mr. Forsgren – 14,600; Ms. Good – 0; Ms. Gray – 2,109; Mr. Herron – 0; Mr. Hyler – 8,592; Mr. Jamil – 0; Ms. Janson – 0; Mr. Kennard – 5,932; Ms. McKee – 137; Mr. Moorman – 1,609; Mr. Saladrigas – 1,229; Mr. Skains – 27,680; Mr. Webster – 0; Mr. Yates – 0; Mr. Young – 0; and all directors and executive officers as a group – 102,149.

Ownership of Units Representing Common Stock

The table below shows ownership of other units (not listed in the table above) related to Duke Energy common stock under the Directors' Savings Plan. These units do not represent an equity interest in Duke Energy and possess no voting rights, but are equal in economic value to one share of Duke Energy common stock.

Name	Number of Units

Michael J. Angelakis	0
Michael G. Browning	28,763
Daniel R. DiMicco	1,313
John H. Forsgren	0
Ann Maynard Gray	5,113
John T. Herron	0
James B. Hyler, Jr.	11,103
William E. Kennard	0
E. Marie McKee	56,190
Charles W. Moorman IV	0
Carlos A. Saladrigas	33,368
Thomas E. Skains	0
William E. Webster, Jr.	0

34    DUKE ENERGY – 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows ownership of other units (not listed in the table on page 34) related to Duke Energy common stock under the Duke Energy Corporation Executive Savings Plan ("Executive Savings Plan"). These units do not represent an equity interest in Duke Energy and possess no voting rights, but are equal in economic value to one share of Duke Energy common stock.

Name	Number of Units

Lynn J. Good	72
Steven K. Young	478
Dhiaa M. Jamil	1,805
Julia S. Janson	201
Lloyd M. Yates	10,984

The following table lists the beneficial owners of five percent or more of Duke Energy's outstanding shares of common stock as of December 31, 2016. This information is based on the most recently available reports filed with the SEC and provided to us by the company listed.

Name or Identity of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	46,552,427	6.75	%(1)
BlackRock Inc. 40 East 52nd Street New York, NY 10022	42,107,192	6.10	%(2)

(1)
According to the Schedule 13G/A filed by The Vanguard Group, these shares are beneficially owned by The Vanguard Group, which is the parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) to various investment companies, and has sole voting power with respect to 1,146,371 shares, 160,356 shares with shared voting power, sole dispositive power with regard to 45,331,347 shares and 1,221,080 shares with shared dispositive power.

(2)
According to the Schedule 13G/A filed by BlackRock Inc., these shares are beneficially owned by BlackRock Inc., which is the parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) to various investment companies, and has sole voting power with respect to 36,065,492 shares, 0 shares with shared voting power, sole dispositive power with regard to 42,107,192 shares and 0 shares with shared dispositive power.

DUKE ENERGY – 2017 Proxy Statement    35

PROPOSAL 2:     RATIFICATION OF DELOITTE & TOUCHE LLP AS
DUKE ENERGY CORPORATION'S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR
2017

The Audit Committee is directly responsible for the appointment and compensation, including the preapproval of audit fees as described below, and the retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as Duke Energy's independent registered public accounting firm for 2017. Deloitte has served as our independent registered public accounting firm since 1978.

Independence

The Audit Committee and the Board believe that the continued retention of Deloitte as Duke Energy's independent registered public accounting firm is in the best interests of the Corporation and its shareholders. Deloitte's years of experience with Duke Energy have allowed them to gain expertise regarding Duke Energy's operations, accounting policies and practices and internal controls over financial reporting. It also prevents the significant time commitment that educating a new auditor would entail, which could also result in distraction in focus for Duke Energy management.

To safeguard the continued independence of the independent registered public accounting firm, the Audit Committee adopted a policy that provides that the independent registered public accounting firm is only permitted to provide services to Duke Energy and its subsidiaries that have been preapproved by the Audit Committee. Pursuant to the policy, detailed audit services, audit-related services, tax services and certain other services have been specifically preapproved up to certain categorical fee limits. In the event that the cost of any of these services may exceed the preapproved limits, the Audit Committee must approve the service before the independent registered public accounting firm is engaged for such service. All other services that are not prohibited pursuant to the SEC's or other applicable regulatory bodies' rules or regulations must be specifically approved by the Audit Committee before the independent registered public accounting firm is engaged for such service. All services performed in 2016 and 2015 by the independent registered public accounting firm were approved by the Duke Energy Audit Committee pursuant to its policy on Engaging the Independent Auditor for Services.

In addition to the annual review of Deloitte's independence and in association with the mandated rotation of Deloitte's lead engagement partner, the Audit Committee is directly involved in the selection of Deloitte's new lead engagement partner.

Representatives of Deloitte are expected to participate in the Annual Meeting and will be available to respond to appropriate questions. Information on Deloitte's fees for services rendered in 2016 and 2015 are listed below.

The approval of a majority of shares represented in person or by proxy at the Annual Meeting is required to approve this proposal.

Audit Fees

Type of Fees	2016	2015

Audit Fees(1)	$13,822,090	$12,392,000	(5)
Audit-Related Fees(2)	649,000	2,438,000	(5)
Tax Fees(3)	384,000	195,000
All Other Fees(4)	225,000	40,000

TOTAL FEES:	$15,080,090	$15,065,000

(1)
Audit Fees are fees billed, or expected to be billed, by Deloitte for professional services for the financial statement audits, audit of the financial statements of Duke Energy and its subsidiaries included in Duke Energy's Annual Report on Form 10-K and reviews of financial statements included in Duke Energy's Quarterly Reports on Form 10-Q. Total audit fees for 2016 also include amounts for the audits of Piedmont Natural Gas. Audit fees also include services related to certain regulatory and agreed upon procedures reports.

(2)
Audit-Related Fees are fees billed, or expected to be billed, by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of financial statements, including assistance with acquisitions and divestitures and internal control reviews.

(3)
Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance and professional services related to tax planning and tax strategy.

(4)
Other Fees are billed by Deloitte for attendance at Deloitte-sponsored conferences and access to Deloitte research tools and subscription services. Additionally, 2016 includes information technology consulting services related to human resources software selection seminars.

(5)
Audit Fees and Audit-Related Fees for 2015 have been updated from the number disclosed in the 2016 proxy statement to reflect the movement of Duke Energy Ohio Gas Examination fees from Audit-Related Fees to Audit Fees.

For the Above Reasons, the Board of Directors Recommends a Vote "FOR" This Proposal.

36    DUKE ENERGY – 2017 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Duke Energy's audited financial statements for the fiscal year ended December 31, 2016.

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or "incorporated by reference" in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Duke Energy specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The purpose of the Audit Committee is to assist the Board in its general oversight of Duke Energy's financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website at www.duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/audit. Further information about the Audit Committee, its Policy on Engaging the Independent Auditor for Services and its members is detailed on pages 24 and 36 of the proxy statement.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte, the Corporation's independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Duke Energy's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and, evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States ("GAAP"), as well as expressing an opinion on the effectiveness of internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework (2013).

The Audit Committee reviewed the Corporation's audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements present fairly, in all material respects, in conformity with GAAP.

In addition, management completed the documentation, testing and evaluation of Duke Energy's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at regularly scheduled Audit Committee meetings. At the conclusion of the process, management presented to the Audit Committee on the effectiveness of the Corporation's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Corporation's Form 10-K filed with the SEC, as well as Deloitte's Report of Independent Registered Public Accounting Firm included in the Corporation's Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Corporation's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal 2017.

The Audit Committee has discussed with Deloitte the matters required to be discussed by professional and regulatory requirements, including, but not limited to, the standards of the Public Company Accounting Oversight Board regarding The Auditors' Communications with Those Charged with Governance. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by "Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence" that relates to Deloitte's independence from Duke Energy and its subsidiaries and the Audit Committee has discussed with Deloitte the firm's independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Duke Energy's 2016 Form 10-K, for filing with the SEC.

Audit Committee
Michael J. Angelakis, Chairperson
John H. Forsgren
James B. Hyler, Jr.
E. Marie McKee
Carlos A. Saladrigas

DUKE ENERGY – 2017 Proxy Statement    37

PROPOSAL 3:     ADVISORY VOTE TO APPROVE DUKE ENERGY
CORPORATION'S NAMED EXECUTIVE OFFICER
COMPENSATION

At the 2011 Annual Meeting, our shareholders recommended that our Board of Directors hold say-on-pay votes on an annual basis. As a result, we are providing our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

In connection with this proposal, the Board of Directors encourages shareholders to review in detail the description of the compensation program for our named executive officers that is set forth in the Compensation Discussion and Analysis beginning on page 39, as well as the information contained in the compensation tables and narrative discussion in this proxy statement.

As described in more detail in the Compensation Discussion and Analysis section, the guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results as compared to predetermined measures of success. A significant portion of our named executive officers' total direct compensation is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. We supplement our pay-for-performance program with a number of compensation policies that are aligned with the long-term interests of Duke Energy and its shareholders.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting "FOR" the following resolution:

"RESOLVED, that the shareholders of Duke Energy approve, on an advisory basis, the compensation paid to Duke Energy's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in Duke Energy's 2017 Proxy Statement."

The approval of a majority of shares represented in person or by proxy at the Annual Meeting is required to approve this proposal. Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or Duke Energy. The Compensation Committee, however, will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.

For the Above Reasons, the Board of Directors Recommends a Vote "FOR" This Proposal.

38    DUKE ENERGY – 2017 Proxy Statement

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Duke Energy is responsible for the oversight of the Corporation's compensation programs and compensation of the Corporation's executives, per the Committee's Charter which is available on our website at www.duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/compensation.

The Compensation Committee of Duke Energy has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
E. Marie McKee, Chairperson
Michael G. Browning
Charles W. Moorman IV
Carlos A. Saladrigas

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about Duke Energy's compensation objectives and policies for our named executive officers, who, for 2016 are:

Name	Title

Lynn J. Good	Chairman, President and Chief Executive Officer
Steven K. Young	Executive Vice President and Chief Financial Officer
Dhiaa M. Jamil	Executive Vice President and Chief Operating Officer
Julia S. Janson	Executive Vice President, Chief Legal Officer and Corporate Secretary
Lloyd M. Yates	Executive Vice President, Customer and Delivery Operations and President, Carolinas Region

DUKE ENERGY – 2017 Proxy Statement    39

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary of the Compensation Discussion and Analysis

2016 Compensation Highlights

2016 STI Performance Objectives

In connection with the four focus areas (*i.e.,* customers, employees, operational excellence and growth) in our framework for success, which we call The Road Ahead, we included the following performance objectives in our 2016 short-term incentive ("STI") plan ("STI Plan").

- **Adjusted diluted earnings per share ("EPS")** remains our most heavily-weighted performance objective. This objective is a widely accepted and easily understood measure used in evaluating the success of our performance and in determining the market value of our stock.
- **Customer Satisfaction ("CSAT")** measures our customer satisfaction results relative to other large utility companies. This objective reinforces our initiative to transform the customer experience.
- **Operation and Maintenance ("O&M")** expense continues as an area of sharp focus. This objective reflects our focus on efficient operations.
- **Reliability** goals measure the operational performance of our fleet, as well as our distribution and transmission systems. This objective emphasizes the importance of service reliability.
- **Reportable Environmental Events ("REE")** refers to environmental events resulting from Duke Energy operations that require notification to, or enforcement action by, a regulatory agency. We include this objective in order to improve service reliability and mitigation of environmental risks associated with our operations.
- **Total Incident Case Rate ("TICR")** measures the number of occupational injuries and illnesses per 100 employees. This objective emphasizes our endeavor to achieve an event-free and injury-free workplace.

2016 Payouts

Consistent with our pay-for-performance philosophy, executive pay is strongly aligned to our performance.

- **2016 STI Payouts.** As a result of aggregate corporate, operational and individual performance, each named executive officer received a payout under the 2016 STI Plan of between 128.5% and 141.1% of his or her target incentive opportunity.
- **2014-2016 Long-Term Incentive ("LTI") Payouts.** Although we delivered TSR of 28% during the 2014-2016 period, our relative TSR performance compared to our peers was below the threshold level, and, therefore, none of the 2014-2016 performance shares vested.

2017 LTI Performance Objectives

In response to shareholder feedback and advice from our independent compensation consultant, we added a safety goal as a third performance metric for our performance share grants for the 2017-2019 cycle, which, along with our TSR and cumulative EPS goals, will provide a diversified and balanced LTI program.

As discussed throughout this Compensation Discussion and Analysis, our compensation program is designed to link pay to performance. Our 2016 Business Highlights are described on page 5 of this proxy statement.

40    DUKE ENERGY – 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of the Compensation Program

Duke Energy is committed to creating value for our shareholders while building trust and transforming our energy future. We continuously strive to achieve this core purpose of creating shareholder value in all that we do, but with a particular emphasis on the areas described below in The Road Ahead.

The Road Ahead:
Shaping the future

What drives us

OUR PURPOSE — Power the lives of our customers and the vitality of our communities.

OUR PRIORITIES — Customers • Employees
Operational Excellence • Growth

Who we are

OUR VALUES — Safety • Integrity • Service

Where we're going

OUR VISION — Lead the way to cleaner, smarter energy solutions that customers value.

OUR STRATEGY
- Transform the Customer Experience
- Modernize the Power Grid
- Generate Cleaner Energy
- Engage Employees and Stakeholders

How we lead

OUR LEADERSHIP IMPERATIVES — Live Our Purpose • Transform for the Future
Work as One • Deliver Results the Right Way
Inspire Our People

DUKE ENERGY.

DUKE ENERGY – 2017 Proxy Statement    41

COMPENSATION DISCUSSION AND ANALYSIS

We design our compensation program so that it motivates our executives to focus on the four priorities in The Road Ahead, all of which are designed to ensure that our compensation program aligns with the interests of executives and shareholders:

Customers

- This focus area includes our direct and indirect efforts, as one team, to serve customers with safe, reliable, affordable and increasingly clean energy, to foster a positive customer experience and Duke Energy reputation, and to promote the well-being and economic development of our communities.
- We align our compensation program to this focus area by linking a portion of each named executive officer's STI opportunity to our performance in a Customer Satisfaction Survey relative to other large utilities.

Employees

- This focus area includes employee development and performance management, providing ongoing coaching and feedback, and holding our employees accountable for both results and behaviors.
- We align our compensation program to this focus area by linking a portion of each executive officer's STI opportunity to individual objectives. We enhance our retention incentives by imposing three-year vesting cycles on our LTI awards and reinforce accountability through aggressive stock ownership guidelines and by maintaining a "clawback policy."

Operational Excellence

- This focus area is designed to achieve an event-free and injury-free workplace, to maintain and improve the reliability of our services, and to foster operational excellence in all functions and areas at Duke Energy.
- We align our compensation program to this focus area by linking a portion of each named executive officer's STI opportunity to achieving a diverse mix of safety, reliability and environmental metrics, as well as an operations and maintenance expense goal.

Growth

- This focus area includes all we do to meet our short-term and long-term financial and strategic objectives, and to adapt effectively to a changing energy landscape.
- We align our compensation program to this focus area primarily by emphasizing a pay-for-performance philosophy (as described in more detail below). We reinforce this alignment by providing a significant portion of total compensation in the form of LTI awards tied to relative TSR and a cumulative EPS goal, and by providing STI opportunities that are determined in part based on our EPS results.

42    DUKE ENERGY – 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pay-for-Performance

The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results, as compared to predetermined measures of success.

Our core compensation program consists of base salary, STI and LTI (performance shares and restricted stock units). The following chart illustrates the components of the target total direct compensation opportunities provided to our named executive officers.

DUKE ENERGY – 2017 Proxy Statement    43

COMPENSATION DISCUSSION AND ANALYSIS

Align Interests of Named Executive Officers and Shareholders

Following are key features of our executive compensation program, which reinforce our pay-for-performance philosophy and strengthen the alignment of interests of our executives and shareholders:

AT DUKE ENERGY WE...	AT DUKE ENERGY WE DO NOT...

Require significant stock ownership. We maintain aggressive guidelines to reinforce the importance of Duke Energy stock ownership. These guidelines are intended to align the interests of executives and shareholders and to focus the executives on our long-term success. Under these guidelines, each of our current named executive officers must own Duke Energy shares in accordance with the following schedule:	Provide tax gross-ups. We do not provide excise tax gross-ups for severance received by our named executive officers under Change in Control Agreements or under the Executive Severance Plan, and we do not provide tax gross-ups on other payments such as perquisites.

Leadership Position	Value of Shares

Chief Executive Officer	6x Base Salary*
Other Named Executive Officers	3x Base Salary

  *In order to further strengthen our stock ownership guidelines, the Chief Executive Officer's ownership requirement was increased from 5X to 6X of her base salary during 2016.

Maintain a stock holding policy. Each named executive officer is required to hold 50% of all shares acquired under the LTI program (after payment of any applicable taxes) and 100% of all shares acquired upon the exercise of stock options (after payment of the exercise price and taxes) until the applicable stock ownership requirement is satisfied. Each of our named executive officers was in compliance with the stock ownership/stock holding policy during 2016.	Permit hedging or pledging of Duke Energy securities. We have a policy that prohibits employees (including the named executive officers) and directors from trading in options, warrants, puts and calls or similar instruments in connection with Duke Energy securities, or selling Duke Energy securities "short." In addition, we prohibit the pledging of Duke Energy securities in margin accounts.

Tie incentive compensation to a clawback policy. We maintain a "clawback policy," which would allow us to recover (i) certain cash or equity-based incentive compensation tied to financial results in the event those results were restated due at least in part to the recipient's fraud or misconduct or (ii) an inadvertent payment based on an incorrect calculation.	Provide "single trigger" severance upon a change in control. Our Change in Control Agreements provide cash severance only upon a "double trigger," meaning that change in control severance is payable only if our named executive officers incur a qualifying termination of employment (i.e., an involuntary termination without "cause" or a voluntary termination for "good reason") and the termination occurs in connection with a change in control of Duke Energy.

Provide a consistent level of severance. We maintain the Duke Energy Corporation Executive Severance Plan ("Executive Severance Plan") in order to provide a consistent approach to executive severance and to provide eligible employees, including our named executive officers (excluding Ms. Good, who is provided with severance compensation through her employment agreement), with certainty and security while they are focusing on their duties and responsibilities. Under this plan, severance compensation is payable only upon a qualifying termination of employment (i.e., an involuntary termination without "cause" or a voluntary termination for "good reason").	Provide employment agreements to a broad group. Except for our Chief Executive Officer, no executive is provided a comprehensive employment agreement.

Maintain a shareholder approval policy for severance agreements. We have a policy generally to seek shareholder approval for any future agreements with our named executive officers that provide severance compensation in excess of 2.99 times the executive's annual compensation or that provide for tax gross-ups in connection with a termination event.	Encourage excessive or inappropriate risk-taking through our compensation program. In consultation with the Compensation Committee, members of management from Duke Energy's Human Resources, Legal and Risk Management groups assessed whether our compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of Duke Energy's business and the design of our incentive plans and policies. Management reported its findings to the Compensation Committee, and after review and discussion, the Compensation Committee concluded that our plans and policies do not encourage excessive or inappropriate risk-taking.

44    DUKE ENERGY – 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

AT DUKE ENERGY WE...	AT DUKE ENERGY WE DO NOT...

Comply with equity award granting policy. In recognition of the importance of adhering to specific practices and procedures in the granting of equity awards, the Compensation Committee has adopted a policy that applies to the granting of equity awards. Under this policy, annual grants to employees may be made at any regularly scheduled meeting, provided that reasonable efforts will be made to make such grants at the first regularly scheduled meeting of each calendar year, and annual grants to independent directors may be made by the Board of Directors at any regularly scheduled meeting, provided that reasonable efforts will be made to make such grants at the regularly scheduled meeting that is held in conjunction with the annual meeting of shareholders each year.	Provide excessive perquisites. Our perquisites program is limited to an executive physical, an airline club membership to facilitate travel, limited personal use of corporate aircraft (subject generally to the requirement that the executive reimburse Duke Energy for the direct operating costs for such travel), financial planning and matching charitable contributions. See page 52 for additional details.

Use an independent compensation consultant. The Compensation Committee has engaged FW Cook to report directly to the Compensation Committee as its independent compensation consultant. The consultant has been instructed to provide completely independent advice to the Compensation Committee and is not permitted to provide any services to Duke Energy other than at the direction of the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from independently advising the Compensation Committee.	Provide dividend equivalents on unearned performance shares. Dividend equivalents are paid with respect to our performance share awards only if, and to the extent, the related performance share awards are earned and become vested.

Review tally sheets. At least once a year, the Compensation Committee reviews tally sheets for each executive officer, which include a summary of compensation paid in prior years, compensation for the current year, the valuation of all outstanding equity awards and a summary of amounts payable upon a termination of employment under various circumstances. This information allows the Compensation Committee to evaluate the total compensation package for each named executive officer, as well as adjustments to specific elements of the total direct compensation package.

Consider prior year's "say-on-pay" vote. As required by the Dodd Frank Act, we included a shareholder vote on executive compensation in last year's proxy statement, which was approved by approximately 92% of the votes represented in person or by proxy. The Compensation Committee considers the results of this advisory vote when designing our compensation program, including our emphasis on pay-for-performance, which is structured and designed to achieve our stated goals and objectives. In addition, we regularly engage our shareholders in an open dialogue regarding our compensation program.

DUKE ENERGY – 2017 Proxy Statement    45

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Duke Energy's Compensation Program

As discussed in more detail below, during 2016, the principal components of compensation for the named executive officers were: base salary; STI compensation; LTI compensation; retirement and welfare benefits, and perquisites.

Following is a summary of each principal compensation component provided to the named executive officers during 2016.

Base Salary The salary for each named executive officer is based, among other factors, upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. The following base salary adjustments for the named executive officers occurred in 2016:

•
Effective March 1, 2016, Ms. Good's annual rate of base salary was increased from $1,250,000 to $1,300,000 to bring her total compensation to approximately the market median and recognize her exemplary leadership and performance over the past three years as Chief Executive Officer.

•
Effective March 1, 2016, Mr. Young, Mr. Yates and Ms. Janson each received market adjustments of 5%, and Mr. Jamil received a market adjustment of 11%, in each case to bring his or her salary closer to market median.

Short-Term Incentive Compensation STI opportunities are provided to our named executive officers under the Duke Energy Corporation Executive Short-Term Incentive Plan to promote the achievement of annual performance objectives.

Each year, the Compensation Committee establishes the target annual incentive opportunity for each named executive officer, which is based on a percentage of his or her base salary. No changes were made to the target incentive opportunities of the named executive officers in 2016 other than for Ms. Good, whose target incentive opportunity was increased from 140% to 150% of her annual base salary, effective as of January 1, 2016, to bring her total compensation to approximately the market median.

Name	Target Incentive Opportunity (as a % of base salary)

Lynn J. Good	150%
Steven K. Young	80%
Dhiaa M. Jamil	80%
Julia S. Janson	80%
Lloyd M. Yates	80%

46    DUKE ENERGY – 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

As discussed in more detail below, the Compensation Committee established the following objectives under the STI Plan in February 2016 with the STI target opportunity allocated between corporate and individual objectives.

In order to emphasize the importance of the EPS objective, the Compensation Committee established a circuit-breaker, providing that if an adjusted diluted EPS performance level of at least $4.11 (increased from $4.10 as explained on the next page) was not achieved, the named executive officers would not have received any payout under the 2016 STI Plan. To encourage a continued focus on safety, the Compensation Committee also included a potential safety adder and penalty, each in the amount of five percent of a participant's entire STI payment.

Depending on actual performance, named executive officers were eligible to earn up to 183.75% of the amount of their STI target opportunity, based on a potential maximum payout of 200% for the EPS objective, a 150% potential maximum payout for the operational excellence, customer satisfaction and individual objectives, and a potential five percent safety adder.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objectives

The 2016 corporate objectives and the related target and performance results were as follows and are defined below:

Objective(1)	Weight	Threshold (50%)	Target (100%)	Maximum(2)	Result	Payout

Adjusted Diluted EPS(3)	50%	$4.36	$4.61	$4.86	$4.71	140%
Operational Excellence(4)	20%
(a) Operations and Maintenance Expense		$5.085B	$4.985B	$4.885B	$5.009B	87.8%
(b) Reliability(5)
Regulated Generation (Fossil/Hydro) Commercial Availability		85.75%	86.92%	87.92%	84.66%	0%
Nuclear Generation Capacity Factor		91.76%	94.12%	95.28%	95.72%	150%
System Average Interruption Duration Index		135	126	117	144	0%
Renewables Availability		93.00%	96.00%	98.00%	94.00%	66.67%
International Equivalent Availability		88.3%	90.3%	92.3%	90.8%	112.5%
(c) Safety/Environmental(6)
Total Incident Case Rate:
Employees		0.55	0.40	0.38	0.40	100%
Contractors		1.10	1.00	0.90	0.87	150%
Reportable Environmental Events		54	45	39	39	150%
Customer Satisfaction	10%	752	762	770	779	150%

(1)
For additional information about the calculation of the EPS and O&M expense control objectives, see page 54.

(2)
A payout of up to 200% of the target opportunity is available for the adjusted diluted EPS objective and a payout of up to 150% of the target opportunity is available for the Operational Excellence and CSAT objectives.

(3)
If an adjusted diluted EPS performance level of at least $4.11 was not achieved (i.e., a circuit-breaker), the named executive officers would not have received a payout under the 2016 STI Plan.

(4)
Each of the three primary operational excellence objectives contains an equal weighting of one-third of the aggregate weighting of 20%.

(5)
The reliability objectives are calculated as described below. Each reliability metric contains an equal weighting of one-fifth of the aggregate weighting of the reliability objective.

(6)
The safety/environmental objectives are calculated as described below. Each safety/environmental metric contains an equal weighting of one-half of the aggregate weighting of the safety/environmental objective.

The Compensation Committee established the target for the EPS objective under the 2016 STI Plan at $4.61 (adjusted as described below), which is slightly less than the $4.65 level established under the 2015 STI Plan but is in excess of our actual EPS under the STI Plan of $4.54 in 2015. The EPS target for 2015 was established based on the assumption that we would own the Midwest Commercial Generation business for approximately one quarter during 2015, and was based on normal hydrology and stable economic conditions in Brazil. Due to the deterioration of hydrology conditions in Brazil (which was expected to continue into 2016) and the disposition of the Midwest Commercial Generation business, the Compensation Committee determined that it was appropriate to establish the target for EPS under the 2016 STI Plan at $4.61.

After the end of 2016, the Compensation Committee approved the following adjustments to the performance levels under the 2016 STI Plan to reflect the acquisition of Piedmont Natural Gas on October 3, 2016: (i) increased each of the threshold, target, and maximum adjusted diluted EPS performance levels, as well as the circuit-breaker, by $0.01, and (ii) increased each of the threshold, target, and maximum O&M expense performance levels by $70 million. These adjustments were made under the terms of the 2016 STI Plan because the original performance levels were established based on the assumption that the acquisition of Piedmont Natural Gas would not close during 2016. The adjusted diluted EPS result shown above ($4.71) is $0.02 higher than the amount reported in our 2016 earnings release. This difference is attributable to an adjustment approved by the Compensation Committee, pursuant to the terms of the 2016 STI Plan, to exclude the impact of a significant unanticipated contribution to the Duke Energy Foundation.

48    DUKE ENERGY – 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Reliability Metrics	Description

Regulated Generation (Fossil/Hydro) Commercial Availability	A measure of regulated fossil generation reliability, determined as the weighted percentage of time the regulated fossil generation units are available to generate electricity, where the availability each hour is weighted by the difference between market price and unit cost.
Nuclear Generation Capacity Factor	A measure of the amount of electricity produced by a nuclear generating unit relative to the amount of electricity the unit is capable of producing.
System Average Interruption Duration Index
A measure of the number of outage minutes experienced during the year per customer served from both transmission and distribution systems calculated in accordance with the applicable guidelines set forth in the IEEE Standard 1366-Guide for Electric Power Distribution Reliability Indices, including application of the "major event day" exclusions described therein.
Renewables Availability
A renewables energy yield metric, calculated by comparing actual generation to expected generation based on the wind speed measured at the turbine and by calculating the actual generation to expected generation based on solar intensity measures at the panels. The renewables energy yield is weighted 90% to wind and 10% to solar.
International Equivalent Availability	A measure of the amount of electricity that potentially could be produced by an international generating unit relative to the amount of electricity the unit is actually producing.

Safety/Environmental Metrics	Description

Reportable Environmental Events	REE refers to environmental events resulting from Duke Energy operations that require notification to, or enforcement action by, a regulatory agency. This objective emphasizes service reliability and the mitigation of environmental risks associated with our operations.
Total Incident Case Rate
TICR measures the number of occupational injuries and illnesses per 100 employees and staff augmentation contractors. This objective emphasizes our focus on achieving an event-free and injury-free workplace.

Customer Satisfaction Metric

Description	The CSAT metric is a composite of customer satisfaction results for each regulated utility.
Calculation
Results are based on the J.D. Power Electric Utility Residential Customer Satisfaction Index ("JDP CSI"), and internal surveys of customers through the Small/Medium Customer Perception Tracker ("SMB CPT") and the Large Business Perception Tracker ("LB CPT") using the following formula:
CSAT=0.50 (JDP CSI Score) +0.25 (SMB CPT Score X 10) +0.25 (LB CPT Score X 10)

The enterprise-wide CSAT score is calculated utilizing the regulated utility level CSAT scores, based on the following weights: Duke Energy Carolinas (32%); Duke Energy Progress (19%); Duke Energy Florida (24%); Duke Energy Indiana (12%); and Duke Energy Ohio/Kentucky (13%).

DUKE ENERGY – 2017 Proxy Statement    49

COMPENSATION DISCUSSION AND ANALYSIS

Individual Objectives

The 2016 individual objectives were as follows:

Lynn J. Good

5%	Focus on operational excellence and optimize performance with emphasis on safety, reliability and event-free operations
5%	Achieve growth and financial results
5%	Provide leadership and direction to implement the regulated utility strategy
5%	Foster a high performance and inclusive culture built on strong leadership and highly engaged and diverse employees

Steven K. Young

5%	Focus on operational excellence and optimize financial performance with emphasis on efficiency, sound governance and risk management
5%	Achieve growth and financial results
5%	Provide leadership and direction to implement the regulated utility strategy
5%	Foster a high performance and inclusive culture built on strong leadership and highly engaged and diverse employees

Dhiaa M. Jamil

8%	Focus on operational excellence and optimize performance with emphasis on safety, reliability and event-free operations
4%	Achieve growth and financial results
4%	Provide leadership and direction to implement the regulated utility strategy
4%	Foster a high performance and inclusive culture built on strong leadership and highly engaged and diverse employees

Lloyd M. Yates

5%	Focus on operational excellence and optimize performance with emphasis on safety, reliability and event-free operations
5%	Achieve growth and financial results
5%	Provide leadership and direction to implement the regulated utility strategy
5%	Foster a high performance and inclusive culture built on strong leadership and highly engaged and diverse employees

Julia S. Janson

4%	Focus on operational excellence and optimize performance with emphasis on compliance and governance
4%	Achieve growth and financial results
7%	Lead external engagement initiatives and internal compliance programs to further strengthen our brand
5%	Foster a high performance and inclusive culture built on strong leadership and highly engaged and diverse employees

Safety Component

In order to emphasize a continued focus on safety, the Compensation Committee included the following safety measures in the 2016 STI Plan:

•
Safety Penalty.  The STI Plan payments for each of the named executive officers were subject to a safety penalty of five percent if Duke Energy experienced more than nine enterprise-wide life altering injuries ("LAI") or there was a significant operational event (including a controllable work-related Duke Energy employee or contractor fatality).

•
Safety Adder.  The STI Plan payments of the named executive officers were also eligible for a safety adder that could result in an increase of five percent if: (i) there were no controllable work-related fatalities of any Duke Energy employee or contractor during 2016, (ii) there were seven or fewer LAIs during 2016, and (iii) there were no significant operational events.

There was one LAI during 2016, which is less than the number (9) at which the safety penalty otherwise would apply, and no significant operational events or controllable work-related fatalities occurred. Therefore, the safety adder applies such that payments under the 2016 STI Plan were increased by 5% for eligible employees.

Payouts

As a result of the aggregate corporate, operational and individual performance, each named executive officer's aggregate payout under the 2016 STI Plan was equal to:

Name	Payout

Lynn J. Good	$2,676,465
Steven K. Young	$665,742
Dhiaa M. Jamil	$832,658
Julia S. Janson	$588,035
Lloyd M. Yates	$680,129

50    DUKE ENERGY – 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation

Opportunities under the LTI program are provided to our named executive officers to provide appropriate balance to the STI Plan and to align executive and shareholder interests in an effort to maximize shareholder value.

2016 LTI Program

Each year, the Compensation Committee establishes the target LTI opportunity for each named executive officer, which is based on a percentage of his or her base salary. Guided by the fact that actual realized LTI compensation will depend substantially on our long-term performance and is aligned with the interests of our shareholders, the Compensation Committee approved an increase in Ms. Good's target LTI opportunity from 600% to 700% of her annual base salary, effective January 1, 2016. The Compensation Committee's decision was based on a number of factors (none of which was assigned a fixed weight), including, but not limited to: market data that indicated Ms. Good's target compensation opportunity was below market levels for an organization of our size and scope, recognition of the complexity and importance of Ms. Good's position, as well as her outstanding performance record and leadership and potential future contributions to Duke Energy.

The target 2016 LTI opportunities for Mr. Jamil and Ms. Janson were increased from 250% to 275% and from 200% to 225%, respectively, in order to bring their total compensation levels closer to market median and for internal equity purposes. No changes were made to the target LTI opportunities of the other named executive officers for 2016.

Name	Target LTI Opportunity (as a % of base salary)

Lynn J. Good	700%
Steven K. Young	225%
Dhiaa M. Jamil	275%
Julia S. Janson	225%
Lloyd M. Yates	225%

The Compensation Committee reviews the allocation between performance shares and restricted stock units annually with its compensation consultant, which confirmed that the present 70%/30% mix was market based among both utility peers and the general industry. The Compensation Committee believes that this allocation strikes an appropriate balance to both incentivize and retain our executive officers and aligns with our strong pay-for-performance philosophy. Under the 2016 LTI program, each named executive officer's LTI opportunity was provided in the form of restricted stock units and performance shares, as follows:

Retention Grants

The Compensation Committee grants restricted stock units, in addition to those provided under the LTI program, when needed for retention purposes in light of the marketability of our executive officers. In February, 2016, the Compensation Committee approved retention grants of time-based restricted stock units to the named executive officers, other than Ms. Good. Different from our annual restricted stock unit awards, these grants are subject to a more-restrictive three-year cliff vesting schedule and are intended to enhance retention incentives for our top executives.

Name	Restricted Stock Units Granted

Steven K. Young	3,336
Dhiaa M. Jamil	13,342
Julia S. Janson	3,336
Lloyd M. Yates	10,007

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COMPENSATION DISCUSSION AND ANALYSIS

2014-2016 Performance Shares under the Duke Energy 2016 LTI Program

The 2014 performance shares could be earned based on Duke Energy's relative TSR for the three-year period from January 1, 2014, to December 31, 2016, as compared to the companies in the UTY. The results and payout levels for the 2014-2016 performance shares are as follows:

Relative TSR Performance Percentile	Percent Payout of Target 2014-2016 Performance Shares	Result	Payout of Target

90th or Higher	200%	16.6th	0%
50th (Target)	100%
25th	30%
Below 25th	0%

Retirement and Welfare Benefits

Our named executive officers participate in the retirement and welfare plans generally available to other eligible employees. In addition, in order to attract and retain key executive talent, we believe that it is important to provide our named executive officers with certain limited retirement benefits that are offered only to a select group of management. These retirement plans provided to our named executive officers are described on pages 59-62 and are generally comparable to the benefits provided by peers of Duke Energy, as determined based on market surveys.

Duke Energy provides the named executive officers with the same health and welfare benefits it provides to all other similarly situated employees, and at the same cost charged to all other eligible employees. The named executive officers also are entitled to the same post-retirement health and welfare benefits as those provided to similarly situated retirees.

Perquisites

In 2016, Duke Energy provided our named executive officers with certain other perquisites, which are disclosed in footnote 6 to the Summary Compensation Table on page 56. Duke Energy provides these perquisites as well as other benefits to certain executives in order to provide competitive compensation packages. The cost of perquisites and other personal benefits is not part of base salary, and, therefore, does not affect the calculation of awards and benefits under Duke Energy's other compensation arrangements (i.e., retirement and incentive compensation plans).

Our named executive officers were eligible to receive the following perquisites and other benefits during 2016: (i) up to $2,500 for the cost of a comprehensive physical examination, (ii) reimbursement of expenses incurred for tax and financial planning services, which program is administered on a three-year cycle, such that participating executives can be reimbursed for up to $15,000 of eligible expenses during the three-year cycle, (iii) matching contributions from the Duke Energy Foundation of up to $5,000 to qualifying charitable institutions, and (iv) preferred status at American Airlines.

In addition, Ms. Good may use corporate aircraft for personal travel in North America. With advance approval from the Chief Executive Officer, the other named executive officers may use the corporate aircraft for personal travel in North America. If Ms. Good or any other named executive officer uses the aircraft for personal travel, he or she must reimburse Duke Energy for the direct operating costs for such travel. However, Ms. Good is not required to reimburse Duke Energy for the cost of travel to the executive physical described above or to meetings of the board of directors of other companies on whose board she serves. For additional information on the use of the corporate aircraft, see footnote 6 to the Summary Compensation Table.

Compensation Peer Group

One of our core compensation objectives is to attract and retain talented executive officers through total compensation that generally is competitive with that of other executives and key employees of similarly sized companies with similar complexity, whether within or outside of the utility sector. The Compensation Committee has developed a customized peer group for review of executive compensation levels and plan design practices.

The customized peer group consists of 23 similarly sized companies from the utility and general sectors, with the general industry companies also having satisfied at least one of the following characteristics: (i) operates in capital intensive industry, (ii) operates in a highly regulated industry, (iii) has significant manufacturing operations, or (iv) derives more than 50% of revenue in the United States. The customized combined peer group, which did not change in 2016, consists of:

Compensation Peer Group

3M	Dominion Resources *	FedEx	Monsanto
American Electric Power *	Dow Chemical	FirstEnergy *	NextEra Energy *
CenturyLink	DuPont	General Dynamics	PG&E Corp. *
Colgate-Palmolive	Eaton	International Paper	Southern *
Consolidated Edison *	Edison International *	Lockheed Martin	UPS
Deere & Co.	Exelon *	Medtronic

*
Utility subset consisting of nine companies in the UTY.

52    DUKE ENERGY – 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee also reviews executive compensation levels against a subset of the customized peer group consisting of nine companies in the UTY. For those positions where the customized peer group does not provide an appropriate source of competitive market data, the Compensation Committee is provided with data from all companies in the Towers Watson Energy Services Executive Compensation database, which consists of 113 companies with aggregate revenues between $163 million and $56 billion, as listed on Appendix B, and/or the companies (with revenues in a range of approximately one-half to two times our revenues) in the Towers Watson General Industry Executive Compensation database, which consists of 123 companies with aggregate revenues between $12 billion and $48 billion, as listed on Appendix C.

Severance and Change in Control Benefits

Employment Agreement with Ms. Good

Effective July 2013, Duke Energy entered into an employment agreement with Ms. Good that contains a three-year initial term and automatically renews for additional one-year periods at the end of the initial term unless either party provides 120 days' advance notice. In the event of a change in control of Duke Energy, the term automatically extends to a period of two years.

Upon a termination of Ms. Good's employment by Duke Energy without "cause" or by Ms. Good for "good reason" (each as defined in her employment agreement), Ms. Good would be entitled to the severance benefits as are described in more detail under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement. Ms. Good's employment agreement does not provide for golden parachute excise tax gross-up payments.

Severance Plan

The Executive Severance Plan provides varying levels of severance to the named executive officers other than Ms. Good. The Compensation Committee believes that this plan is appropriate in order to provide a consistent approach to executive severance and to provide eligible executives with certainty and security while they are focusing on their duties and responsibilities. Severance compensation would only be paid in the event that an eligible executive's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason," and is subject to compliance with restrictive covenants (i.e., noncompetition). The severance compensation that would be paid in the event of a qualifying termination of employment to those senior executives who are identified as "Tier I Participants," including Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, generally approximates two times his or her annual compensation and benefits. The Executive Severance Plan prohibits the payment of severance if an executive also would be entitled to severance compensation under a separate agreement or plan maintained by Duke Energy, including the Change in Control Agreements described below. The Executive Severance Plan does not provide for golden parachute excise tax gross-up payments.

The benefit levels under the Executive Severance Plan are described in more detail under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

Change in Control Agreements

Duke Energy has entered into Change in Control Agreements with the named executive officers other than Ms. Good. Under these agreements, each such named executive officer would be entitled to certain payments and benefits if (i) a change in control were to occur and (ii) within two years following the change in control, (a) Duke Energy terminates the executive's employment without "cause" or (b) the executive terminates his or her employment for "good reason." The severance provided by Duke Energy is generally two times the executive's annual compensation and benefits and becomes payable only if there is both a change in control and a qualifying termination of employment. The Compensation Committee approved the two times severance multiplier after consulting with its advisors and reviewing the severance provided by peer companies. The Change in Control Agreements do not provide for golden parachute excise tax gross-up payments.

Our restricted stock unit awards provide for "double-trigger" vesting in full (without proration) upon a qualifying termination of employment in connection with a change in control. Our performance share awards provide for pro rata vesting at the target performance level in the event of a change in control (on a "single-trigger" basis, without regard to termination of employment).

The Compensation Committee believes these change in control arrangements are appropriate in order to diminish the uncertainty and risk to the executives' roles in the context of a potential or actual change in control. The benefit levels under the Change in Control Agreements and equity awards are described in more detail under the "Potential Payments Upon Termination or Change in Control" section on page 62 of this proxy statement.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Duke Energy generally may not deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder approved plans is not subject to the deduction limit as long as such compensation is approved by "outside

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COMPENSATION DISCUSSION AND ANALYSIS

directors" within the meaning of Section 162(m) of the Internal Revenue Code and certain other requirements are satisfied.

Although the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may, from time to time, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interests of shareholders. For example, restricted stock unit awards received by certain employees, and amounts paid to certain employees under the STI Plan with respect to individual objectives, may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

Accounting for Stock-Based Compensation

Stock-based compensation represents costs related to stock-based awards granted to employees and members of the Duke Energy Board of Directors. Duke Energy recognizes stock-based compensation based upon the estimated fair value of the awards, net of estimated forfeitures at the date of issuance. The recognition period for these costs begins at either the applicable service inception date or grant date and continues throughout the requisite service period or, for certain share-based awards, until the employee becomes retirement eligible, if earlier. Compensation cost is recognized as expense or capitalized as a component of property, plant and equipment.

Non-GAAP Financial Measures

As described previously in this Compensation Discussion and Analysis, Duke Energy uses various financial measures, including adjusted diluted EPS and O&M expense, in connection with short-term and long-term incentives. Adjusted diluted EPS is a non-GAAP financial measure as it represents diluted EPS from continuing operations attributable to Duke Energy Corporation common shareholders, adjusted for the per-share impact of special items. As discussed below, special items include certain charges and credits which management believes are not indicative of Duke Energy's ongoing performance. The O&M expense measure used for incentive plan purposes also is a non-GAAP financial measure as it represents GAAP O&M adjusted primarily for expenses recovered through rate riders, certain regulatory accounting deferrals and applicable special items. Management believes that the presentation of adjusted diluted EPS provides useful information to investors, as it provides them an additional relevant comparison of Duke Energy's performance across periods. The most directly comparable GAAP measures for adjusted diluted EPS and O&M expense measures used for incentive plan purposes are reported diluted EPS from continuing operations attributable to Duke Energy Corporation common shareholders and reported O&M expense from continuing operations, which includes the impact of special items.

Special items included in the periods presented include the following items which management believes do not reflect ongoing costs. Costs to achieve mergers represent charges that result from potential or completed strategic acquisitions. Cost savings initiatives represents severance charges related to company-wide initiatives to standardize processes and systems, leverage technology and workforce optimization. Commercial Renewables Impairment and Asset impairment represent other-than-temporary impairments. Edwardsport Settlement, Ash Basin Settlement and Coal Ash Plea Agreements Reserve represents charges related to Plea Agreements and settlement agreements with regulators and other governmental entities. Midwest Generation Operations and International Operations special items represent the operating results of the nonregulated Midwest generation business and Duke Energy Retail Sales (collectively, the Midwest Generation Disposal Group) and the International Disposal Group, respectively, which have been classified as discontinued operations. Management believes inclusion of the operating results of the Disposal Groups within adjusted earnings and adjusted EPS results in a better reflection of Duke Energy's financial performance during the period.

Duke Energy's adjusted earnings and adjusted EPS and O&M expense may not be comparable to similarly titled measures of another company because other companies may not calculate the measures in the same manner.

54    DUKE ENERGY – 2017 Proxy Statement

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

The following table provides compensation information for our Chief Executive Officer (Ms. Good), our Chief Financial Officer (Mr. Young) and the three other most highly compensated executive officers who were employed on December 31, 2016, (Mr. Jamil, Ms. Janson and Mr. Yates). The table provides information for 2014 and 2015 only to the extent that each named executive officer was included in the Duke Energy Summary Compensation Table for those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)

Lynn J. Good	2016	1,291,667	0	9,128,876	0	2,676,465	334,612		361,974	13,793,594
Chairman, President,	2015	1,225,758	0	7,565,830	0	1,572,161	149,884		312,198	10,825,831
and Chief Executive Officer	2014	1,200,000	0	5,290,357	0	1,126,215	357,205		331,574	8,305,351

Steven K. Young	2016	625,000	0	1,672,064	0	665,742	192,600		84,964	3,240,370
Executive Vice President	2015	591,667	0	1,373,846	0	445,068	111,329		73,223	2,595,133
and Chief Financial Officer	2014	535,418	0	771,522	0	292,495	157,862		50,296	1,807,593

Dhiaa M. Jamil(1)	2016	737,500	0	3,069,081	0	832,658	224,991		81,218	4,945,448
Executive Vice President	2015	670,833	0	1,717,248	0	532,795	143,014		83,508	3,147,398
and Chief Operating Officer	2014	650,000	0	1,273,601	0	387,634	209,183		89,910	2,610,328

Julia S. Janson	2016	520,833	0	1,434,996	0	588,035	832,261		55,873	3,431,998
Executive Vice President, Chief Legal Officer and Corporate Secretary	2015	500,000	0	1,017,661	0	388,714	484,163	(7)	62,358	2,452,896

Lloyd M. Yates(2)	2016	661,458	0	2,254,988	0	680,129	478,811		112,466	4,187,852
Executive Vice President	2015	631,667	0	1,453,927	0	480,464	0		159,539	2,725,597
Customer and Delivery Operations and President, Carolinas Region	2014	585,833	1,000,000	1,107,076	0	339,994	1,038,073		272,487	4,343,463

(1)
Effective May 1, 2016, Mr. Jamil became Executive Vice President and Chief Operating Officer. Prior to this assignment, he served as Executive Vice President and President, Generation and Transmission.

(2)
Effective September 1, 2016, Mr. Yates became Executive Vice President Customer and Delivery Operations and President, Carolinas Region. Prior to this assignment, he served as Executive Vice President, Market Solutions and President, Carolinas Region.

(3)
This column does not reflect the value of stock awards that were actually earned or received by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the performance shares (based on the probable outcome of the performance conditions as of the date of grant) and restricted stock units granted to our named executive officers in the applicable year. The aggregate grant date fair value of the performance shares granted in 2016 to Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, assuming that the highest level of performance would be achieved, is $12,797,794; $1,993,529; $2,900,623; $1,661,199 and $2,109,776; respectively. The aggregate grant date fair value of the awards was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Form 10-K for an explanation of the assumptions made in valuing these awards.

(4)
With respect to the applicable performance period, this column reflects amounts payable under the STI Plan. Unless deferred, the 2016 amounts were paid in March 2017.

(5)
This column includes the amounts listed below. The amounts listed were earned over the 12-month period ending on December 31, 2016.

	Good ($)	Young ($)	Jamil ($)	Janson ($)	Yates ($)

Change in Actuarial Present Value of Accumulated Benefit Under:
Duke Energy Retirement Cash Balance Plan	38,924	63,466	61,966	158,034	56,038
Duke Energy Executive Cash Balance Plan	295,688	129,134	163,025	674,227	422,773

Total	334,612	192,600	224,991	832,261	478,811

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EXECUTIVE COMPENSATION

(6)
The All Other Compensation column includes the following for 2016:

	Good ($)	Young ($)	Jamil ($)	Janson ($)	Yates ($)

Matching Contributions Under the Duke Energy Retirement Savings Plan	15,900	15,900	15,900	15,900	15,900
Make-Whole Matching Contribution Credits Under the Executive Savings Plan	155,930	48,304	60,318	38,673	52,615
Personal Use of Airplane*	174,144	10,916	0	0	33,451
Airline Membership	0	0	0	0	0
Charitable Contributions Made in the Name of the Executive**	5,000	5,000	5,000	1,300	0
Executive Physical Exam Program	2,500	0	0	0	2,500
Financial Planning Program	8,500	4,844	0	0	8,000

Total	361,974	84,964	81,218	55,873	112,466

*
Regarding use of corporate aircraft, named executive officers generally are required to reimburse Duke Energy the direct operating costs of any personal travel. With respect to flights on a leased or chartered airplane, direct operating costs equal the amount that the third party charges Duke Energy for such trip. With respect to flights on the Company-owned airplane, direct operating costs include the amounts permitted by the Federal Aviation Regulations for non-commercial carriers. Named executive officers are permitted to invite their spouse or other guests to accompany them on business trips when space is available; however, in such events, the named executive officer is imputed income in accordance with IRS guidelines. The additional cost included in the table above is the amount of the IRS-specified tax deduction disallowance, if any, with respect to the named executive officer's personal travel.

**
Certain charitable contributions made by the named executive officers are not eligible for matching under the Matching Gifts Program and therefore are not listed above.
(7)
Due to an error in the actuarial calculation, the change in pension value was incorrectly reported as $560,144 in the 2016 proxy statement.

GRANTS OF PLAN-BASED AWARDS

									All Other Stock Awards: Number of Shares of Stock or Units (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Lynn J. Good	Cash Bonus		920,313	1,937,500	3,560,157
	Long-Term Perf. Shares	2/24/2016				33,996	84,990	169,980			6,398,897
	Restricted Stock Units	2/24/2016							36,424	(3)	2,729,979

Steven K. Young	Cash Bonus		237,500	500,000	918,750
	Long-Term Perf. Shares	2/24/2016				5,296	13,239	26,478			996,765
	Restricted Stock Units	2/24/2016							5,674 3,336	(3) (4)	425,266 250,033

Dhiaa M. Jamil	Cash Bonus		280,250	590,000	1,084,125
	Long-Term Perf. Shares	2/24/2016				7,705	19,263	38,526			1,450,311
	Restricted Stock Units	2/24/2016							8,256 13,342	(3) (4)	618,787 999,983

Julia S. Janson	Cash Bonus		197,917	416,667	765,625
	Long-Term Perf. Shares	2/24/2016				4,413	11,032	22,064			830,599
	Restricted Stock Units	2/24/2016							4,728 3,336	(3) (4)	354,364 250,033

Lloyd M. Yates	Cash Bonus		251,354	529,167	972,344
	Long-Term Perf. Shares	2/24/2016				5,604	14,011	28,022			1,054,888
	Restricted Stock Units	2/24/2016							6,005 10,007	(3) (4)	450,075 750,025

(1)
Reflects the STI opportunity granted to our named executive officers in 2016 under the Duke Energy Corporation Executive Short-Term Incentive Plan. The information included in the "Threshold," "Target" and "Maximum" columns reflects the range of potential payouts under the plan established by the Compensation Committee. The actual amounts earned by each executive under the terms of such plan are disclosed in the Summary Compensation Table.

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EXECUTIVE COMPENSATION

(2)
Reflects the performance shares granted to our named executive officers on February 24, 2016, under the terms of the Duke Energy Corporation 2015 LTI Plan. The information included in the "Threshold," "Target" and "Maximum" columns reflects the range of potential payouts established by the Compensation Committee. Earned performance shares will be paid following the end of the 2016-2018 performance period, based on the extent to which the performance goals have been achieved. Any shares not earned are forfeited. In addition, following a determination that the performance goals have been achieved, participants will receive a cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the performance period multiplied by the number of performance shares earned.

(3)
Reflects restricted stock units granted to our named executive officers on February 24, 2016, under our LTI program pursuant to the terms of the Duke Energy Corporation 2015 LTI Plan. These restricted stock units generally vest in equal portions on each of the first three anniversaries of the grant date, provided the recipient continues to be employed by Duke Energy on each vesting date. If dividends are paid during the vesting period, then the participants will receive a current cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the vesting period multiplied by the number of unvested restricted stock units.

(4)
Reflects retention grants of restricted stock units provided to the named executive officers on February 24, 2016, under the terms of the Duke Energy Corporation 2015 LTI Plan. These restricted stock units generally vest in full on the third anniversary of the grant date, provided the recipient continues to be employed by Duke Energy. If dividends are paid during the vesting period, then the participants will receive a current cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the vesting period multiplied by the number of unvested restricted stock units.

(5)
Reflects the grant date fair value of each restricted stock unit and performance share (based on the probable outcome of the performance conditions as of the date of grant) granted to our named executive officers in 2016, as computed in accordance with the accounting guidance for stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2016.

		Stock Awards
Name	Grant Type	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lynn J. Good	Restricted Stock Units	63,013	4,891,069
	Performance Shares (2015-2017)			19,935	1,547,355
	Performance Shares (2016-2018)			84,990	6,596,924

Steven K. Young	Restricted Stock Units	13,537	1,050,742
	Performance Shares (2015-2017)			3,589	278,578
	Performance Shares (2016-2018)			13,239	1,027,611

Dhiaa M. Jamil	Restricted Stock Units	27,701	2,150,152
	Performance Shares (2015-2017)			4,486	348,203
	Performance Shares (2016-2018)			19,263	1,495,194

Julia S. Janson	Restricted Stock Units	11,568	897,908
	Performance Shares (2015-2017)			2,658	206,314
	Performance Shares (2016-2018)			11,032	856,304

Lloyd M. Yates	Restricted Stock Units	21,220	1,647,096
	Performance Shares (2015-2017)			3,798	294,801
	Performance Shares (2016-2018)			14,011	1,087,534

(1)
Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates received restricted stock units under our LTI Plan on February 25, 2014, February 25, 2015, and February 24, 2016, which vest, subject to certain exceptions, in equal installments on the first three anniversaries of the date of grant. In addition, Ms. Good received restricted stock units under our LTI Plan on June 25, 2015, which vest, subject to certain exceptions, in equal installments on the first three anniversaries of February 25, 2015. Mr. Young, Mr. Jamil, Ms. Janson, and Mr. Yates also received additional retention grants of restricted stock units on February 24, 2016, that vest in full, subject to continued employment, on the third anniversary of the grant date.

(2)
Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates received performance shares on February 25, 2015, and on February 24, 2016, that, subject to certain exceptions, are eligible for vesting on December 31, 2017, and December 31, 2018, respectively. Ms. Good received additional performance shares on June 25, 2015, that, subject to certain exceptions, are eligible for vesting on December 31, 2017. Pursuant to applicable SEC rules, the performance shares granted in 2015 are listed at the minimum number of shares and the performance shares granted in 2016 are listed at the target number of shares.

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EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Lynn J. Good	22,126	1,691,311
Steven K. Young	3,301	252,328
Dhiaa M. Jamil	5,846	446,868
Julia S. Janson	3,235	247,283
Lloyd M. Yates	5,034	384,799

(1)
Includes vested restricted stock units for all named executive officers. On February 22, 2017, the Compensation Committee certified that the minimum required performance was not achieved for the performance share cycle ending in 2016, and, therefore, no performance shares were earned for this cycle.

(2)
The value realized upon vesting of stock awards was calculated based on the closing price of a share of Duke Energy common stock on the respective vesting date.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Lynn J. Good	Duke Energy Retirement Cash Balance Plan	13.67	288,760	0
	Duke Energy Corporation Executive Cash Balance Plan	13.67	5,719,371	0

Steven K. Young	Duke Energy Retirement Cash Balance Plan	36.51	692,081	0
	Duke Energy Corporation Executive Cash Balance Plan	36.51	768,626	0

Dhiaa M. Jamil	Duke Energy Retirement Cash Balance Plan	35.34	723,043	0
	Duke Energy Corporation Executive Cash Balance Plan	35.34	1,061,814	0

Julia S. Janson	Duke Energy Retirement Cash Balance Plan	29.00	1,361,378	0
	Duke Energy Corporation Executive Cash Balance Plan	29.00	3,282,490	0

Lloyd M. Yates	Duke Energy Retirement Cash Balance Plan	18.03	474,033	0
	Duke Energy Corporation Executive Cash Balance Plan	18.03	3,818,729	0

Duke Energy provides pension benefits that are intended to assist its retirees with their retirement income needs. A more detailed description of the plans that comprise Duke Energy's pension program follows.

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EXECUTIVE COMPENSATION

Duke Energy Retirement Cash Balance Plan

Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates actively participate in the Duke Energy Retirement Cash Balance Plan ("RCBP"), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers employees of Duke Energy and affiliates, with certain exceptions for individuals previously employed with Piedmont Natural Gas and who are covered under a Piedmont Natural Gas plan and for individuals employed or re-employed on or after January 1, 2014. The RCBP currently provides benefits under a "cash balance account" formula (described below are certain prior plan formulas). Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates have satisfied the eligibility requirements to receive his or her RCBP account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to a hypothetical account at the time of benefit commencement. Payment is also available in annuity forms based on the actuarial equivalent of the account balance.

The amount credited to the hypothetical account is increased with monthly pay credits equal to (i) for participants with combined age and service of less than 35 points, four percent of eligible monthly compensation, (ii) for participants with combined age and service of 35 to 49 points, five percent of eligible monthly compensation, (iii) for participants with combined age and service of 50 to 64 points, six percent of eligible monthly compensation and (iv) for participants with combined age and service of 65 or more points, seven percent of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to four percent of eligible compensation above the Social Security wage base. Interest credits are credited monthly. The interest rate for benefits accrued after 2012 is based on an annual interest factor of four percent and for benefits accrued before 2013 is based generally on the annual yield on the 30-year Treasury rate (determined quarterly), subject to a minimum of four percent and a maximum of nine percent.

For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k), cafeteria, or 132(f) transportation plan, and deferrals under the Executive Savings Plan. Compensation does not include severance pay, payment for unused vacation (including banked vacation and banked time), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, LTI compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, restricted stock units or restricted stock), military leave of absence pay (including differential wage payments) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP. The benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Effective at the end of 2012, the Cinergy Corp. Non-Union Employees' Pension Plan ("Cinergy Plan") was merged into the RCBP. The balances that Ms. Good and Ms. Janson had under the Cinergy Plan's "cash balance account" formula at the end of 2012 were credited to their hypothetical accounts under the RCBP. Prior to 2011, the Cinergy Plan also provided benefits under the Traditional Program formula, which provides benefits based on service and final average monthly pay. Pursuant to a choice program offered to all non-union participants in the Traditional Program formula in 2006, Ms. Janson elected to participate in the Cinergy Plan's cash balance account formula with the retention of her accrued benefit under the Traditional Program, which benefit is based on service through April 1, 2007, and by amendment applicable to Ms. Janson and other choice participants effective at the end of 2016, on pay through December 31, 2016, (with banked vacation taken into account at December 31, 2016). Ms. Good has always participated in the Cinergy Plan's cash balance account formula.

Under the Cinergy Plan's Traditional Program, in which Ms. Janson participated prior to April 1, 2007, and which was frozen as of December 31, 2016, each participant earns a benefit under a final average pay formula, which calculates pension benefits based on a participant's "highest average earnings" and years of plan participation. The Traditional Program benefit is payable following normal retirement at age 65, following early retirement at or after age 50 with three or more years of service (with reduction in the life annuity for commencement before age 62 in accordance with prescribed factors) and at or after age 55 with combined age and service of 85 points (with no reduction in the life annuity for commencement before normal retirement age). Ms. Janson is eligible for an early retirement benefit, the amount of which would be reduced for early commencement. Payment to Ms. Janson is available in a variety of annuity forms and in the form of a lump sum that is the actuarial equivalent of the benefit payable to her under the Traditional Program.

The Traditional Program benefit formula is the sum of (a), (b), and (c), where (a) is 1.1 percent of final average monthly pay ("FAP") times years of participation (up to a maximum of 35 years); where (b) is 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years); and where (c) is 1.55% of FAP times years of participation in excess of 35. The benefit under the Traditional Program will not be less than the minimum formula, which is the sum of (x) and (y), where (x) is the lesser of (i) 1.12% of FAP times years of participation (up to a maximum of 35 years) plus 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years) or (ii) 1.163% of FAP times years of participation (up to a maximum of 35 years); and where (y) is 1.492% of FAP times years of participation over 35 years. Social Security covered compensation is the average of the Social Security wage bases during the 35 calendar years ending in the year the participant reaches Social Security retirement age.

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EXECUTIVE COMPENSATION

Under the Traditional Program, as part of the administrative record keeping process established in 1998, creditable service for Ms. Janson and similarly situated employees was established from the beginning of the year of hire. The number of actual years of service by Ms. Janson with us or an affiliated company, established from the beginning of the year of hire, is the same as the number of credited years of service under the RCBP (and the Duke Energy Executive Cash Balance Plan) and, therefore, no benefit augmentation resulted under the RCBP (and the ECBP) to Ms. Janson as a result of any difference in the number of years of actual and credited service. Ms. Janson's years of participation under the Traditional Program is frozen as of April 1, 2007.

FAP is the average of the participant's total pay during the three consecutive years of highest pay from the last 10 years of participation at December 31, 2016, (including banked vacation taken into account at December 31, 2016, determined by multiplying the participant's weeks of unused banked vacation as of December 31, 2016, by the participant's rate of pay as of December 31, 2016). This is determined, at December 31, 2016, using the three consecutive calendar years or last 36 months of participation that yield the highest FAP. Ms. Janson's FAP under the Traditional Program is frozen as of December 31, 2016.

Total pay under the Traditional Program includes base salary or wages, overtime pay, shift premiums, work schedule recognition pay, holiday premiums, retirement bank vacation pay, performance lump-sum pay, annual cash incentive plan awards and annual performance cash awards. Total pay does not include reimbursements or other expense allowances, imputed income, fringe benefits, moving and relocation expenses, deferred compensation, welfare benefits, long-term performance awards and executive individual incentive awards. The benefit under the Traditional Program is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Effective at the end of 2015, the Progress Energy Pension Plan ("Progress Plan") was merged into the RCBP. The balance that Mr. Yates had under the Progress Plan's "cash balance account" formula at the end of 2015 was credited to his hypothetical account under the RCBP. After 2013, the Progress Plan provided for cash balance benefits under the same formula as the RCBP. Prior to 2014, pay credits ranged from three percent to seven percent depending on the participant's age at the beginning of each plan year, plus an additional similar credit on eligible pay above 80% of the Social Security wage base. Interest credits for benefits accrued before 2014 are based on an annual interest credit rate of four percent and are added to cash balance accounts on December 31 of each year based on account balances as of January 1. At benefit commencement, an employee has several lump-sum and annuity payment options.

Duke Energy Corporation Executive Cash Balance Plan

Mr. Young, Mr. Jamil, Mr. Yates and Ms. Janson actively participate in the ECBP, which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (i) compensation in excess of the annual compensation limit ($270,000 for 2017) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP; (ii) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($215,000 for 2017) under the Internal Revenue Code that applies to the RCBP; and (iii) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Duke Energy.

Amounts were credited to an account established for Ms. Good under the ECBP pursuant to an amendment to her prior employment agreement that was negotiated in connection with the merger of Cinergy Corp. and Duke Energy. Ms. Good will not earn any additional benefits under any nonqualified defined benefit plan (other than future interest credits under the ECBP) unless and until she continues employment with Duke Energy past age 62.

Effective as of July 2, 2012, (i.e., the closing of the Duke Energy/Progress Energy merger), the portion of the Supplemental Senior Executive Retirement Plan of Progress Energy, Inc. ("Progress Energy Supplemental Plan") relating to the 10 active participants in the Progress Energy Supplemental Plan, including Mr. Yates, was merged into the ECBP, resulting in the nonqualified retirement benefits that were originally to be provided to the Progress Energy participants under the Progress Energy Supplemental Plan, to be instead provided pursuant to the ECBP. The ECBP provides that Mr. Yates will participate in the ECBP and, subject to the terms and conditions of the ECBP, be entitled to nonqualified retirement benefits equal to the greater of:

•
The sum of (i) the accrued benefit under the Progress Energy Supplemental Plan frozen as of July 2, 2012, (based on applicable service and compensation earned prior to July 2, 2012), and (ii) future benefits under the ECBP with respect to service and compensation levels following July 2, 2012; or

•
The benefits earned under the Progress Energy Supplemental Plan, as increased by post-July 2, 2012, service and cost of living adjustments.

60    DUKE ENERGY – 2017 Proxy Statement

EXECUTIVE COMPENSATION

Mr. Yates participates in the Progress Energy Supplemental Plan formula of the ECBP and is fully vested in his benefit. Payments attributable to the Progress Energy Supplemental Plan formula generally are made in the form of an annuity, payable at age 65. The monthly payment is calculated using a formula that equates to four percent per year of service (capped at 62%) multiplied by the average monthly eligible pay (annual base salary and annual cash incentive award) for the highest completed 36 months of eligible pay within the preceding 120-month period. Benefits under the Progress Energy Supplemental Plan formula are fully offset by Social Security benefits and by benefits paid under the RCBP. An executive officer who is age 55 or older with at least 15 years of service (including Mr. Yates, who has attained age 55 with at least 15 years of service) may elect to retire prior to age 65 and his or her benefit generally will commence within 60 days of the first calendar month following retirement. The early retirement benefit will be reduced by 2.5% for each year the participant receives the benefit prior to reaching age 65. All service with Duke Energy and its affiliates is treated as eligible service for purposes of meeting the Progress Energy Supplemental Plan's eligibility requirements.

Present Value Assumptions

Because the pension amounts shown in the Pension Benefits Table are the present values of current accrued retirement benefits, numerous assumptions must be applied. The values are based on the same assumptions as used in our Annual Report, except as required by applicable SEC rules. Such assumptions include a 4.1% discount rate and an interest crediting rate of 4.25% for Duke Energy cash balance accounts for benefits accrued before 2013 and four percent for benefits accrued after 2012 and four percent for the prior Progress Plan cash balance accounts. Cash balance accounts are assumed to be paid in the form of a lump sum. Annuity benefits are assumed to be paid in the form of either (i) a single life annuity or (ii) a 50% joint and survivor annuity. The post-retirement mortality assumption is consistent with that used in Duke Energy's Form 10-K. Benefits are assumed to commence at age 55 for Ms. Janson, age 62 for Ms. Good, and at age 65 for Mr. Young, Mr. Jamil and Mr. Yates, or the named executive officer's current age (if later), and each named executive officer is assumed to remain employed until that age.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Lynn J. Good	341,421	155,930	111,777	0	1,917,762
Executive Savings Plan

Steven K. Young	51,630	48,304	77,094	0	880,029
Executive Savings Plan

Dhiaa M. Jamil	208,164	60,318	184,566	0	2,830,009
Executive Savings Plan

Julia S. Janson	66,532	38,673	49,618	0	798,403
Executive Savings Plan

Lloyd M. Yates	52,917	52,615	213,248	0	2,660,583
Executive Savings Plan

(1)
Includes $180,833, $25,000, $31,250 and $52,917 of salary deferrals credited to the plan in 2016 on behalf of Ms. Good, Mr. Young, Ms. Janson and Mr. Yates, respectively, which are included in the salary column of the Summary Compensation Table. Includes $160,588, $26,630, $208,164 and $35,282 of short-term incentive deferrals earned in 2016 and credited to the plan in 2017 on behalf of Ms. Good, Mr. Young, Mr. Jamil and Ms. Janson, respectively, which are included in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table.

(2)
Reflects make-whole matching contribution credits made under the Executive Savings Plan, which are reported in the All Other Compensation column of the Summary Compensation Table.

(3)
The aggregate balance as of December 31, 2016, for each named executive officer includes the following aggregate amount of prior deferrals of base salary and short-term incentives, as well as employer matching contributions, that were previously earned and reported as compensation on the Summary Compensation Table for the years 2008 through 2015: (i) Ms. Good – $1,174,337; (ii) Mr. Young – $173,687; (iii) Mr. Jamil – $831,691; (iv) Ms. Janson – $83,066 and (v) Mr. Yates – $264,048. These amounts have since been adjusted, pursuant to the terms of the Executive Savings Plan for investment performance (i.e., earnings and losses), deferrals, contributions and distributions. The aggregate balance as of December 31, 2016, also includes amounts earned in 2016 but credited to the plan in 2017, including the amounts described in footnotes 1 and 2 above.

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EXECUTIVE COMPENSATION

Duke Energy Corporation Executive Savings Plan

Under the Executive Savings Plan, participants can elect to defer a portion of their base salary and short-term incentive compensation. Participants also receive a company matching contribution in excess of the contribution limits prescribed by the Internal Revenue Code under the Duke Energy Retirement Savings Plan, which is the 401(k) plan in which the named executive officers participate.*

In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may direct the deemed investment of base salary deferrals, STI deferrals and matching contributions among investment options available under the Duke Energy Retirement Savings Plan, including the Duke Energy Common Stock Fund. Participants may change their investment elections on a daily basis. The benefits payable under the plan are unfunded and subject to the claims of Duke Energy's creditors.

Mr. Yates previously participated in the Progress Energy, Inc. Management Deferred Compensation Plan ("MDCP"), the Progress Energy, Inc. Management Incentive Compensation Plan ("MICP") and the Progress Energy, Inc. Performance Share Sub-Plan ("PSSP"), each of which permitted voluntary deferrals and was merged with and into the Executive Savings Plan effective as of the end of 2013. In addition to voluntary deferrals, the MDCP also provided for employer contributions of six percent of base salary over the limits prescribed by the Internal Revenue Code under the Progress Energy 401(k) Savings and Stock Ownership Plan. With respect to the plans that were merged into the Executive Savings Plan, participants are entitled to the same benefits, distribution timing and forms of benefit that were provided by the MDCP, MICP and PSSP immediately prior to January 1, 2014. These pre-2014 benefits generally are payable following termination of employment, or in certain cases on a date previously specified by the participant, in the form of a lump sum or installments, as selected by the participant.

*
The Duke Energy Retirement Savings Plan is a tax-qualified "401(k) plan" that provides a means for employees to save for retirement on a tax-favored basis and to receive an employer matching contribution. The employer matching contribution is equal to 100% of the named executive officer's before-tax and Roth 401(k) contributions (excluding "catch-up" contributions) with respect to six percent of eligible pay. For this purpose, "eligible pay" includes base salary and STI compensation. Earnings on amounts credited to the Duke Energy Retirement Savings Plan are determined based on the performance of investment funds (including a Duke Energy Common Stock Fund) selected by each participant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, each named executive officer would be entitled to compensation in the event his or her employment terminates or upon a change in control. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which he or she terminates employment. The relevant agreements that each named executive officer has entered into with Duke Energy are described below, followed by a table that quantifies the amount that would become payable to each named executive officer as a result of his or her termination of employment.

The amounts shown assume that such termination was effective as of December 31, 2016, and are merely estimates of the amounts that would be paid to the named executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such named executive officer's termination of employment.

The table shown below does not include certain amounts that have been earned and that are payable without regard to the named executive officer's termination of employment. Such amounts, however, are described immediately following the table.

Under each of the compensation arrangements described below for Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, "change in control" generally means the occurrence of one of the following: (i) the date any person or group becomes the beneficial owner of 30% or more of the combined voting power of Duke Energy's then outstanding securities; (ii) during any period of two consecutive years, the directors serving at the beginning of such period or who are elected thereafter with the support of not less than two-thirds of those directors cease for any reason other than death, disability or retirement to constitute at least a majority thereof; (iii) the consummation of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Duke Energy, regardless of whether Duke Energy is the surviving company, unless Duke Energy's outstanding voting securities immediately prior to the transaction continue to represent at least 50% of the combined voting power of the outstanding voting securities of the surviving entity immediately after the transaction; (iv) the consummation of a sale of all or substantially all of the assets of Duke Energy or a complete liquidation or dissolution, which has been approved by the shareholders of Duke Energy; or (v) under certain arrangements, the date of any other event that the Board of Directors determines should constitute a change in control.

62    DUKE ENERGY – 2017 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement with Ms. Good

Effective July 1, 2013, Duke Energy entered into an employment agreement with Ms. Good that contains a three-year initial term and automatically renews for additional one-year periods at the end of the initial term unless either party provides 120 days' advance notice. In the event of a change in control of Duke Energy, the term automatically extends to a period of two years. Upon a termination of Ms. Good's employment by Duke Energy without "cause" or by Ms. Good for "good reason" (each as defined below), the following severance payments and benefits would be payable: (i) a lump-sum payment equal to a pro rata amount of her annual bonus for the portion of the year that the termination of employment occurs during which she was employed, determined based on the actual achievement of performance goals; (ii) a lump-sum payment equal to 2.99 times the sum of her annual base salary and target annual bonus opportunity; (iii) continued access to medical and dental benefits for 2.99 years, with monthly amounts relating to Duke Energy's portion of the costs of such coverage paid by Duke Energy (reduced by coverage provided by future employers, if any) and a lump-sum payment equal to the cost of basic life insurance coverage for 2.99 years; (iv) one year of outplacement services; (v) if termination occurs within 30 days prior to, or two years after a change in control of Duke Energy, vesting in unvested retirement plan benefits that would have vested during the two years following the change in control and a lump-sum payment equal to the maximum contributions and allocations that would have been made or allocated if she had remained employed for an additional 2.99 years; and (vi) 2.99 additional years of vesting with respect to equity awards and an extended period to exercise outstanding vested stock options following termination of employment.

Ms. Good is not entitled to any form of tax gross-up in connection with Sections 280G and 4999 of the Internal Revenue Code. Instead, in the event that the severance payments or benefits otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause Ms. Good to retain an after-tax amount in excess of what would be retained if no reduction were made.

Under Ms. Good's employment agreement, "cause" generally means, unless cured within 30 days, (i) a material failure by Ms. Good to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with her position; (ii) the final conviction of Ms. Good of a felony or crime involving moral turpitude; (iii) an egregious act of dishonesty by Ms. Good in connection with employment, or a malicious action by Ms. Good toward the customers or employees of Duke Energy; (iv) a material breach by Ms. Good of Duke Energy's Code of Business Ethics; or (v) the failure of Ms. Good to cooperate fully with governmental investigations involving Duke Energy. "Good reason," for this purpose, generally means, unless cured within 30 days, (i) a material reduction in Ms. Good's annual base salary or target annual bonus opportunity (exclusive of any across-the-board reduction similarly affecting substantially all similarly situated employees); or (ii) a material diminution in Ms. Good's positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities or any failure by the Board of Directors to nominate Ms. Good for re-election as a member of the Board of Directors.

Ms. Good's employment agreement contains restrictive covenants related to confidentiality, mutual nondisparagement, noncompetition and nonsolicitation obligations. The noncompetition and nonsolicitation obligations survive for two years following her termination of employment.

Other Named Executive Officers

Duke Energy entered into a Change in Control Agreement with Mr. Young effective as of July 1, 2005, and with Mr. Jamil effective as of February 26, 2008, both of which were amended and restated effective as of August 26, 2008, and subsequently amended effective as of January 8, 2011. Duke Energy entered into a Change in Control Agreement with Ms. Janson effective as of December 17, 2012, and with Mr. Yates effective as of July 3, 2014. The agreements have an initial term of two years commencing as of the original effective date, after which the agreements automatically extend, unless six months' prior written notice is provided, on a month-to-month basis.

The Change in Control Agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a "change in control" by Duke Energy without "cause" or by the executive for "good reason" (each as defined below) as follows: (i) a lump-sum cash payment equal to a pro rata amount of the executive's target bonus for the year in which the termination occurs; (ii) a lump-sum cash payment equal to two times the sum of the executive's annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (iii) continued medical, dental and basic life insurance coverage for a two-year period or a lump-sum cash payment of equivalent value (reduced by coverage obtained by subsequent employers); and (iv) a lump-sum cash payment of the amount Duke Energy would have allocated or contributed to the executive's qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive's accounts as of the date of

DUKE ENERGY – 2017 Proxy Statement    63

termination that would have vested during the remaining term of the agreement. If the executive would have become eligible for normal retirement at age 65 within the two-year period following termination, the two times multiple or two-year period mentioned above will be reduced to the period from the termination date to the executive's normal retirement date. The agreements also provide for enhanced benefits (i.e., two years of additional vesting) with respect to equity awards.

Under the Change in Control Agreements, each named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the Change in Control Agreement otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a named executive officer becomes entitled to payments and benefits under a Change in Control Agreement, he would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

The Executive Severance Plan provides certain executives, including Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, with severance payments and benefits upon a termination of employment under certain circumstances. Pursuant to the terms of the Executive Severance Plan, "Tier I Participants," which include Duke Energy's named executive officers, would be entitled, subject to the execution of a waiver and release of claims, to the following payments and benefits in the event of a termination of employment by (a) Duke Energy other than for "cause" (as defined below), death or disability, or (b) the participant for "good reason" (as defined below): (i) a lump-sum payment equal to a pro rata amount of the participant's annual bonus for the year that the termination of employment occurs, determined based on the actual achievement of performance goals under the applicable performance-based bonus plan; (ii) a lump-sum payment equal to two times the sum of the participant's annual base salary and target annual bonus opportunity in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (iii) continued access to medical and dental insurance for a two-year period following termination of employment, with monthly amounts relating to Duke Energy's portion of the costs of such coverage paid to the participant by Duke Energy (reduced by coverage provided to the participant by future employers, if any) and a lump-sum payment equal to the cost of two years of basic life insurance coverage; (iv) one year of outplacement services; and (v) two additional years of vesting with respect to equity awards and an extended period to exercise outstanding vested stock options following termination of employment.

The Executive Severance Plan also provides that, in the event any of the payments or benefits provided for in the Executive Severance Plan otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a participant becomes entitled to payments and benefits under the Executive Severance Plan, he or she would be subject to certain restrictive covenants, including those related to noncompetition, nonsolicitation and confidentiality.

Duke Energy has the right to terminate any participant's participation in the Executive Severance Plan but must provide the participant with one year's notice and the participant would continue to be eligible for all severance payments and benefits under the Executive Severance Plan during the notice period. Any employee who is eligible for severance payments and benefits under a separate agreement or plan maintained by Duke Energy (such as a Change of Control Agreement) would receive compensation and benefits under such other agreement or plan (and not the Executive Severance Plan).

For purposes of the Change in Control Agreements and the Executive Severance Plan, "cause" generally means, unless cured within 30 days, (i) a material failure by the executive to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the executive's position; (ii) the final conviction of the executive of a felony or crime involving moral turpitude; (iii) an egregious act of dishonesty by the executive in connection with employment, or a malicious action by the executive toward the customers or employees of Duke Energy; (iv) a material breach by the executive of Duke Energy's Code of Business Ethics; or (v) the failure of the executive to cooperate fully with governmental investigations involving Duke Energy. "Good reason," for this purpose, generally means (i) a material reduction in the executive's annual base salary or target annual bonus opportunity as in effect either immediately prior to the change in control or the termination under the Executive Severance Plan (exclusive of any across-the-board reduction similarly affecting substantially all similarly situated employees); or (ii) a material diminution in the participant's positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect either immediately prior to the change in control or immediately prior to a Tier I participant's termination of employment under the Executive Severance Plan.

Equity Awards – Consequences of Termination of Employment

As described above, each year Duke Energy grants long-term incentives to its executive officers, and the terms of these awards vary somewhat from year to year. The following table summarizes the consequences under Duke Energy's LTI award agreements, without giving effect to Ms. Good's employment agreement, the Change in Control Agreements or the Executive Severance Plan described above, that would generally occur with respect to outstanding equity awards in the event of the

64    DUKE ENERGY – 2017 Proxy Statement

termination of employment of Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates.

Event	Consequences

Voluntary termination or involuntary termination (retirement-eligible)	Restricted Stock Units – prorated portion of award vests Performance Shares – prorated portion of award vests based on actual performance
Voluntary termination (not retirement-eligible)	Restricted Stock Units and Performance Shares – the executive's right to unvested portion of award terminates immediately
Involuntary termination after a change in control	Restricted Stock Units – immediate vesting Performance Shares – see impact of change in control below
Death or disability	Restricted Stock Units – immediate vesting Performance Shares – prorated portion of award vests based on actual performance
Change in control	Restricted Stock Units – no impact absent termination of employment Performance Shares – prorated portion of award vests based on target performance

POTENTIAL PAYMENTS UPON TERMINATION OR
A CHANGE IN CONTROL

Name and Triggering Event	Cash Severance Payment ($)(1)	Incremental Retirement Plan Benefit ($)(2)	Welfare and Other Benefits ($)(3)	Stock Awards ($)

Lynn J. Good
• Voluntary termination without good reason	0	0	0	8,324,210
• Involuntary or good reason termination under Employment Agreement	9,717,500	0	59,265	18,252,806
• Involuntary or good reason termination after a change in control	9,717,500	660,066	59,265	17,573,704
• Death or Disability(4)	0	0	0	11,261,251

Steven K. Young
• Voluntary termination without good reason	0	0	0	1,402,819
• Involuntary or good reason termination under Executive Severance Plan	2,268,000	0	30,724	3,246,667
• Involuntary or good reason termination after a change in control	2,268,000	375,244	34,636	3,171,974
• Death or Disability(4)	0	0	0	2,138,797

Dhiaa M. Jamil
• Voluntary termination without good reason	0	0	0	1,888,717
• Involuntary or good reason termination under Executive Severance Plan	2,700,000	0	30,054	5,110,826
• Involuntary or good reason termination after a change in control	2,700,000	448,684	38,770	5,041,594
• Death or Disability(4)	0	0	0	3,589,835

Julia S. Janson
• Voluntary termination without good reason	0	0	0	0
• Involuntary or good reason termination under Executive Severance Plan	1,890,000	0	33,360	2,629,118
• Involuntary or good reason termination after a change in control	1,890,000	310,984	38,358	2,571,859
• Death or Disability(4)	0	0	0	1,739,767

Lloyd M. Yates
• Voluntary termination without good reason	0	0	0	1,512,329
• Involuntary or good reason termination under Executive Severance Plan	2,400,300	0	30,154	3,957,146
• Involuntary or good reason termination after a change in control	2,400,300	397,735	48,350	3,903,414
• Death or Disability(4)	0	0	0	2,798,598

(1)
The amounts listed under "Cash Severance Payment" are payable under (i) the terms of Ms. Good's employment agreement; (ii) the Change in Control Agreements of Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates; or (iii) the Executive Severance Plan.

DUKE ENERGY – 2017 Proxy Statement    65

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(2)
The amounts listed under "Incremental Retirement Plan Benefit" are payable under the terms of Ms. Good's employment agreement and the Change in Control Agreements of Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates. They represent the additional amount that would have been contributed to the RCBP, ECBP, Duke Energy Retirement Savings Plan and the Executive Savings Plan in the event the named executive officer had continued to be employed by Duke Energy for (i) 2.99 years for Ms. Good or (ii) two additional years after the actual date of termination for the other named executive officers.

(3)
The amounts listed under "Welfare and Other Benefits" include the amount that would be paid to each named executive officer in lieu of providing continued welfare benefits and basic life coverage. This continued coverage represents (i) 2.99 years for Ms. Good or (ii) two years for the other named executive officers. In addition to the amounts shown above, access to outplacement services for a period of up to one year after termination will be provided to Ms. Good if terminating under her employment agreement or to any named executive officer terminating under the Executive Severance Plan.

(4)
In the event of a termination of employment due to long-term disability, because the payment of RSUs would be delayed for an additional six months as required by applicable tax rules, additional dividend equivalent payments would be made in the amount of $82,754, $19,122, $41,624, $16,520 and $31,668 for Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, respectively.

Assumptions and Other Considerations

The amounts listed above have been determined based on a variety of assumptions, including with respect to the limits on qualified retirement plan benefits under the Internal Revenue Code. The actual amounts to be paid out can only be determined at the time of each named executive officer's termination of employment. The amounts described in the table do not include compensation to which each named executive officer would be entitled without regard to his or her termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid; (ii) amounts that have been earned, but not yet paid, under the terms of the plans listed under the Pension Benefits and Nonqualified Deferred Compensation tables on pages 58 and 61, respectively; (iii) unused vacation; and (iv) the potential reimbursement of legal fees.

The amounts shown above do not reflect the fact that, under Ms. Good's employment agreement and under the Change in Control Agreements that Duke Energy has entered into with Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, in the event that payments to any such executive in connection with a change in control otherwise would result in a golden parachute excise tax and lost tax deduction under Sections 280G and 4999 of the Internal Revenue Code, such amounts would be reduced to the extent necessary so that such tax would not apply under certain circumstances.

The amounts shown above with respect to stock awards were calculated based on a variety of assumptions, including the following: (i) the named executive officer terminated employment on December 31, 2016; (ii) a stock price for Duke Energy common stock equal to $77.62, which was the closing price on December 30, 2016; (iii) the continuation of Duke Energy's dividend at the rate in effect during the first quarter of 2017; and (iv) performance at the target level with respect to performance shares.

Potential Payments Due Upon a Change in Control

Other than as described below, the occurrence of a change in control of Duke Energy would not trigger the payment of benefits to the named executive officers absent a termination of employment. If a change in control of Duke Energy occurred on December 31, 2016, with respect to each named executive officer, the outstanding performance share awards granted by Duke Energy, including dividend equivalents, would be paid on a prorated basis assuming target performance. As of December 31, 2016, the prorated performance shares that would be paid as a result of these accelerated vesting provisions, including dividend equivalents, would have had a value of $6,086,640, $1,041,132, $1,375,604, $804,653 and $1,101,841, for Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, respectively.

66    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 4:     ADVISORY VOTE ON THE FREQUENCY OF THE
VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that we provide our shareholders with the opportunity to vote every six years, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory say-on-pay votes on the compensation of our named executive officers. This advisory vote last occurred in 2011. This year we are once again asking our shareholders to indicate, on a nonbinding, advisory basis, whether they would prefer an advisory say-on-pay vote on the compensation of our named executive officers to occur every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory say-on-pay vote on the compensation of our named executive officers that occurs on an annual basis is the most appropriate alternative for Duke Energy. Accordingly, our Board of Directors recommends that the advisory vote on the compensation of our named executive officers occur every one year. Our Board of Directors believes that an annual advisory say-on-pay vote will allow our shareholders to provide timely, direct input on Duke Energy's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

You may cast your vote by choosing the option of one year, two years, three years or abstain from voting in response to the following resolution:

  "RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency for holding an advisory vote on the compensation of Duke Energy's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in the proxy statement, should be every year, every two years or every three years."

The option (i.e., one year, two years or three years) that receives the highest number of votes cast by shareholders will be considered to be the shareholders' preferred frequency for the advisory vote on the compensation of our named executive officers. Because the vote is advisory, however, it will not be binding on the Board of Directors, the Compensation Committee or Duke Energy. The Board of Directors may decide, in its sole discretion, that it is in the best interests of Duke Energy and its shareholders to hold an advisory say-on-pay vote on the compensation of our named executive officers more or less frequently than the option receiving the most votes cast by our shareholders.

The Board of Directors Recommends a Vote for the Option of Every "1 YEAR" as the Preferred Frequency for Holding an Advisory Vote on Executive Compensation.

DUKE ENERGY – 2017 Proxy Statement    67

PROPOSAL 5:     AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
DUKE ENERGY CORPORATION TO ELIMINATE SUPERMAJORITY REQUIREMENTS

The Board of Directors has unanimously approved, and recommends that shareholders approve, an amendment to the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate"), substantially in the form attached to this proxy statement as Appendix A, to eliminate the current requirement in the Certificate for an affirmative vote of the combined voting power of 80% of the outstanding shares of all classes of Duke Energy entitled to vote in the election of directors to approve certain actions.

At the 2016 Annual Meeting, Duke Energy's shareholders voted on a shareholder proposal requesting that our Board of Directors take the steps necessary to eliminate the supermajority requirements in Duke Energy's Certificate. The shareholder proposal was approved by approximately 53% of the votes cast.

In determining whether to recommend the amendment to the Certificate to the Corporation's shareholders at the 2017 Annual Meeting, the Corporate Governance Committee and the Board discussed both the arguments against the amendment as well as those for.

In advocating against the shareholder proposal to eliminate the supermajority requirements in the Certificate of Incorporation at the 2016 Annual Meeting, the Board explained its concern that the supermajority requirements in the Corporation's Certificate were limited to the few specific instances discussed below, and that a supermajority requirement was appropriate during those instances to safeguard that a broad consensus of Duke Energy's shareholders was obtained prior to making those fundamental governance changes and to protect minority shareholders from the actions of potentially self-interested short-term shareholders.

However, weighing heavily on the Corporate Governance Committee and Board's ultimate decision to recommend this amendment were the results of the shareholder proposal which passed at the 2016 Annual Meeting and the discussions about the amendment that were had with shareholders during the course of the Corporation's corporate governance engagements with shareholders. These shareholders advocated that elimination of supermajority approval standards in the Certificate would provide shareholders greater ability to participate in the corporate governance of the Corporation rather than the current percentage required. The Board also recognized that supermajority requirements are viewed by many corporate governance experts as overly burdensome and not in line with the best principles in corporate governance.

After careful consideration of the vote results at the 2016 Annual Meeting and the Corporation's discussions with shareholders, the Board decided to recommend an amendment to our Certificate to reduce the voting requirements for the actions described below from 80% of the outstanding shares of all classes of Duke Energy stock, to 51% of the outstanding shares of all classes of Duke Energy stock.

The proposed amendment to the Certificate to eliminate these supermajority requirements is described in more detail below. A draft Certificate containing the text of the proposed amendment is set forth in Appendix A attached hereto.

Certificate of Incorporation

Article Seventh of the Certificate currently requires the affirmative vote of the combined voting power of 80% of the outstanding shares of all classes of Duke Energy to approve, among other things, the following actions:

•
amend the provision which provides for the method to amend the Amended and Restated Certificate of Incorporation (Article Seventh);

•
change the number of directors that constitute the Corporation's Board of Directors (Article Fifth, section (b));

•
change the method by which vacancies resulting from death, resignation, disqualification, removal or other cause can be filled on the Board of Directors (Article Fifth, section (d)) and;

•
change the method by which directors shall be elected and hold office until the next Annual Meeting (Article Fifth, section (d)).

Upon the approval by our shareholders of the proposed amendment, Article Seventh of our Certificate would be amended as follows, with the proposed deletion stricken through and proposed addition underlined:

  "The Corporation reserves the right to supplement, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, this ARTICLE SEVENTH and sections (b) and (d) of ARTICLE FIFTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least ~~80%~~ 51% of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

The affirmative vote of holders of at least 80% of the outstanding shares of Duke Energy common stock, the only class of stock outstanding and entitled to vote in the election of directors, is required to approve the amendment to our Certificate described herein.

For the Above Reasons the Board of Directors Recommends a Vote "FOR" This Proposal.

68    DUKE ENERGY – 2017 Proxy Statement

SHAREHOLDER PROPOSALS

Proposals 6 through 8 are proposals we received from our shareholders. If the proponents of these proposals, or their representatives, present their respective proposals at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The shareholder proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The Board of Directors recommends voting "AGAINST" each proposal.

PROPOSAL 6:     SHAREHOLDER PROPOSAL REGARDING PROVIDING AN ANNUAL REPORT ON DUKE ENERGY'S LOBBYING EXPENSES

Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri 63131-3332, owner of 45 shares of Duke Energy common stock, Trinity Health, 20555 Victor Parkway, Livonia, Michigan 48152, owner of 34,366 shares, and the Benedictine Sisters of Virginia, Saint Benedict Monastery, 9535 Linton Hall Road, Bristow, Virginia 20136-1217, owner of 1,000 shares, submitted the following proposal:

Whereas, we believe in full disclosure of our company's direct and indirect lobbying activities and expenditures to assess whether our company's lobbying is consistent with Duke Energy's expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Duke Energy Corporation ("Duke Energy") request the preparation of a report, updated annually, disclosing:

  1.
  Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

  2.
  Payments by Duke Energy used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

  3.
  Duke Energy's membership in and payments to any tax-exempt organization that writes and endorses model legislation.

  4.
  Description of management's and the Board's decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which Duke Energy is a member.

Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Duke Energy's website.

Supporting Statement

We encourage transparency and accountability in Duke Energy's use of corporate funds to influence legislation and regulation. Duke Energy spent $11.632 million in 2014 and 2015 on federal lobbying (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Duke Energy also lobbies but disclosure is uneven or absent. For example, Duke Energy spent approximately $1.78 million on lobbying in North Carolina for 2014 and 2015, and Duke Energy's lobbying in North Carolina coal ash legislation has drawn media attention ("Duke's CEO Met with NC Senate Leaders on Coal Ash," Charlotte Observer, June 9, 2016).

Duke Energy is a member of the Business Roundtable and the Edison Electric Institute, which together spent $50.91 million lobbying in 2014 and 2015. Duke Energy does not disclose its specific memberships in or payments to trade associations, or the detailed amounts used for lobbying on its website. We are concerned that our company's current lack of detailed trade association disclosure presents reputational risk.

Duke Energy also does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as being a member of the American Legislative Exchange Council (ALEC). Duke Energy's ALEC membership has attracted press scrutiny ("ALEC and Duke Energy Going after a Small N.C. Non-Profit and Church for Going Solar," PoliticusUSA, November 14, 2015). More than 100 companies have publicly left ALEC, including 3M, Ameren, BP, ConocoPhillips, PG&E and Shell.

This resolution received 34% voting support in 2016.

DUKE ENERGY – 2017 Proxy Statement    69

PROPOSAL 6:    SHAREHOLDER PROPOSAL REGARDING PROVIDING AN ANNUAL REPORT ON DUKE ENERGY'S LOBBYING EXPENSES

Opposing Statement of the Board of Directors:

Your Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

Duke Energy is committed to adhering to the highest standards of ethics in engaging in any lobbying activities. As a public utility holding company, the Corporation is highly regulated. As such, the Board of Directors believes that it is in Duke Energy's and our shareholders' best interests to participate in the political process to ensure that local, state and federal lawmakers understand and consider the interests of the Corporation, our customers, employees, shareholders, communities and other stakeholders. The Corporation does this through a government relations program and memberships in trade organizations. Duke Energy's lobbying activities and political expenditures are overseen by the Corporate Governance Committee of the Board of Directors, in accordance with the Committee's Charter as well as Duke Energy's Political Activity Policy.

Oversight over Political Activities

In 2015, Duke Energy updated its Political Activity Policy and enhanced the governance around the Corporation's lobbying activities and political expenditures. These changes were a direct result of discussions with our shareholders during our corporate governance engagements with them.

The Political Activity Policy is disclosed on the Corporate Governance page of our website at www.duke-energy.com/our-company/investors/corporate-governance/political-activity-policy. Pursuant to the Political Activity Policy as well as the Charter of the Corporate Governance Committee, also disclosed on the Corporate governance page of our website at www.duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/corporate-governance, the ultimate oversight of the Corporation's policies, practices and strategy with respect to political expenditures is the responsibility of the Corporate Governance Committee.

In addition to the oversight of the Corporate Governance Committee of the Board of Directors, the Corporation enhanced its governance of lobbying activities and political expenditures in 2015. A tiered governance process was implemented that requires increasing levels of authority within the Corporation depending on the dollar amounts of the lobbying or other political expenditure being proposed. A Political Expenditures Committee, comprised of senior executives, reviews and provides a Corporation political expenditure strategy and monitors and tracks corporate political expenditures (the "Political Expenditures Program"). The Corporate Governance Committee of the Board of Directors periodically reviews the strategy, policies and practices of the corporate Political Expenditures Program.

Duke Energy has historically made certain lobbying related information publicly available and has recently enhanced such disclosures.

The Corporation's corporate political contributions and lobbying activities are also subject to regulation by the state and federal government, including detailed disclosure requirements which are publicly available. Duke Energy is fully compliant with all federal and state laws governing corporate political contributions and lobbying activities. As a result of the feedback we received from our shareholders during the shareholder corporate governance engagement program, the Corporation has also made changes to how it reports on contributions and lobbying activities. In 2016, Duke Energy began to disclose all reported lobbying expenses, DUKEPAC contributions and corporate contributions in the aggregate by category on a semi-annual report which is posted directly on our website at www.duke-energy.com/our-company/investors/corporate-governance/political-activity-policy. Disclosing this information on one report allows the information to be more easily accessed and viewed by our shareholders. The Corporation's lobbying activities and expenditures are also discussed in our annual Sustainability Report, available at www.duke-energy.com/our-company/sustainability/reports.

Accordingly, because the Corporation is fully compliant with all federal and state regulations regarding corporate political contributions and lobbying related expenditures and disclosure and, based on shareholder engagement and feedback, has supplemented our compliance with improved governance and website disclosure, the Board of Directors believes that the additional report requested in the proposal would result in an unnecessary and unproductive use of the Corporation's resources.

For the Above Reasons the Board of Directors Recommends a Vote "AGAINST" This Proposal.

70    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 7:     SHAREHOLDER PROPOSAL REGARDING PREPARING AN ASSESSMENT OF THE IMPACTS ON DUKE ENERGY'S PORTFOLIO OF CLIMATE CHANGE CONSISTENT WITH A TWO DEGREE SCENARIO

The State of New York, State Comptroller, on behalf of the New York State Common Retirement Fund and the New York State and Local Retirement System, 59 Maiden Lane – 30th Floor, New York, New York 10038, owners of 1,699,500 shares of Duke Energy common stock, and Everence Financial, 1110 N. Main Street, Goshen, Indiana 46527, owners of 15,864 shares, submitted the following proposal:

Duke Energy
Climate Change: 2 Degree Scenario Analysis

WHEREAS:    In November 2016 the Paris Agreement entered into force and its goal of keeping global temperature rise well below 2 degrees Celsius will begin to shape national policy decisions. To meet this goal the International Energy Agency estimates that the global average carbon intensity of electricity production will need to drop by 90 percent. As long-term shareholders, we would like to understand how Duke Energy is planning for the risks and opportunities presented by global efforts to keep global temperatures within acceptable boundaries.

In June 2016, the credit rating agency Moody's indicated that they would begin to analyze carbon transition risk based on scenarios consistent with the Paris Agreement, and noted the high carbon risk exposure of the power sector.

Rapid expansion of low carbon technologies including distributed solar, battery storage, grid modernization, energy efficiency and electric vehicles provide not only challenges for utility business models but also opportunities for growth. Many large corporations are actively seeking to increase their use of renewable energy, providing a significant market opportunity for forward-thinking utilities. The International Energy Agency and the International Council on Clean Transportation forecast that electrification of transport will play a critical role in achieving the necessary greenhouse gas reductions by 2050.

Duke Energy is the 2nd largest CO2 emitter in the U.S., has not set a science-based greenhouse gas reduction goal and does not provide information on its long term strategy or plan to decarbonize in ways that are consistent with the Paris Climate Agreement or a 2 Degree Scenario. As investors, we are concerned that Duke Energy is not properly accounting for the risk of its current high investment in carbon-intensive generation and is still planning future investments in fossil fuel-based generation.

A 2 degree scenario analysis of our company's current generation and future plans will generate a more complete picture of current and future risks and opportunities than business as usual planning. By assessing the impact of a 2 degree scenario on the company's full portfolio of power generation assets and planned capital expenditures through 2040, including the financial risks associated with such scenarios, the company can better plan for future regulatory, technological and market changes.

RESOLVED:    Shareholders request that Duke Energy, with board oversight, publish an assessment (at reasonable cost and omitting proprietary information) of the long term impacts on the company's portfolio, of public policies and technological advances that are consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels.

Supporting Statement:    This report could include:

•
How Duke Energy could adjust its capital expenditure plans to align with a two degree scenario; and

•
Plans to integrate technological, regulatory and business model innovations such as electric vehicle infrastructure, distributed energy sources (storage and generation), demand response, smart grid technologies, and customer energy efficiency as well as corresponding revenue models and rate designs.

DUKE ENERGY – 2017 Proxy Statement    71

PROPOSAL 7:    SHAREHOLDER PROPOSAL REGARDING PREPARING AN ASSESSMENT OF THE IMPACTS ON DUKE ENERGY'S PORTFOLIO OF CLIMATE CHANGE CONSISTENT WITH A TWO DEGREE SCENARIO

Opposing Statement of the Board of Directors:

Your Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

Duke Energy takes seriously its responsibility to provide reliable, affordable and clean power for all of its customers and is committed to a cleaner, smarter energy future by finding new ways to improve energy efficiency and reduce air emissions. The Corporation has worked to modernize its system, and we established voluntary carbon reduction goals in 2010. Since 1999, the Corporation has invested more than $7.5 billion in environmental control equipment to lower emissions from its power plants. The Corporation's carbon dioxide emissions have decreased 28% since 2005 and our carbon intensity has decreased from 1.29 pounds per net kWh in 2005 to 0.99 pounds per net kWh in 2015. Although we are the largest utility in the nation, we rank fifty-fifth in carbon intensity at 1120 pounds per MWh according to M.J. Bradley & Associate's 2016 report, Benchmarking Air Emissions of the 100 Largest Electric Power Producers in the United States.

We have announced plans to retire more than 1,800 megawatts of coal generation and invest $4 billion in new, efficient natural gas facilities by 2020. The Corporation has also made substantial investments in renewable energy, the research and development of battery storage and has introduced a solar rebate program for certain customers in its South Carolina service territory. Since 2007, the Corporation has invested almost $5 billion to grow its wind and solar power businesses and owns and operates about 2,800 megawatts of renewable generation in more than a dozen states throughout the United States. In 2016, Duke Energy also announced plans to invest approximately $3 billion more in renewables by 2020.

Duke Energy is subject to extensive regulations at both the state and federal levels, including regulation by state and federal environmental agencies, state utility commissions, and the Federal Energy Regulatory Commission. State utility commissions have broad powers of supervision and regulation over the Corporation's regulated utilities within their state, which generally includes, among other things, supervision and regulation of their resource planning, operations, rates, and the terms and conditions of service. Duke Energy's planning process, including its environmental compliance strategy, is designed to incorporate compliance with all applicable laws and regulations while maintaining the lowest reasonable cost to consumers, as is required by the state utility commissions.

Duke Energy's robust resource planning process addresses many of the concerns contained in the proposal. To best meet its commitments to both customers and investors, the Corporation has been planning and will continue to plan for carbon constraints in the near and long term. Using a scenario planning approach which is disclosed in our Integrated Resource Plans ("IRPs") that are filed with and disclosed on the websites of the state utility commissions for the states in which we serve, the Corporation evaluates its generation needs and the infrastructure required to meet forecasted customer electricity demand based on multiple variables and varying potential stringencies of future carbon requirements.

Finally, much of the information requested for inclusion in the report is already available in the Corporation's public disclosures. In addition to the disclosures in the Corporation's periodic reports filed with the SEC and in the IRPs discussed above, the Corporation's annual Sustainability Report includes data on emissions and actions being undertaken to address those emissions. The Corporation also regularly engages with environmental stakeholders covering a range of topics – including regulatory and policy issues, energy efficiency, and emissions. In fact, in 2016, after engaging in discussions with some of the Corporation's shareholders regarding providing additional information on Duke Energy's forecasting process, the Corporation added additional information to the Sustainability Report in the article "Planning for the Future" located online which explains how Duke Energy approaches planning for the future, the actions Duke Energy is taking today to prepare for the type of changes highlighted in the proposal and links to the IRPs for more detailed information.

In summary, the Board of Directors does not believe it is in the best interests of the Corporation or its shareholders to prepare such a report at this time due to Duke Energy's efforts relating to carbon dioxide emissions reduction, its resource planning process which considers varying stringencies of future carbon constraints, and the Corporation's extensive disclosure included in various public reports of emissions data, emission reduction results, investments, and significant policy engagement. Developing a separate report as requested in the proposal would be an inefficient use of Corporation resources and will not add value to the Corporation's current efforts in this area.

For the Above Reasons the Board of Directors Recommends a Vote "AGAINST" This Proposal.

72    DUKE ENERGY – 2017 Proxy Statement

PROPOSAL 8:     SHAREHOLDER PROPOSAL REGARDING PROVIDING A REPORT ON THE PUBLIC HEALTH RISK OF DUKE ENERGY'S COAL USE

As You Sow, on behalf of Andrew Behar, 1611 Telegraph Avenue, Suite 1450, Oakland, California 94612, owner of 50 shares of Duke Energy common stock, and Daughters of Charity, Inc., 2039 North Geyer Road, St. Louis, Missouri 63131, owners of 40 shares, submitted the following proposal:

REPORT ON PUBLIC HEALTH RISK FROM DUKE'S COAL USE

WHEREAS:

The use of coal produces well-established harms to public health including water contamination, poor air quality, and climate change:

•
Water contamination.  Coal burning results in coal waste -also called coal ash- which is laced with heavy metals such as arsenic, and which can contaminate water and raise cancer risk with long term exposure. Duke Energy had two high profile coal ash spills since 2014, at the Dan River and H.F. Lee coal plants, incurring brand damage, environmental and water impacts, and millions of dollars in clean-up costs.

•
Harm to low income communities of color.  Though the EPA and states regulate the management and disposal of coal ash, in 2016, the U.S. Civil Rights Commission criticized current regulations for disproportionately impacting low income communities of color.

•
Declining air quality.  Burning coal results in sulfur dioxide, nitrous oxide, mercury, and particulate matter. These pollutants can cause serious health problems such as respiratory illnesses, including asthma and lung diseases; heart attacks; reduced life expectancy; and increased infant mortality.

•
Climate change.  Coal burning releases carbon dioxide, which is the primary greenhouse gas driving climate change. Climate change results in many health harms and challenges from extreme temperatures, to declining air and water quality, to the spread of warm weather pests and diseases to new areas. In addition to the health impacts, climate change intensified extreme storms and flooding threaten the reliability and safety of coal ash infrastructure and increase the risk of water contamination. For example, Duke's coal ash spill at H.F. Lee coal plant occurred following flooding from Hurricane Matthew.

Despite all this, Duke remains committed to coal. As of 2013, Duke Energy burned the second highest level of coal of U.S. electric power producers, and had the highest carbon pollution emissions of any U.S. power producer. (Ceres, Benchmarking Utility Air Emissions, 2015)

RESOLVED:    Shareholders request that Duke Energy publish a report assessing the public health impacts of its coal use on rates of illness, mortality, and infant death, due to coal related air and water pollution in communities adjacent to Duke's coal operations, and provide a financial analysis of the cost to the Company of coal-related public health harms, including potential liability and reputational damage. The report should be published by 2018, at reasonable expense, and omit proprietary information.

SUPPORTING STATEMENT:

Investors request the report consider and describe:

•
The public health impacts of climate change and how Duke Energy's coal burning exacerbates them;

•
How the Company's coal operations, including its coal ash disposal, impacts the public health of low income communities of color, as per the report of the U.S. Civil Rights Commission.

Opposing Statement of the Board of Directors:

Your Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

Duke Energy is committed to finding new ways to confront our industry's biggest challenges, including greenhouse gas emissions and other issues associated with the use of coal as a fuel source for electric generation. The risks associated with these issues are examined by our Board of Directors and management on a regular basis. As a result, Duke Energy has been investing in new technologies, modernizing its generation fleet to transition to cleaner, more efficient energy sources, expanding the use of energy efficiency and developing plans to close its coal ash basins. The Corporation also regularly reports on these items in a number of public disclosures.

The Corporation has invested more than $7.5 billion in environmental control equipment to lower emissions from its power plants since 1999 and has decreased carbon dioxide emissions by 28%, sulfur dioxide emissions by 86% and nitrogen oxide emissions by 65% since 2005. The Corporation has also announced plans to retire more than 1,800 megawatts of coal generation and invest $4 billion in new, efficient natural gas facilities by 2020. In addition to its investments to modernize its generation fleet to reduce emissions, the Corporation has also made substantial investments in renewable energy, including investing almost $5 billion to grow its wind and solar power businesses with plans to invest approximately $3 billion more in renewables by 2020. The Corporation has also become a leader in the utility industry on

DUKE ENERGY – 2017 Proxy Statement    73

PROPOSAL 8:    SHAREHOLDER PROPOSAL REGARDING PROVIDING A REPORT ON THE PUBLIC HEALTH RISK OF DUKE ENERGY'S COAL USE

ash management and has publicly disclosed its plans to close all of its ash basins in North Carolina by 2029.

Duke Energy has reported the metrics and the associated risks related to its coal plants and carbon emissions in the annual Sustainability Report. A link to the Sustainability Report is provided on Duke Energy's website at www.duke-energy.com/our-company/sustainability/reports. Duke Energy also discloses its material risks, including those related to climate change and the environment, in its Annual Report on Form 10-K filed with the SEC and provided to shareholders every year. Our Investor Response to the Carbon Disclosure Project, also posted on Duke Energy's website at www.duke-energy.com/our-company/environment/global-climate-change/carbon-disclosure-project, discloses in detail how the Board of Directors and management review the risks related to carbon emissions, climate change and other environmental, health and safety issues. It also discusses the financial implications of those risks and the actions the Corporation is taking to manage the associated risks, such as increasing wind and solar power and instituting various energy efficiency programs. Finally, Duke Energy also includes a great deal of additional information on its use of coal, ash management, renewables and all of its environmental compliance plans on its website on the Environment section, located at www.duke-energy.com/our-company/environment, and Sustainability section, located at www.duke-energy.com/our-company/sustainability.

Because of Duke Energy's extensive public disclosures that already exist, including on the risks associated with the Corporation's use of coal, the Board of Directors believes that preparation of the proponent's requested report would be duplicative and an unnecessary waste of the Corporation's resources.

For the Above Reasons the Board of Directors Recommends a Vote "AGAINST" This Proposal.

74    DUKE ENERGY – 2017 Proxy Statement

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How can I participate in the Annual Meeting?

To enable more shareholders to participate in this year's Annual Meeting, it will be held exclusively online via live webcast. Shareholders of record as of the close of business on March 6, 2017, are entitled to participate in, vote at and submit questions in writing during the Annual Meeting by visiting duke-energy.onlineshareholdermeeting.com. To participate in the online Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card and on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time. Online check-in will begin at 12:00 p.m. Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by telephone toll-free at 1.888.256.9124, conference number 4228233.

What is the pre-meeting forum and how can I access it?

One of the benefits of the online Annual Meeting format is that it allows us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.proxyvote.com. On our pre-meeting forum, you can submit questions in writing in advance of the Annual Meeting, and also access copies of our proxy materials. Through the use of the pre-meeting forum, we will now be able to respond to more questions than we were able to respond to at previous meetings.

Why are you holding the Annual Meeting online?

Moving to an online Annual Meeting will provide easy access for shareholders and facilitate greater participation because shareholders can participate in from any location around the world. All of our shareholders will now be able to participate in the Annual Meeting online without prohibitive cost or inconvenience and submit questions in writing by visiting duke-energy.onlineshareholdermeeting.com.

What if I have difficulties accessing the pre-meeting forum or locating my 16-digit control number prior to the day of the Annual Meeting on May 4, 2017?

Prior to the day of the Annual Meeting on May 4, 2017, if you need assistance with your 16-digit control number and you hold your shares in your own name, please call toll-free 1.866.232.3037 in the United States, or 1.720.358.3640 if calling from outside the United States. If you hold your shares in the name of a bank or brokerage firm, you will need to contact your bank or brokerage firm for assistance with your 16-digit control number.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the webcast of the Annual Meeting?

If you encounter any difficulties accessing the webcast of the Annual Meeting during the check-in or during the Annual Meeting itself, including any difficulties with your 16-digit control number, please call toll-free 1.855.449.0991 in the United States, or 1.720.378.5962 if calling from outside the United States, for assistance. Technicians will be ready to assist you beginning at 11:30 a.m. Eastern Time with any difficulties.

On what am I voting?

More information

PROPOSAL 1	Election of directors	Page 11
PROPOSAL 2	Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2017	Page 36
PROPOSAL 3	Advisory vote to approve Duke Energy Corporation's named executive officer compensation	Page 38
PROPOSAL 4	Advisory vote on the frequency of the vote on executive compensation	Page 67
PROPOSAL 5	Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority requirements	Page 68
PROPOSAL 6	Shareholder proposal regarding providing an annual report on Duke Energy's lobbying expenses	Page 69
PROPOSAL 7	Shareholder proposal regarding preparing an assessment of the impacts on Duke Energy's portfolio of climate change consistent with a two degree scenario	Page 71
PROPOSAL 8	Shareholder proposal regarding providing a report on the public health risks of Duke Energy's coal use	Page 73

DUKE ENERGY – 2017 Proxy Statement    75

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

Holders of Duke Energy's common stock as of the close of business on the record date, March 6, 2017. Each share of Duke Energy common stock has one vote.

How do I vote?

By Proxy – Before the Annual Meeting, you can give a proxy to vote your shares of Duke Energy common stock in one of the following ways:

By internet	By telephone	By mailing your proxy card

Visit 24/7 www.proxyvote.com	Call toll-free 24/7 1.800.690.6903 or by calling the number provided by your broker, bank or other nominee if your shares are not registered in your name	Cast your vote, sign your proxy card and send free of postage

The telephone and online voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or online, please follow the instructions that are included on your notice.

If you mail us your properly completed and signed proxy card or vote by telephone or online, your shares of Duke Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•
"FOR" the election of all nominees for director;

•
"FOR" the ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2017;

•
"FOR" the advisory vote to approve Duke Energy Corporation's named executive officer compensation;

•
For the option of "1 YEAR" on the advisory vote on the frequency of the vote on executive compensation;

•
"FOR" the Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority requirements;

•
"AGAINST" the shareholder proposal regarding providing an annual report on Duke Energy's lobbying expenses;

•
"AGAINST" the shareholder proposal regarding preparing an assessment of the impacts on Duke Energy's portfolio of climate change consistent with a two degree scenario; and

•
"AGAINST" the shareholder proposal regarding providing a report on the public health risks of Duke Energy's coal use.

We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.

You may cast your ballot online up until 11:59 p.m. Eastern Time on May 3, 2017, at www.proxyvote.com.

Remotely – You may participate in the Annual Meeting online via live webcast and cast your vote online during the Annual Meeting prior to the closing of the polls by visiting duke-energy.onlineshareholdermeeting.com.

May I change or revoke my vote?

Yes. You may change your vote or revoke your proxy at any time prior to the Annual Meeting by:

•
notifying Duke Energy's Corporate Secretary in writing that you are revoking your proxy;

•
providing another signed proxy that is dated after the proxy you wish to revoke;

•
using the telephone or online voting procedures; or

•
participating in the Annual Meeting online via live webcast and voting online during the Annual Meeting prior to the closing of the polls.

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FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote online during the Annual Meeting prior to the closing of the polls.

Brokerage firms generally have the authority to vote their customers' unvoted shares on certain "routine" matters. If your shares are held in the name of a broker, bank or other nominee, such nominee can vote your shares for the ratification of Deloitte as Duke Energy's independent registered public accounting firm for 2017 if you do not timely provide your proxy because this matter is considered "routine" under the applicable rules. However, no other items are considered "routine" and may not be voted by your broker without your instruction.

If I am a participant in the Duke Energy Retirement Savings Plan, how do I vote shares held in my plan account?

If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee, Fidelity Management Trust Company, by submitting your proxy card for those shares of Duke Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Duke Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants' voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you must deliver your instructions no later than May 1, 2017, at 11:59 p.m. Eastern Time.

What constitutes a quorum?

As of the record date on March 6, 2017, [    •    ] shares of Duke Energy common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must participate remotely via webcast or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or online, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" is not, however, counted as present and entitled to vote for purposes of voting on individual proposals other than ratification of Deloitte as Duke Energy's independent registered public accounting firm and the amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority requirements. A broker "non-vote" occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE listing standards, does not have discretionary authority to vote on a matter.

Who conducts the proxy solicitation and how much will it cost?

Duke Energy is requesting your proxy for the Annual Meeting and will pay all the costs of requesting shareholder proxies. We have hired Georgeson Inc. to help us send out the proxy materials and request proxies. Georgeson's base fee for these services is $21,000, plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, fax or online. We can use directors, officers and other employees of Duke Energy to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy common stock.

DUKE ENERGY – 2017 Proxy Statement    77

OTHER INFORMATION

Discretionary Voting Authority

As of the date this proxy statement went to press, Duke Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Duke Energy's directors and executive officers, and any persons owning more than 10% of Duke Energy's equity securities, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to such equity securities of Duke Energy. We prepare and file these reports on behalf of our directors and executive officers. Two transactions by Mr. Jamil, each to be filed on a separate Form 4, were filed after their due dates. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied in a timely manner.

Related Person Transactions

Related Person Transaction Policy. The Corporate Governance Committee adopted a Related Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of "related person transactions." For purposes of our policy only, a "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A "related person" is any executive officer, director or beneficial owner of more than five percent of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction (including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation), our management must present information regarding the related person transaction to our Corporate Governance Committee (or, if Corporate Governance Committee approval would be inappropriate, to the Board of Directors) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will, on an annual basis, collect information from each director, executive officer and (to the extent feasible) significant shareholders to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our codes of business conduct and ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Corporate Governance Committee (or Board of Directors) will take into account the relevant available facts and circumstances including but not limited to:

•
the risks, costs and benefits to us;

•
the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Corporate Governance Committee (or Board of Directors) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our Corporate Governance Committee (or Board of Directors) determines in the good faith exercise of its judgment.

For Mr. Webster, the Board considered a relationship between the Corporation and PriceWaterhouseCoopers ("PwC"), a firm that provides professional tax and other services from time to time to the Corporation and at which Mr. Webster's brother-in-law is a partner. In 2016, the Corporation paid approximately $13 million to PwC for tax, merger integration services in connection with the acquisition of Piedmont Natural Gas and the sale of the Corporation's international business, and various other services. The Board determined that Mr. Webster had no material interest in the transactions between the Corporation and PwC and that the transactions were in the best interests of the shareholders of the Corporation

78    DUKE ENERGY – 2017 Proxy Statement

OTHER INFORMATION

as they have been entered into in the ordinary course of business on terms that were negotiated at an arm's length basis for services that are not provided by many other firms. The Board approved the transactions and the relationship with PwC was deemed by the Board not to impair Mr. Webster's independence.

Proposals and Business by Shareholders

If you wish to submit a proposal for inclusion in the proxy statement for our 2018 Annual Meeting, we must receive it by November 22, 2017.

In addition, if you wish to introduce business at our 2018 Annual Meeting (besides that in the Notice), you must send us written notice of the matter. Your written notice must comply with the requirements of the Corporation's By-Laws, and we must receive it no earlier than January 4, 2018, and no later than February 2, 2018. The individuals named as proxy holders for our 2018 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or written notice should be mailed to our Corporate Secretary at the following address: Ms. Julia S. Janson, Executive Vice President, Chief Legal Officer and Corporate Secretary, Duke Energy Corporation, DEC 48H, P.O. Box 1414, Charlotte, NC 28201-1414.

Householding Information

Duke Energy has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings or InvestorDirect Choice Plan statement mailings in any way.

If you have previously consented, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone toll-free at 1.800.488.3853, by internet at www.duke-energy.com/contactIR or by mail at P.O. Box 1005, Charlotte, NC 28201-1005, that you wish to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of the annual report and proxy statement upon receipt of such request.

A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

Electronic Delivery of the Annual Report and Proxy Materials

If you received a paper version of this year's proxy materials, please consider signing up for electronic delivery of next year's materials. Electronic delivery significantly reduces Duke Energy's printing and postage costs and also reduces our consumption of natural resources. You will be notified immediately by email when next year's annual report and proxy materials are available. Electronic delivery also makes it more convenient for shareholders to cast their votes on issues that affect Duke Energy.

In order to enroll for electronic delivery, go to www.icsdelivery.com/duk and follow the instructions. If you elect to receive your Duke Energy materials via the internet, you can still request paper copies by contacting Investor Relations by telephone toll-free at 1.800.488.3853 or at www.duke-energy.com/investors/contactIR.

DUKE ENERGY – 2017 Proxy Statement    79

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DUKE ENERGY CORPORATION

DUKE ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the corporation is Duke Energy Corporation.    The name under which the corporation was originally incorporated was Deer Holding Corp. The name of the corporation was changed to Duke Energy Holding Corp. on June 21, 2005. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 3, 2005.

2.       This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and by the approval of the stockholders of the Corporation in accordance with Section 211 of the DGCL, restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Amended and Restated Certificate of Incorporation (hereinafter, this "Certificate of Incorporation") reads as follows:

ARTICLE FIRST

Name

The name of the corporation is Duke Energy Corporation.

ARTICLE SECOND

Registered Office

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOURTH

Capital Stock

(a)       The aggregate number of shares of stock that the Corporation shall have authority to issue is two billion forty-four million (2,044,000,000) shares, consisting of two billion (2,000,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and forty-four million (44,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

(b)      The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of Preferred Stock to the full extent now or hereafter permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

(c)       Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

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APPENDIX A

(d)      In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any class or series of the Preferred Stock, the net assets of the Corporation available for distribution to stockholders of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests. If the assets of the Corporation are not sufficient to pay the amounts, if any, owing to holders of shares of Preferred Stock in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the class or series of Preferred Stock. Neither the merger or consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph, except to the extent specifically provided in any certificate of designation for any class or series of Preferred Stock. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

(e)       Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any class or series of Preferred Stock, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of stockholders.

(f)        Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Common Stock shall vote together as a class, and every holder of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in such holder's name on the books of the Corporation; provided, however, that, except as otherwise required by law, or unless provided in any certificate of designation for any class or series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to applicable law. Subject to the rights of the holders of any class or series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation and no stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE FIFTH

Board of Directors

(a)       The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)      Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall not be less than nine (9) nor more than eighteen (18), as may be fixed from time to time by the Board of Directors.

(c)       A director may be removed from office with or without cause; provided, however, that, subject to applicable law, any director elected by the holders of any series of Preferred Stock may be removed without cause only by the holders of a majority of the shares of such series of Preferred Stock.

(d)      Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e)       Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the directors shall be elected by the holders of voting stock and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(f)        Election of directors need not be by written ballot unless the By-Laws so provide.

(g)       In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject,

DUKE ENERGY – 2017 Proxy Statement    81

APPENDIX A

nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SIXTH

Action by Stockholders; Books of the Corporation

(a)       Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

(b)      Written Consent.    Certain actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the holders of common stock of the Corporation (a "Consent"), but only if such action is taken in accordance with the provisions of this Article Sixth, the Corporation's By-laws and applicable law.

  (i)
  Record Date.    The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article Sixth. Any holder of common stock of the Corporation seeking to have the stockholders authorize or take corporate action by Consent shall, by written request addressed to the secretary of the Corporation and delivered to the Corporation's principal executive offices and signed by holders of record at the time such request is delivered representing at least 20 percent (20%) of the outstanding shares of common stock of the Corporation, request that a record date be fixed for such purpose. The written request must contain the information set forth in paragraph (b)(ii) of this Article Sixth. Following delivery of the request, the Board of Directors shall, by the later of (x) 20 days after delivery of a valid request to set a record date and (y) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by Consent under paragraph (b)(iii) of this Article Sixth, determine the validity of the request and whether the request relates to an action that may be taken by Consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with the second and third sentences of this paragraph (b)(i) has been delivered to the secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed Consent relating to the action taken or proposed to be taken by Consent is delivered to the Corporation in the manner described in paragraph (b)(vi) of this Article Sixth; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

  (ii)
  Request Requirements.    Any request required by paragraph (b)(i) of this Article Sixth (a) must be delivered by the holders of record of at least 20% of the outstanding shares of common stock of the, who shall not revoke such request and who shall continue to own not less than 20% of the outstanding shares of common stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action; (b) must contain an agreement to solicit Consents in accordance with paragraph (b)(iv) of this Article Sixth, (c) must describe the action proposed to be taken by written consent of stockholders and (d) must contain (1) such information and representations, to the extent applicable, then required by Section 2.03(b) of the Corporation's By-laws as though such stockholder was intending to propose an amendment to the Corporation's Restated Certificate of Incorporation or By-laws or other business to be brought before a meeting of stockholders and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by Consent) and (e) must include documentary evidence that the requesting stockholder(s) own in the aggregate not less than 20% of the outstanding shares of common stock of the Corporation as of the date of such written request to the secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing at least 20% of the outstanding shares of common stock of the Corporation, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the secretary within ten business days after the date on which the request is delivered to the secretary) that the beneficial owners on whose behalf the request is made beneficially own at least 20% of the outstanding shares of common stock of the Corporation as of the date on which such request is delivered to the secretary. If the action proposes to elect directors by written consent, the written request for a record date must also contain the information required by Section 3.03 of the Corporation's By-laws. The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation. Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the secretary of the Corporation at the Corporation's principal executive offices. Any disposition by a requesting stockholder of any shares of common stock of the Corporation (or of

82    DUKE ENERGY – 2017 Proxy Statement

APPENDIX A

    beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) after the date of the request, shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder and the applicable beneficial owner shall certify to the secretary of the Corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than 20% of the outstanding shares of common stock of the Corporation, the Board of Directors, in its discretion, may cancel the action by written consent.

  (iii)
  Actions Which May Be Taken by Written Consent.    Stockholders are not entitled to act by Consent if (a) the record date request does not comply with this Article Sixth or the Corporation's By-Laws; (b) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (c) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (d) an identical or substantially similar item of business (as determined by the Board of Directors of the Corporation in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders, (a "Similar Item")), was presented at a meeting of stockholders held not more than 12 months before the request is received by the secretary of the Corporation; (e) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request is received by the secretary of the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a "Similar Item" with respect to all items of business involving the election or removal of directors), (f) a Similar Item is included in the Corporation's notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held within 90 days after the request is received by the secretary of the Corporation; or (g) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. For purposes of this paragraph (b)(iii), the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

  (iv)
  Manner of Consent Solicitation.    Holders of common stock of the Corporation may take action by written consent only if Consents are solicited from all holders of common stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

  (v)
  Date of Consent.    Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who manually signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (b)(vi) of this Article Sixth and not later than 120 days after the record date, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

  (vi)
  Delivery of Consents.    No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The secretary of the Corporation shall provide for the safe-keeping of such Consents and any related revocations and shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspectors ("Inspectors") with respect to such Consents. The Inspectors shall promptly conduct a ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of the Corporation deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Inspectors shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Inspectors of the Corporation may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

  (vii)
  Effectiveness of Consent.    No action may be taken by the stockholders by Consent except in accordance with this Article Sixth. If the Board of Directors shall determine that any request to fix a record date was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article Sixth, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article Sixth, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Inspectors certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (vi) of this Article Sixth,

DUKE ENERGY – 2017 Proxy Statement    83

APPENDIX A

    represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation.

  (viii)
  Challenge to Validity of Consent.    Nothing contained in this Article Sixth shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

  (ix)
  Board-solicited Stockholder Action by Written Consent.    Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article Sixth shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

ARTICLE SEVENTH

Amendment of Certificate of Incorporation

The Corporation reserves the right to supplement, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, this ARTICLE SEVENTH and sections (b) and (d) of ARTICLE FIFTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least ~~80%~~ 51% of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE EIGHTH

Amendment of By-Laws

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter or amend the By-Laws of the Corporation. No By-Laws may be adopted, repealed, altered or amended in any manner that would be inconsistent with this Amended and Restated Certificate of Incorporation (as it may be adopted, repealed, altered or amended from time to time in accordance with ARTICLE SEVENTH).

ARTICLE NINTH

Limitation of Liability

Except to the extent elimination or limitation of liability is not permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE TENTH

Liability of Stockholders

The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts, and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

ARTICLE ELEVENTH

Effectiveness

This Amended and Restated Certificate of Incorporation is to become effective at [    •    ].

84    DUKE ENERGY – 2017 Proxy Statement

APPENDIX B

Towers Watson Energy Services Executive Compensation Database

AES Corporation
AGL Resources
ALLETE
Alliant Energy
Ameren
American Electric Power
Areva
ATC Management
Atmos Energy
Avista
Babcock & Wilcox
Berkshire Hathaway Energy
Black Hills
Boardwalk Pipeline Partners
California Independent
    System Operator
Calpine
CenterPoint Energy
Centrus Energy Corporation
CH Energy Group
Cheniere Energy
City of Austin
Cleco
CMS Energy
Colorado Springs Utilities
Consolidated Edison
CPS Energy
Direct Energy
Dominion Resources	DTE Energy
Edison International
El Paso Electric
ElectriCities of North Carolina
Enable Midstream Partners
Energen
Energy Future Holdings
Energy Northwest
Energy Solutions
Energy Transfer Partners
ENGIE Energy North America
EnLink Midstream
Entergy
EQT Corporation
ERCOT
Exelon
First Solar
FirstEnergy
Great River Energy
Hawaii Gas
Iberdrola Renewables
Iberdrola USA
Idaho Power
Indianapolis Power &
    Light Company
ISO New England
ITC Holdings
JEA
Kinder Morgan	LG&E and KU Energy
MDU Resources
Midwest Independent
    Transmission System Operator
Monroe Energy LLC
NCEMC
New York Independent
    System Operator
New York Power Authority
NextEra Energy, Inc.
NiSource
North American Electric
    Reliability Corporation
NorthWestern Energy
NOVA Chemicals
NRG Energy
NW Natural
OGE Energy
Oglethorpe Power
Old Dominion Electric
Omaha Public Power
Oncor Electric Delivery
ONE Gas
Otter Tail
Pacific Gas & Electric
Peoples Natural Gas
Pinnacle West Capital
PJM Interconnection
Platte River Power Authority
PNM Resources
Portland General Electric	PPL
Public Service Enterprise Group
Puget Sound Energy
Questar
Salt River Project
Santee Cooper
SCANA
Sempra Energy
Sharyland Utilities
Southern Company Services
Southwest Gas
Spectra Energy
STP Nuclear Operating
TECO Energy
Tennessee Valley Authority
Texas Reliability Entity, Inc.
TransCanada
UGI
UIL Holdings
Unitil
UNS Energy
URENCO USA
Vectren
Westar Energy
Williams Companies
Wisconsin Energy
Wolf Creek Nuclear
Xcel Energy

DUKE ENERGY – 2017 Proxy Statement    85

APPENDIX C

Towers Watson General Industry Executive Compensation Database

3M
ABB (Asea Brown Boveri)
ACE Limited
AES Corporation
AFLAC
AbbVie
Accenture
Agrium
Air Liquide
Alcoa
Allstate
Altria Group
American Electric Power
American Express
Amgen
Anadarko Petroleum
Apache
Arrow Electronics
Ascension Health
AstraZeneca
Automatic Data Processing
Avnet
BAE Systems
Bank of Montreal
Barclays
Baxter
Best Buy
Bill & Melinda Gates Foundation
Bristol-Myers Squibb
CBS
CDW	CHS
CNH Industrial
CSC
CSX
Capital One Financial
CarMax
Carnival
Centene
CenturyLink
Chesapeake Energy
Chevron Phillips Chemical
Cigna
Cisco Systems
Coca-Cola
Colgate-Palmolive
Compass
ConAgra Foods
Consolidated Edison
DIRECTV Group
DTE Energy
Danaher
Delta Air Lines
Devon Energy
Dignity Health
Dominion Resources
DuPont
EMC
Eaton
Ecolab
Edison International
Eli Lilly	Emerson Electric
EnLink Midstream
Entergy
Ericsson
Exelon
FedEx
FirstEnergy
Freeport-McMoRan
Fujitsu
Gap
General Dynamics
General Mills
Gilead Sciences
GlaxoSmithKline
Goodyear Tire & Rubber
HCA Healthcare
Hartford Financial Services Group
HollyFrontier Corporation
Honeywell
Independence Blue Cross
Indianapolis Power & Light
    Company
Ingersoll Rand
International Paper
J.C. Penney Company
Jabil Circuit
Jacobs Engineering
Johnson Controls
Kellogg
Kimberly-Clark
L-3 Communications	Lear
Liberty Global
Lincoln Financial
Lockheed Martin
Loews
LyondellBasell
Marriott International
Marsh & McLennan
Massachusetts Mutual
Medtronic
Merck & Co
Micron Technology
Mondelez
Monsanto
NRG Energy
NextEra Energy Inc.
Nike
Nokia
Nordstrom
Northrop Grumman
Occidental Petroleum
Office Depot
PBF Holding Company
Pacific Gas & Electric
Parker Hannifin
PayPal
Praxair
Primark
Progressive
Providence Health & Services

86    DUKE ENERGY – 2017 Proxy Statement

VOTE BY INTERNET Before The Annual Meeting of Shareholders ("Annual Meeting") - Go to www.proxyvote.com Use the internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create a voting instruction form. DUKE ENERGY CORPORATION 550 SOUTH TRYON STREET CHARLOTTE, NC 28202 During The Annual Meeting - Go to duke-energy.onlineshareholdermeeting.com You may participate in the Annual Meeting online via live webcast and cast your vote online during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1.800.690.6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18827-P86005 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DUKE ENERGY CORPORATION The Board of Directors recommends a vote "FOR" Director nominees. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of directors: Nominees: 01) 02) 03) 04) 05) 06) 07) Michael J. Angelakis Michael G. Browning Theodore F. Craver, Jr. Daniel R. DiMicco John H. Forsgren Lynn J. Good John T. Herron 08) 09) 10) 11) 12) 13) 14) James B. Hyler, Jr. William E. Kennard E. Marie McKee Charles W. Moorman IV Carlos A. Saladrigas Thomas E. Skains William E. Webster, Jr. The Board of Directors recommends a vote "FOR" Proposal 5. For Against Abstain 5. Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority voting requirements ! ! ! The Board of Directors recommends a vote "FOR" Proposals 2 and 3. The Board of Directors recommends a vote "AGAINST" Proposals 6, 7 and 8. For Against Abstain 2. Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2017 Advisory vote to approve Duke Energy Corporation's named executive officer compensation 6. Shareholder proposal regarding providing an annual report on Duke Energy's lobbying expenses Shareholder proposal regarding preparing an assessment of the impacts on Duke Energy's portfolio of climate change consistent with a two degree scenario Shareholder proposal regarding providing a report on the public health risks of Duke Energy's coal use ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 7. 3. 8. The Board of Directors recommends you vote for "1 YEAR" on the following proposal. 1 Year ! 2 Years ! 3 Years ! Abstain ! 4. Advisory vote on the frequency of the vote on executive compensation ! I have provided written comments on the back of this card. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E18828-P86005 DUKE ENERGY CORPORATION Annual Meeting of Shareholders May 4, 2017, at 12:30 p.m. Eastern Time PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Lynn J. Good, Steven K. Young and Julia S. Janson, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of Duke Energy Corporation (the "Corporation") of the undersigned at the Annual Meeting of Shareholders ("Annual Meeting") to be held exclusively online via live webcast, on May 4, 2017, and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote "FOR" the election of all director nominees under Proposal 1, "FOR" Proposals 2, 3 and 5, for "1 YEAR" on Proposal 4, "AGAINST" Proposals 6, 7 and 8, and at their discretion, on any other matter that may come before the meeting. Phone and online voting cutoff is 11:59 p.m. Eastern Time on May 3, 2017, except as described below. This instruction and proxy card is also solicited by the Board of Directors of the Corporation for use at the Annual Meeting on May 4, 2017, by persons who participate in the Duke Energy Retirement Savings (the "Plan"). Phone and online voting cutoff for participants in the Plan is 11:59 p.m. Eastern Time on May 1, 2017. By signing this instruction and proxy card or by voting by phone or online, the undersigned hereby directs Fidelity Management Trust Company, as Trustee for the Plan to vote, as designated herein, all shares of Corporation common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the Plan at the Annual Meeting of the Corporation to be held on May 4, 2017, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the meeting and any and all adjournments thereof. If no directions are given, the shares of Corporation common stock allocated to the undersigned's account will be voted by the Trustee in the same proportion as shares held by the Plan for which the Trustee has received voting directions from other participants in the Plan, unless the Trustee determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974, as amended. (If you noted any comments above, please mark corresponding box on the reverse side.) V.1.2 Comments: